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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Res-Care, Inc.
(Name of Registrant as Specified In Its Charter)
Not Available
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: common stock, no par value
	(2)	Aggregate number of securities to which transaction applies: 25,715,653
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$13.25, which is the per Share offer price in the share exchange.
	(4)	Proposed maximum aggregate value of transaction: $340,732,402
	(5)	Total fee paid: $24,294.22
☐	Fee paid previously with preliminary materials.
☒
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid: $24,294.22
	(2)	Form, Schedule or Registration Statement No.: Schedule TO-T
	(3)	Filing Party: Onex Rescare Acquisition, LLC
	(4)	Date Filed: October 7, 2010

Res-Care, Inc.
9901 Linn Station Road
Louisville, Kentucky 40223

November [30], 2010

To Our Shareholders:

        A special meeting of the shareholders of Res-Care, Inc. ("ResCare" or the "Company") will be held on December 17, 2010. Shareholders will be voting on a proposal to approve an Agreement and Plan of Share Exchange, dated September 6, 2010 (the "Share Exchange Agreement") between ResCare and Onex Rescare Acquisition, LLC ("Purchaser"), an affiliate of Onex Corporation. The Share Exchange Agreement provides for a statutory share exchange, which will be the second and final step in Purchaser's acquisition of all of the issued and outstanding common shares of ResCare not owned by Purchaser and its affiliates for a purchase price of $13.25 per share in cash.

        On November [    ], 2010, Purchaser completed the first step of the acquisition, a cash tender offer. Purchaser purchased [            ] common shares in the tender offer for $13.25 per share in cash, including approximately [            ] shares subject to guaranteed delivery, or approximately [            ]% of the issued and outstanding ResCare common shares not already owned by Purchaser and its affiliates (the "Purchaser Group"). After the tender offer, the Purchaser Group owns approximately [            ]% of ResCare's outstanding common shares.

        The share exchange is intended to enable Purchaser to complete the acquisition of any shares not acquired by Purchaser in the tender offer. In the share exchange, each of the ResCare common shares (other than shares held by the Purchaser Group, ResCare's officers who have agreed to "roll over" their shares into equity of Purchaser, and any shareholders who are entitled to and have properly exercised dissenters' rights under Kentucky law) will be converted into the right to receive $13.25 in cash, without interest, all as more fully set forth and described in the accompanying proxy statement and the Share Exchange Agreement, a copy of which is attached as Annex A to the proxy statement. As a result of the share exchange, the Purchaser will own all of ResCare's equity. Each of ResCare's executive officers has agreed to exchange his ResCare common shares for equity of Purchaser in lieu of tendering his shares in the tender offer or converting his shares in the share exchange.

        Approval of the Share Exchange Agreement requires the affirmative vote of both a majority of the outstanding ResCare common shares and a majority of the outstanding shares of ResCare Series A Preferred Stock. The Series A Preferred Stock is held by affiliates of the Purchaser. As a result of the completion of the tender offer, Purchaser and its affiliates own and have the right to vote a sufficient number of common shares and preferred shares such that approval of the Share Exchange Agreement at the special meeting is assured without regard to the vote of any other shareholder.

        The accompanying proxy statement provides you with information about the share exchange and the special meeting. Please read the proxy statement and its Annexes carefully.

                      Sincerely,

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Res-Care, Inc.
9901 Linn Station Road
Louisville, Kentucky 40223

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on December 17, 2010

        Res-Care, Inc. ("ResCare") will hold a special meeting of shareholders at its headquarters, 9901 Linn Station Road, 7th Floor, Louisville, Kentucky 40223 at [10:00 a.m.], local time, on Friday, December 17, 2010, for the following purposes:

        1.     To consider and vote upon a proposal to approve the Agreement and Plan of Share Exchange, dated September 6, 2010 (the "Share Exchange Agreement"), between ResCare and Onex Rescare Acquisition, LLC ("Purchaser"), pursuant to which each outstanding share of ResCare common stock (other than shares held by the Purchaser, affiliates of Purchaser, officers of ResCare who have agreed to exchange their shares for equity of Purchaser and any shareholders who properly exercised dissenters' rights under Kentucky law), will be converted into the right to receive $13.25 in cash, without interest.

        2.     To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

        As of the date of this proxy statement, ResCare's board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

        Only shareholders of record at the close of business on Monday, November 22, 2010 will be entitled to receive notice of, and to vote at, the special meeting and any and all adjournments or postponements thereof. All shareholders of record are invited to attend the special meeting in person.

        Whether or not you plan to attend the special meeting, please vote by completing, signing and dating the enclosed proxy card and returning it promptly to us in the enclosed addressed, postage prepaid envelope. If you attend the meeting, you may revoke your proxy and vote your shares in person.

        Shareholders who do not vote in favor of the approval of the Share Exchange Agreement will have the right to seek appraisal of the fair value of their shares if the share exchange is completed, but only if they comply with all procedural requirements of Kentucky law. Shareholders should read the accompanying proxy statement and Annex C thereto for a description of the statutory provisions relating to dissenters' rights.

                      By order of the Board of Directors

                      DAVID S. WASKEY, Secretary

This notice and the accompanying proxy statement are each dated November 30, 2010 and first being mailed on or about that date to shareholders of record at the close of business on November 22, 2010.

ANNEXES

Annex A—Share Exchange Agreement
Annex B—Opinion of the Financial Advisor to the Special Committee
Annex C—Subtitle 13 of the Kentucky Business Corporation Act
Annex D—Annual Report on Form 10-K for the Year Ended December 31, 2009
Annex E—Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2010

SUMMARY TERM SHEET

        The following is a brief summary of certain information contained elsewhere in this proxy statement. This summary is qualified in its entirety by reference to the more detailed information contained in this proxy statement, including the Annexes. Capitalized terms used and not defined in this summary have the meanings ascribed to them elsewhere in this proxy statement. We urge shareholders to carefully read this proxy statement and the Annexes in their entirety.

The Parties to the Share Exchange (see page [    ])

  •
  Res-Care, Inc., a Kentucky corporation, is a human services company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs, to adults who are experiencing barriers to employment and to older people who need home care assistance. At September 30, 2010, ResCare provided services to persons with special needs in 41 states, Washington, D.C., Puerto Rico and several international locations.

  •
  Onex Rescare Acquisition, LLC, which we refer to as "Purchaser," is a newly formed Delaware limited liability company and indirect wholly owned subsidiary of Onex Partners III LP, a Delaware limited partnership, the general partner of which is wholly-owned by Onex Corporation ("Onex"), an Ontario, Canada corporation. Onex is also an investor in Onex Partners III LP. Onex formed Purchaser solely for the purpose of acquiring and holding the outstanding ResCare common shares that were not already owned by Onex and its affiliates. We sometimes refer to Onex and its affiliates, including Purchaser, as the "Purchaser Group." As of the date of this proxy statement, the Purchaser Group owns approximately [    ]% of the outstanding ResCare common shares, assuming that the outstanding shares of ResCare Series A Convertible Preferred Stock (which we refer to as the "preferred shares") were converted into common shares.

The Share Exchange

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  The Share Exchange Agreement (see page [    ]).  You are being asked to vote to approve an agreement and plan of share exchange dated September 6, 2010 between ResCare and Purchaser, which we refer to as the "Share Exchange Agreement." The Share Exchange Agreement provides for Purchaser to acquire ResCare in a two-step transaction. The first step was a cash tender offer by Purchaser that was completed on November [    ], 2010. The second and final step in Purchaser's acquisition of ResCare is a statutory share exchange. In the share exchange, all outstanding common shares (other than shares held by the Purchaser Group, certain members of ResCare's management and shareholders properly exercising their dissenters' rights) would be converted into the right to receive the same $13.25 per share cash consideration as was paid to those shareholders who tendered their common shares in the tender offer. As a result of the tender offer and the share exchange, the Purchaser Group will own all of the equity in ResCare, and ResCare will cease to be a publicly traded company. We refer to the transactions contemplated by the Share Exchange Agreement, including the tender offer and the share exchange, as the "Transaction."

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  The Purchase Price (see page [    ]).  Except for the shares described in the following sentence, if the share exchange is completed, each ResCare common share will be converted into the right to receive $13.25 in cash, without interest and less any applicable withholding taxes, which we sometimes refer to as the "Purchase Price." The following common shares will not be converted in the share exchange:

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  shares held by any of our shareholders who are entitled to and who properly exercise, and do not withdraw or forfeit, dissenters' rights under Kentucky law;

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    shares owned by Purchaser, Onex, or their affiliates; and

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    shares owned by certain members of ResCare's management, which will be exchanged for equity in Purchaser based on a value of $13.25 per share, the same price paid for shares tendered in the tender offer or shares converted in the share exchange.

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  Beneficial Ownership in Purchaser by certain members of ResCare's management (see page [    ]).  Upon completion of the share exchange, certain members of ResCare's management will collectively beneficially own an approximate 2.0% interest in Purchaser as a result of their exchange of ResCare common shares for equity in Purchaser. [See "Special Factors—Interests of the Company's Directors and Executive Officers in the Share Exchange—Rollover Agreements" on page [    ] of this proxy statement.

The Special Meeting (see page [    ])

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  Matters related to the special meeting of shareholders, including the solicitation of proxies and voting, are described under "The Special Meeting" beginning on page [    ] of this proxy statement.

Going-Private Transaction (see page [    ])

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  This is a "going private" transaction. [Alternate 1: As a result of the tender offer and the proposed share exchange, ResCare's common shares will no longer be listed on the NASDAQ Global Select Market, and ResCare will cease to be a publicly traded company. Following the completion of the share exchange, ResCare's reporting obligations under the Securities Exchange Act of 1934 will be terminated following application to the SEC.] [Alternate 2: ResCare's common shares no longer meet the standards for continued listing on the NASDAQ Global Market, and in accordance with the terms of the Share Exchange Agreement, ResCare is cooperating with Purchaser and using its reasonable best efforts to take such steps as are needed to enable the delisting of ResCare's common shares on NASDAQ as promptly as practicable. The listing of ResCare's common shares on NASDAQ will be terminated in any event upon the completion of the share exchange. In addition, because ResCare's common shares are held by less than 300 persons, ResCare will apply to terminate the registration of the common shares under the Securities Exchange Act of 1934, as amended, promptly following the delisting of the shares from NASDAQ.]

Financing (see page [    ])

  •
  Purchaser estimates that the aggregate amount of funds it will need to complete the tender offer and consummate the share exchange to be approximately $336 million, plus related transaction fees and expenses. Purchaser obtained the funds to purchase the shares tendered in the tender offer from equity contributions from its affiliates. Purchaser expects to obtain third party financing to consummate the share exchange. To the extent that Purchaser cannot obtain third party financing in order to consummate the share exchange, Purchaser will obtain any remaining funds necessary from equity contributions from its affiliates.

Other Important Considerations

  •
  Recommendation of the Special Committee and Board of Directors (see page [    ]).  Based on the unanimous approval and recommendation of a special committee comprised solely of four of its independent directors, the board of directors of ResCare has unanimously (with three directors not present) (i) determined that the Share Exchange Agreement and the transactions contemplated thereby, including the tender offer and the share exchange, are advisable and in the best interests of and are fair to ResCare and its unaffiliated shareholders, (ii) approved the

    Share Exchange Agreement and the transactions contemplated thereby, including the tender offer and the share exchange, and (iii) recommended that ResCare's shareholders accept the tender offer, tender their shares into the tender offer and, to the extent required by applicable law, approve the share exchange and the Share Exchange Agreement.

  •
  Voting by ResCare's Directors and Executive Officers (see page [    ]).  Following the tender offer, the directors and executive officers of ResCare and their affiliates are entitled, as of the record date, to vote in the aggregate approximately 1.3% of the outstanding ResCare common shares. The directors and executive officers have informed ResCare that they currently intend to vote all of these common shares "FOR" the proposal to approve the Share Exchange Agreement

  •
  Interests of the Company's Directors and Executive Officers in the Share Exchange (see page [    ]).  In considering the recommendation of our board of directors, you should be aware that some of our directors and executive officers have interests in the transactions contemplated by the Share Exchange Agreement that are different from, or in addition to, your interests as a shareholder and that may present actual or potential conflicts of interest. These interests include, among others:

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  Our executive officers and certain other members of management will hold equity in Purchaser following the completion of the share exchange as described below in "Special Factors—Rollover Agreements,"

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  Upon the completion of the tender offer, the shares of restricted stock held by directors, officers and employees of ResCare became fully vested and, subject to certain tax withholding rights, will be converted into the right to receive the Purchase Price in cash upon completion of the share exchange;

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  the payments to members of the special committee of $2,500 per special committee meeting attended;

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  the continuation of indemnification rights; and

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  the continuation of directors' and officers' liability insurance coverage applicable before completion of the share exchange through the sixth anniversary of the date following the completion of the share exchange.

        Our special committee and board of directors were aware of these interests and considered them, among other matters, prior to making their determinations to recommend that ResCare's shareholders approve the Share Exchange Agreement. These and other interests of our directors and executive officers, some of which may be different than those of our shareholders generally, are more fully described, together with a more detailed description of the total cash payments our directors and executive officers will receive in connection with the share exchange, under "Special Factors—Interests of the Company's Directors and Executive Officers in the Share Exchange" beginning on page [    ] of this proxy statement.

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  Opinion of the Financial Advisor to the Special Committee (see page [    ]).

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  At the meeting of the Board of Directors on September 5, 2010, representatives of Goldman Sachs & Co. delivered its oral opinion, subsequently confirmed in writing, to the special committee, that as of September 6, 2010 and based upon and subject to the factors and assumptions set forth in the written opinion, the $13.25 per share in cash to be paid to the holders (other than Purchaser, its affiliates and members of ResCare's management who agreed to exchange their shares for equity in Purchaser) of outstanding ResCare common shares pursuant to the Share Exchange Agreement was fair from a financial point of view to such holders.

    •
    The full text of the written opinion of Goldman Sachs, dated September 6, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the special committee in connection with the special committee's consideration of the tender offer and share exchange. Goldman Sachs' opinion is not a recommendation as to how any holder of ResCare common shares should vote with respect to the share exchange or any other matter.

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  Material U.S. Federal Income Tax Consequences (see page[    ]).  The conversion of ResCare common shares into the right to receive the $13.25 per share cash Purchase Price will be a taxable transaction to our U.S. shareholders for U.S. federal income tax purposes.

  •
  Dissenters' Rights (see page[    ]).  ResCare shareholders who did not tender their shares in the tender offer and who object to the share exchange may elect to pursue their right to receive the judicially determined "fair value" of their shares, which could be more or less than, or the same as, the Purchase Price, but only if they comply with the procedures required under Kentucky law. In order to qualify for these rights, you must (1) not vote in favor of approving the Share Exchange Agreement, nor consent thereto in writing; (2) make a written demand prior to the vote on the Share Exchange Agreement at the special meeting; and (3) otherwise comply with the Kentucky law procedures for exercising dissenters rights. For a summary of these procedures, see "Summary of Procedure to Exercise Shareholders' Right to Dissent" beginning on page [    ] of this proxy statement. A copy of the Kentucky dissenters' rights statute is included as Annex C to this proxy statement. Failure to follow the procedures set forth in the statute will result in the forfeiture of your right to dissent from the share exchange and receive the fair value of your shares in cash.

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  Market Price of ResCare common stock (see page [    ]).  The closing sale price of ResCare common stock on the NASDAQ Global Select Market on August 13, 2010, the last trading before the announcement of the initial proposal by Onex to acquire ResCare, was $10.14 per share. On November [    ], 2010, which is the most recent practicable trading date before the date of this proxy statement, the closing trading price of our common stock was $[    ] per share.

  •
  Conditions to the Share Exchange (see page [    ]).  The share exchange cannot be completed without the approval of ResCare's shareholders. Approval of the share exchange requires the affirmative vote of holders of a majority of the outstanding ResCare common shares, as well as a majority of the outstanding ResCare preferred shares (all of which are held by affiliates of the Purchaser). As a result of the completion of the tender offer, Purchaser owns a sufficient number of ResCare shares to ensure that the share exchange will be approved. The obligation of the parties to complete the share exchange is subject to the satisfaction or waiver of the conditions that there be no governmental restraint upon the consummation of the share exchange and that all required regulatory approvals have been obtained and remain in effect, as described in "The Share Exchange Agreement—Conditions to the Completion of the Share Exchange" beginning on page [    ] of the proxy statement.

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  Termination of the Share Exchange Agreement (see page [    ]).  The Share Exchange Agreement may be terminated at any time before the completion of the share exchange, whether before or after ResCare's shareholders have approved the Share Exchange Agreement, in any of the following ways:

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  By mutual written consent of ResCare and Purchaser;

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    By either ResCare or Purchaser, if, subject to certain exceptions and limitations:

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    any applicable law, order, injunction, judgment, decree, ruling or other similar requirement is in effect that makes the tender offer or share exchange illegal or otherwise prohibited, or permanently enjoins ResCare or Purchaser from completing the share exchange and any such injunction has become final and non-appealable; or

    •
    there has been a material breach by the other party of any representation or warranty or a failure to perform any covenant or agreement that results in failure of applicable conditions after a cure period.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement contains forward-looking statements that are based on our current expectations, assumptions, beliefs, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "expect," "intend," "project," "should" and similar expressions. Factors that may affect those forward-looking statements include, among other things:

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  the risk that the share exchange may not be consummated in a timely manner, if at all;

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  risks regarding a loss of or a substantial decrease in revenues from federal, state and local government agencies, including state Medicaid programs and employment training programs, or reimbursement rates;

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  risks related to diverting management's attention from our ongoing business operations;

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  risks regarding employee retention;

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  legal and regulatory proceedings, including but not limited to litigation arising out of the tender offer and the proposed share exchange or other matters that affect the timing or ability to complete the transactions as contemplated; and

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  other risks detailed in our filings with the SEC, including our most recent filings on Form 10-K and Form 10-Q, which discuss these and other important risk factors concerning our operations.

        We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances, except as required by law.

 THE SPECIAL MEETING

        This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of ResCare for the purposes described in the notice of special meeting.

Date, Time and Place of the Special Meeting

        The special meeting will be held at [10:00 a.m.], local time, on Friday, December 17, 2010, at ResCare's headquarters, 9901 Linn Station Road, 7th Floor, Louisville, Kentucky 40223.

Purpose of the Special Meeting

        At the special meeting, we will ask our shareholders to approve the Share Exchange Agreement.

Record Date; Shares Entitled to Vote; Quorum

        Only holders of record of ResCare common shares and preferred shares at the close of business on November 22, 2010, the record date, are entitled to notice of, and to vote at, the special meeting. On the record date, there were [            ] common shares and 48,095 preferred shares issued and outstanding. Holders of record of our common shares on the record date are entitled to one vote per share at the special meeting on the proposal to approve the Share Exchange Agreement. Holders of record of our preferred shares on the record date are entitled to vote that number of shares into which each preferred share can be converted, which currently is 100. The Purchaser Group owns all of the issued and outstanding preferred shares.

        There must be a quorum in order to hold a valid special meeting. There will be a quorum at the special meeting if holders of at least a majority of the outstanding shares entitled to vote at the meeting are present in person or by proxy. Shares that are voted "FOR", "AGAINST" or "ABSTAIN" are treated as being present at the special meeting for purposes of establishing a quorum. The Purchaser Group holds approximately [    ]% of our common shares and all of our preferred shares as of the record date, assuring that a quorum will be present at the meeting.

Vote Required

        Approval of the Share Exchange Agreement requires the affirmative vote of the holders of a majority of our issued and outstanding common shares and preferred shares.

        As a result of the completion of the tender offer, Purchaser and its affiliates own [    •    ]% of our outstanding common shares and all of our outstanding preferred shares as of the record date. Therefore, Purchaser and its affiliates are entitled to cast a number of votes sufficient to assure approval of the proposal to approve the Share Exchange Agreement without regard to the vote of any other shareholder.

        As of the record date, the directors and executive officers of ResCare held and are entitled to vote, in the aggregate, 388,143 ResCare common shares, representing approximately 1.3% of our outstanding common shares. The directors and executive officers have informed ResCare that they currently intend to vote all of these shares "FOR" the approval of the Share Exchange Agreement.

Voting and Revocation of Proxies

        If your shares are registered in your name, you may vote your shares by returning a signed proxy card by mail or by voting in person at the meeting. If your shares are registered in your name and you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to submit a proxy even if you plan to attend the special meeting in person.

        Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the shareholder. Properly executed proxies that do not contain voting instructions will be voted "FOR" the approval of the Share Exchange Agreement and in the proxy holder's best judgment on such other matters that may properly come before the meeting. If you abstain from voting, it will have the same effect as if you voted "AGAINST" approval of the Share Exchange Agreement.

        If your shares are held in "street name" through a broker, bank or other nominee, you may provide voting instructions by completing and returning the voting form provided by your broker, bank or nominee or via the Internet or by telephone through your broker, bank or nominee if such a service is provided. To provide voting instructions via the Internet or telephone, you should follow the instructions on the voting form provided by your broker, bank or nominee. If you plan to attend the special meeting, you will need a proxy from your broker, bank or nominee in order to be given a ballot to vote the shares. If you do not return your broker's, bank's or nominee's voting form, provide voting instructions via the Internet or telephone through your broker, bank or nominee, if available, or attend the special meeting and vote in person with a proxy from your broker, bank or nominee, it will have the same effect as if you voted "AGAINST" approval of the Share Exchange Agreement.

Revocability of Proxies

        You may revoke any proxy you give at any time before it is voted. Proxies may be revoked in one of the following ways:

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  you may send in another proxy with a later date;

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  you may notify ResCare's Secretary in writing before the special meeting that you have revoked your proxy; or

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  you may vote in person at the special meeting, but attending the meeting in person will not in and of itself revoke a previously submitted proxy.

        If you have instructed a broker, bank or nominee to vote your shares, you may revoke your proxy only by following the directions received from your broker, bank or nominee to change those instructions.

        Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy.

Solicitation of Proxies

        This proxy solicitation is being made and paid for by ResCare on behalf of the board of directors of ResCare. Our directors, executive officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares held of record by them. We will reimburse them for their reasonable out-of-pocket expenses.

Other Business

        We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

Questions and Additional Information

        If you have more questions about the share exchange or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact ResCare in writing at our principal executive offices at 9901 Linn Station Road, Louisville, Kentucky 40223, Attention: Corporate Secretary, or by telephone at (502) 394-2100.

THE PARTIES TO THE SHARE EXCHANGE

        ResCare.    ResCare is a Kentucky corporation with its principal executive offices located at 9901 Linn Station Road, Louisville, Kentucky 40223. The telephone number for ResCare is (502) 394-2100. See "Information about ResCare."

        Purchaser.    Purchaser is a newly formed Delaware limited liability company and wholly owned subsidiary of Onex Partners III LP, a Delaware limited partnership. Onex Partners III LP is a private equity fund that focuses on large-scale, value-oriented acquisitions of leading businesses based in North America. Onex Corporation, an Ontario, Canada, corporation, is an investor in Onex Partners III LP and wholly owns its general partner. Onex Corporation is one of North America's oldest and most successful investment firms committed to acquiring and building high-quality businesses in partnership with talented management teams. Onex Corporation manages investment platforms focused on private equity, real estate and credit securities. In total, the company manages approximately US$12 billion, of which US$8 billion is third-party capital. Onex Corporation shares trade on the Toronto Stock Exchange under the stock symbol OCX. To date, Purchaser has engaged in no activities other than that incidental to its formation, the tender offer and the share exchange. Onex Corporation, an Ontario, Canada, corporation, is an investor in Onex Partners III LP and wholly owns its general partner.

        The principal offices of Purchaser and Onex Partners III LP are located at 712 Fifth Avenue, 40th Floor, New York, NY 10019. Onex Corporation is located at 161 Bay Street, P.O. Box 700, Toronto, Ontario, Canada M5J 2S1. The business telephone number for Purchaser and Onex Partners III LP is (212) 582-2211. The business telephone number for Onex Corporation is (416) 362-7711.

 SPECIAL FACTORS

The Independent Directors and Special Committee

        The Board of Directors of ResCare has determined that, of the Company's nine directors, the following six directors are independent for purposes of evaluating a transaction by ResCare with Onex: David Braddock, James Bloem, William Brock, Ronald Geary, Olivia Kirtley and Steven Reed. We refer to these six directors as the "Independent Directors." ResCare's other three directors are Robert M. Le Blanc, a managing director of Onex, Ralph G. Gronefeld, ResCare's President and CEO, and Robert Hallagan. Mr. Le Blanc and Mr. Gronefeld are elected by entities controlled by Onex that hold all of the Company's outstanding preferred shares, and Mr. Hallagan was originally designated by Onex to fill a vacancy on the Board under the terms of a 2004 stock purchase agreement between ResCare and the Onex entities.

        The Board of Directors established a Special Committee with authority to evaluate any proposal that ResCare received with respect to a potential business combination, to make recommendations to the full Board with respect to any such proposal, and to engage its own financial, legal and other advisors (the "Special Committee" or the "Committee"). The Board did not place any limitations on the authority of the Special Committee in carrying out these functions. The members of the Special Committee receive a fee of $2,500 per meeting attended. The four Independent Directors appointed to the Special Committee are Ronald Geary, Olivia Kirtley, James Bloem and Steven Reed.

Background

        In discussions that resulted in four entities controlled by Onex making a substantial capital investment in ResCare in June 2004, Onex representatives initially indicated Onex's interest in acquiring all of the capital stock of ResCare. In 2004, and from time to time thereafter, Onex representatives have indicated that sometime in the future Onex might wish to submit a proposal to acquire all of the shares of ResCare that Onex did not already beneficially own.

        In December 2009, Robert M. Le Blanc, a managing director of Onex and a director or ResCare, requested the board of directors of ResCare provide an opportunity for Onex to conduct an assessment of certain litigation and other risk management and operational issues of ResCare. The board of directors granted Mr. Le Blanc's request. Mr. Le Blanc also indicated to the other ResCare directors that Onex was considering whether it would make a proposal to consolidate its ownership.

        In a February 7, 2010 telephonic board meeting, Mr. Le Blanc reported on the preliminary findings of the ongoing operational assessment. He also reiterated that Onex was considering making a proposal to consolidate its ownership. Mr. Le Blanc then left the call, along with Ralph G. Gronefeld, ResCare's President and CEO and the second of two directors elected by the Onex entities that hold the Series A Preferred Stock. The seven directors elected by the common shareholders continued on the call. For the reasons described above, they determined that all except Robert Hallagan were independent for purposes of evaluating a transaction by ResCare with Onex. The directors then established the Special Committee and appointed four independent directors to the Committee, each of whom had served in similar roles with ResCare or other companies and has a residence in Louisville.

        During February, the Special Committee interviewed three investment banking firms to assess their qualifications for advising the Special Committee. The Special Committee took into account each firm's experience with special committee assignments, experience in negotiating opposite financial sponsors, experience with transactions in and knowledge of the industry sector in which ResCare operates, experience with and knowledge of Onex and ResCare, respectively, and prior relationships with Onex, ResCare and their respective affiliates. After taking into account all these factors and not giving special weight to any particular factor, the Special Committee selected Goldman Sachs & Co. ("Goldman

Sachs"). The Committee signed an engagement letter with Goldman Sachs for it to act as the Committee's financial advisor on March 8.

        On February 17, Frost Brown Todd, LLC, counsel to the Special Committee, and Kaye Scholer LLP, counsel to Onex discussed Onex's obligation to promptly amend its Schedule 13D on file with the SEC if Onex made a proposal to consolidate its ownership.

        On February 18, Mr. Le Blanc called Mr. Geary to inquire about the Special Committee's process. Mr. Geary responded that the Special Committee believed it would be preferable that Onex not make any proposal before ResCare released its fourth quarter and full-year 2009 financial results and issued full year 2010 earnings and revenue guidance so that this information would be available to the market at the time of any such offer.

        On February 21, the respective legal counsel to the Special Committee and Onex discussed Onex's obligation to amend its Schedule 13D on file with the SEC promptly if Onex made a proposal with respect to a transaction.

        On March 2, during ResCare's regularly scheduled quarterly board and committee meetings, the Special Committee members met with the other two independent directors to brief them on the committee's activities to date and approve the engagement of Goldman Sachs. Later that day, Mr. Le Blanc informed the full Board of Directors that any decision by Onex to make a proposal to consolidate its ownership would be made only after Onex had had an opportunity to assess the market's reaction to ResCare's release of its 2009 financial results and 2010 guidance scheduled for March 8.

        Mr. Le Blanc called Mr. Geary and Mr. Bloem separately on March 5 to discuss possible transaction terms such as the scope of solicitation provisions, break-up fees and similar protection measures before Onex determined whether to make a proposal. Mr. Geary and Mr. Bloem declined to discuss these matters, requesting that there be no further communications until after the release of ResCare's financial results on March 8 and the related conference call on March 9.

        On March 10, representatives of Goldman Sachs met with ResCare executives Ralph Gronefeld, Patrick Kelley, David Miles and David Waskey. At the meeting the members of ResCare's management covered each of ResCare's business units and reviewed the budget prepared by management, a 2010 financial forecast prepared by management in the fourth quarter of 2009, legal matters and insurance. At the March 12 meeting of the Special Committee, the Committee, in consultation with its advisors, discussed the need to have performed financial analyses of the Company to be in a position to make an appropriate response to any proposal from Onex or any other bidder. The Committee directed management to prepare a five-year financial model representing its best currently available estimates and judgments of future financial results, which could be used as a basis for financial analyses of ResCare.

        Over the course of several meetings between March 19 and April 6, the Committee and its financial advisors met with senior executives to review successive drafts of management's financial model. In these meetings, the Special Committee and management focused on verifying that the assumptions were realistic and attainable. For more information about management's financial model, see "Information About ResCare—Company Financial Forecasts."

        At the March 12 meeting, the Committee concurred that no meaningful negotiation of deal protection measures with Onex should occur before the structure and financial terms of a proposal were known. The Special Committee also reviewed the preexisting contractual rights Onex had bargained for at the time of its initial investment in ResCare in 2004, including the following rights that could affect the possibility of another bidder seeking to acquire the Company.

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  A right of first refusal with respect to any sale of the Company.

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  The right as holder of the preferred shares to elect two directors who must approve certain corporate actions, thus giving the preferred shareholders the ability to block actions by a purchaser of a majority of the common stock. These include, among other things, incurring debt that causes the ratio of debt to operating earnings to increase above the ratio in effect in June 2004, or paying dividends in excess of $10 million per year.

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  The right of the preferred shareholders under Kentucky law to approve any proposal to force them out by converting their equity interest into cash or other consideration.

        At the Special Committee's March 19 meeting, Mr. Geary reported on a message received from Mr. Le Blanc a day earlier that Onex was going to continue to monitor the trading price of the common shares. ResCare's senior management also met with representatives of Onex on March 30 and with the Special Committee on March 31 to give a preliminary assessment of the potential impact of the recently passed federal health care legislation on ResCare, including both insurance costs and revenue opportunities.

        On March 31, the Special Committee's counsel called Onex's counsel to advise that the Special Committee expected management to complete its financial model during the week of April 5.

        On April 21, Mr. Le Blanc called Mr. Geary to discuss the trading price of the common shares. Mr. Geary suggested that any further discussions be deferred until the upcoming quarterly board and committee meetings to give both parties an opportunity to consult with legal counsel. They talked again on April 29 and 30 to discuss the agenda for these upcoming meetings.

        On May 4, the Board of Directors met without members of management other than Mr. Gronefeld for a portion of their regular quarterly meeting. Mr. Le Blanc and Mr. Hallagan excused themselves at the beginning of this session, at which time the Special Committee members gave the other Independent Directors an update on the Committee's actions to date, including management's financial model. Mr. Gronefeld remained in the meeting at the request of the Special Committee and the Independent Directors so that he could answer questions concerning the operations of the Company. Representatives from Goldman Sachs participated by conference call in the meeting. The Special Committee members reviewed Onex's preexisting rights and their potential chilling effect on competing bidders. The directors discussed the Company's leverage ratio, which was significantly lower than the ratio prior to June 2004, when the Onex investment provided $50 million of additional capital. The directors discussed their prior experiences of managing more highly leveraged companies, which resulted in each case in having less financial flexibility and an accompanying increase in operational challenges. The Special Committee members also sought Mr. Gronefeld's views on higher financial leverage as well as the possible impact that public disclosure of a proposal from Onex might have on ResCare's operations.

        When Mr. Le Blanc and Mr. Hallagan rejoined the meeting, the directors discussed how Onex would be obligated to amend its Schedule 13D on file with the SEC if Onex determined to make a proposal to acquire all of the ResCare common shares its affiliates did not own. The Special Committee members noted that the Committee had not been established to solicit offers to acquire the Company in the absence of a proposal. Therefore, the Committee was prepared only to respond to an offer. The Committee members also reiterated their belief that it would be best if any acquisition proposal were delivered in close proximity to the Company's release of quarterly financial results and future revenue and earnings guidance when current information about the Company would be available to the market.

        On May 5, legal counsel to the Special Committee and Onex, respectively, discussed scheduling future communications between the parties.

        On May 6, ResCare issued its financial results for the first quarter of 2010. Revenues for the quarter were essentially unchanged from the prior year period primarily due to increased revenues from acquisitions since the first quarter of 2009 offset by the loss of Job Corps center contracts and recent rate and service level reductions in certain states. Net income attributable to common shareholders was $0.28 per diluted common share for the quarter, compared with $0.37 per diluted common share, for the first quarter of 2009.

        On May 19, Mr. Le Blanc called Mr. Geary to schedule a call with Mr. Geary and Mr. Bloem for May 27, but deferred any substantive discussion. Mr. Le Blanc subsequently cancelled the May 27 call.

        On June 10, Messrs. Bloem and Geary had two conference calls with Mr. Le Blanc to discuss factors relating to company value, including the range of trading prices of ResCare common shares over different intervals, leverage, the outlook for state reimbursement rates and the general climate for ResCare's business. Messrs. Bloem and Geary stated that they were not negotiating, but expressed their belief that if Onex were to make a proposal, any break-up fees, solicitation provisions, and other similar terms of a transaction agreement were interrelated and must be attractive to the shareholders of ResCare when taken together as a whole. The participants also noted that the financial information about ResCare released in early May was now a month old and that the end of the second fiscal quarter was less than three weeks away. Mr. Bloem and Mr. Le Blanc talked again on June 13 to go over the matters and reiterate the conclusions discussed three days earlier.

        At the regular quarterly board and committee meetings on August 2 and 3, Mr. Le Blanc advised the other directors that Onex continued to consider whether to make a proposal to consolidate its holdings.

        On August 5, ResCare issued its financial results for the second quarter of 2010. Revenues for the quarter decreased by two percent from revenues for the same period in 2009. Net income attributable to common shareholders was $0.28 per diluted common share compared to $0.25 per diluted common share in the second quarter of 2009.

        On August 11, Onex's counsel discussed with the Special Committee's counsel the timing of a Schedule 13D amendment and a public announcement if a proposal were submitted by Onex. The following day, Mr. Le Blanc called Mr. Bloem to express Onex's expectation it would make a proposal. Mr. Le Blanc indicated the price would likely be in a range above the current trading price and suggested some other terms that might be included in a proposal. The Special Committee had a call with its advisors to review the message from Mr. Le Blanc and assess their readiness to receive a proposal.

        On August 13, Onex delivered a proposed letter agreement calling for a break-up fee of 3% of the price paid to acquire all of the equity of ResCare if ResCare entered into a definitive agreement with a third party with respect to, or consummated, an alternative transaction. The Special Committee met and declined to enter into such an agreement. Mr. Bloem called Mr. Le Blanc to deliver this news and advise that a complete proposal should be presented.

        On August 14, Onex delivered a written proposal to acquire all of the outstanding ResCare common shares not owned by Onex affiliates for a price of $12.60 per share. The proposal also provided that the definitive agreement would include the following:

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  a "go-shop" period of 30 days during which the Company could solicit alternative offers;

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  a termination fee equal to 3% of the fully diluted equity of the Company valued at the higher of the offer price or the price to be paid in an alternative transaction, which would be payable by the Company if the Board of Directors chose to support an alternative transaction and under other customary circumstances;

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  a financing structure with debt not exceeding 3.5 times earnings before interest, income taxes, depreciation and amortization ("EBITDA") upon consummation of the Transaction; and

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  no financing condition.

        The proposal did not make any changes to Onex's existing rights and also provided that it would expire if a definitive agreement was not entered into by September 1, 2010.

        On August 15, the Special Committee had a telephonic meeting to review the Onex proposal, to plan its process for evaluating the proposal, and coordinate the release of a public announcement.

        Later in the day Onex delivered a draft of its intended Schedule 13D amendment for review by the Special Committee. The draft indicated that five executive officers of ResCare had signed commitment letters agreeing that if a transaction with Onex occurred, the officers would transfer their ResCare shares to an Onex affiliate in exchange for equity interests in the Onex affiliate. The Special Committee then learned that on August 14 Onex had requested the executive officers of ResCare to sign commitment letters. The Special Committee convened on a conference call later in the day on August 15, and then requested that Onex terminate the rollover commitment letters that had been signed by management up to that point. Onex agreed and delivered a written notice to that effect. The Committee directed management not to have any further direct contact with Onex unless authorized by the Committee.

        Prior to the opening of market trading on August 16, Onex filed an amendment to its Schedule 13D with the SEC, and ResCare issued a press release announcing the Onex proposal. That night, Onex delivered a draft share exchange agreement to counsel for the Special Committee. The Special Committee had calls on August 16 and 18 to review trading results and press accounts following the public announcement and also reviewed the terms of the proposed share exchange agreement.

        On August 20, representatives of Goldman Sachs were contacted by the representative of a human services company ("Company A") to express its interest in acquiring ResCare. Company A also delivered a letter expressing an interest in a possible proposal for an all-cash acquisition of ResCare at what Company A described as a substantial premium to the offer by Onex in its August 14, 2010 letter. Company A did not identify a specific price in its letter. The Special Committee discussed this development on its August 20 call and directed representatives of Goldman Sachs to contact Company A to obtain more information. The Committee also directed ResCare's management to work toward establishing a virtual data room by September 1 to facilitate the conduct of diligence by any potential bidders that signed a confidentiality agreement.

        On August 23, representatives of Goldman Sachs met with the Special Committee to discuss preliminary financial analysis of the Onex proposal. This financial analysis was subsequently updated and presented by representatives of Goldman Sachs to the Special Committee on September 5.

        On conference calls on each of the following three days, the representatives of Goldman Sachs reported on their communications with representatives of Company A. These involved possible terms of a proposal under consideration by Company A and related factors such as the degree of leverage that the combined company would have as a multiple of EBITDA, estimates of the cost savings that could result from a combination of Company A and ResCare (sometimes referred to as "synergies"); anticipated contributions of equity by financial sponsors, and the availability of bank financing for the combination. The Committee, in consultation with representatives of Goldman Sachs, reviewed considerations arising from the communications with Company A. These included the potential synergies, refinancing preexisting long-term debt, transaction completion risk and the financial impact of a break-up fee at various percentages of equity value to any potential offer by a third party.

        During the week of August 23, Company A requested the opportunity to conduct a diligence investigation of ResCare to analyze how the companies could be combined, refine its calculation of estimated synergies and obtain financing. The Committee directed its counsel to send a confidentiality agreement to Company A.

        Company A also advised that two of its lenders could not participate in financing an acquisition due to a conflict. The Committee directed ResCare's chief financial officer to contact those lenders to waive any conflict on behalf of the Company. When advised that the source of the conflict was not ResCare, Mr. Bloem contacted Mr. Le Blanc to advise him of the conflict. When it was confirmed that Onex had engaged the two lenders as financial advisors, Onex was asked over the course of a few days to waive any conflict for both or at least one lender. Onex declined these requests.

        On its conference calls during the week of August 23, the Committee discussed key points to address in its response to Onex's August 14 proposal. The proposed share exchange agreement also called for Onex to have the right to notice of a superior proposal submitted by a third party and an opportunity to modify the terms of its proposal before the board of directors could change its recommendation and terminate the Onex agreement. The inclusion of this customary matching right would not alter the preexisting right of first refusal held by Onex as the holder of ResCare's preferred shares. In addition to seeking a higher price per share, the Committee determined to seek to modify some of Onex's preexisting and proposed deal protection rights in order to enhance the opportunity for another bidder to submit a superior proposal. In this regard, the Committee sought to reduce the proposed break-up fee; extend the go-shop period; modify, waive or terminate Onex's preexisting right of first refusal; and obtain Onex's agreement to support a superior proposal to acquire all of ResCare's common and preferred shares that Onex chose not to match.

        On August 27, Mr. Bloem delivered the Special Committee's response to the Onex proposal, exchanging several calls with Mr. LeBlanc throughout the day. Without disclosing the identity of Company A, Mr. Bloem advised Mr. Le Blanc that another party had expressed interest in making a proposal at a substantial premium to Onex's offer of $12.60 per share. He also advised Mr. Le Blanc that although the Special Committee regarded Onex's commitment to limiting leverage as positive because high leverage would limit financial flexibility and create more operational challenges for ResCare's business, the Committee was flexible as to a limit of 3.5 times EBITDA if a higher price were to be offered. Mr. Bloem also presented the Committee's proposals on modifying Onex's deal protection rights. At the end of the day, after several exchanges on cash price and other major terms (including Onex raising its offer to $13.00 per share in cash), Mr. Le Blanc stated that Onex would be willing to increase the cash price to no more than $13.25 per share. He made proposals as to the deal protection measures and was firm on the leverage cap of 3.5 times EBITDA. He also emphasized that the Onex proposal would not be subject to a financing condition and would be fully backed by a guarantee from an Onex fund. Mr. Bloem reported the day's developments to the Special Committee on its call that evening. The Committee discussed Onex's proposals and agreed to reconvene the next morning.

        On its August 28 call, the Special Committee continued analyzing the latest offer from Onex. Based on the tenor of negotiations, the Committee did not believe that Onex would increase the dollar amount of its offer beyond $13.25 per share in the absence of a firm competing proposal. The Committee also believed that negotiating for changes to Onex's deal protection rights would improve the chances for a superior proposal during the go shop period. During the call representatives of Goldman Sachs reported on some further communications with Company A regarding Company A's views on the leverage limit and deal protection measures in Onex's August 14 proposal. After discussing these considerations, the Committee concluded that its best option to achieve a solicitation process more conducive to a superior offer would be to engage with Onex in negotiating a definitive agreement.

        After the meeting, Mr. Bloem signed the confidentiality agreement with Company A on behalf of ResCare, which was then sent to Company A. He also called Mr. Le Blanc to give him a status report and to advise that comments on the draft share exchange agreement would be provided no later than the morning of August 30.

        On August 30, ResCare opened its diligence web site and granted access to representatives of Onex and, after the confidentiality agreement was signed and returned later that day, representatives of Company A. The Special Committee and Onex exchanged data on break-up fees in prior public transactions. Legal counsel for Onex and the Special Committee negotiated the terms of the share exchange agreement. Mr. Bloem had several phone conversations with Mr. Le Blanc regarding the amount of the break-up fee during the go-shop period and various modifications to the other deal protection measures.

        On September 1, ResCare issued a press release at the close of business stating that discussions between the Special Committee and Onex were continuing.

        During the week of August 30, representatives of Goldman Sachs continued to have communications with Company A regarding the Special Committee's process and conduct of Company A's diligence work, including requests by Company A for additional diligence information from ResCare. Company A requested an opportunity to meet with ResCare's senior executives. The Special Committee arranged for representatives of Company A to meet with ResCare chief executive officer Ralph Gronefeld and chief financial officer David Miles on September 2.

        On September 2, the Special Committee authorized Onex to contact members of ResCare management who Onex would like to sign agreements to exchange their ResCare common shares for equity interests in the new Onex affiliate that would offer to purchase the ResCare common shares not already owned by Onex affiliates. The agreements provided they would terminate if the share exchange agreement with Onex terminated and neither prohibited the management signatories from entering into similar arrangements with other bidders after the termination of the share exchange agreement, nor prohibited the management signatories from having discussions with other bidders before such termination.

        On September 3, seven of ResCare's nine directors participated on an afternoon conference call in which the Special Committee reported to the other directors on the Committee's progress with respect to the August 14 Onex proposal. Robert Le Blanc did not participate on the call and Olivia Kirtley, a member of the Special Committee, was unavailable. The members of the Special Committee reported on Onex's revised proposed purchase price of $13.25 per share and the Committee's progress on negotiating changes to Onex's deal protection rights. In addition, the directors consulted with representatives of Goldman Sachs about financial considerations during the call. The considerations discussed included the leverage ratios, premiums to historical trading prices and break-up fees that characterized Onex's proposal, as well as consideration of the impact and scope of Onex's rights through ownership of the preferred shares.

        After the board call, the four members of the Special Committee (including Ms. Kirtley) participated on a call to discuss how to proceed with the remaining deal protection negotiations and other open issues.

        After the Committee call, Mr. Bloem and Mr. Le Blanc arranged a call with their respective legal counsels to discuss open issues. Mr. Bloem presented the Special Committee's proposal regarding the length and timing of the go shop period, the timing of the commencement of the tender offer, the right of first refusal and matching rights, and the amount of the break-up fees. The next day Mr. LeBlanc made a counterproposal with respect to the amount of the break-up fees and accepted the other proposals.

        On September 4, a director of Company A asked, through representatives of Goldman Sachs, for the opportunity to speak with a representative of the Special Committee. Mr. Bloem returned the call the same afternoon and had a discussion with the Company A director. The Company A director discussed Company A's history and interest in a transaction with ResCare, reviewed Company A's diligence and financing process and anticipated timetable, and acknowledged the cooperation of the

Committee and management. He also discussed the terms of the Onex proposal. Mr. Bloem indicated that discussions with Onex were ongoing and encouraged Company A to continue its work on diligence and financing.

        On September 5, the Board of Directors held a telephonic meeting in which the six Independent Directors participated, as did representatives of the Special Committee's financial and legal advisors. Ralph Gronefeld also participated at the beginning of the call but left before any proposals were submitted to a vote. Robert Le Blanc and Robert Hallagan were not present at the meeting. Mr. Bloem reported on the negotiations and developments since the September 3 call. The members of the Special Committee voted to authorize its financial advisor Goldman Sachs to present a financial analysis of the proposed transaction to the Board of Directors. Representatives of Goldman Sachs then presented a financial analysis of the proposed transaction. In addition, representatives of Goldman Sachs delivered its oral opinion, subsequently confirmed in writing, to the Special Committee that, as of September 6, 2010, and based upon and subject to the factors and assumptions set forth in the written opinion, the $13.25 per share in cash to be paid to holders (other than Onex, its affiliates and members of management who had agreed to "roll-over" their common shares, net of any shares to be surrendered to satisfy tax withholding obligations, into equity of the Purchaser ("Rollover Shares")) of outstanding ResCare common shares pursuant to the Share Exchange Agreement was fair from a financial point of view to such holders. The Committee's counsel reviewed the terms of the Share Exchange Agreement, including the most recently negotiated terms. The members of the Special Committee unanimously recommended the proposed Share Exchange Agreement with Onex, but requested authority to seek a lower break-up fee and to clarify the contract language describing the nature of the financing commitments required to qualify as a "superior proposal." The six Independent Directors unanimously approved the Transaction as recommended by the Special Committee.

        After the meeting Mr. Bloem called Mr. Le Blanc with the proposal to reduce the break-up fees and to clarify contract language describing the nature of the financing commitments required to qualify as a superior proposal. The parties agreed on these points on September 6, and executed the transaction documents. ResCare issued its press release announcing the definitive agreement before the opening of trading on the morning of September 7, 2010.

        Later that morning, two representatives of Company A contacted representatives of Goldman Sachs to discuss the Special Committee's decision to sign a definitive agreement with Onex. The next day Company A delivered a letter to the Special Committee stating Company A's interest in acquiring ResCare's outstanding common and preferred shares. The September 8 letter stated that Company A believed that after it completed its diligence work it would be able to make an all-cash offer to acquire all of the outstanding ResCare common shares at a price of at least $14.00 per fully diluted share and potentially higher. The letter stated that it was only an expression of interest and not a binding offer or proposal.

        On September 13, at the request of the Special Committee, representatives of Goldman Sachs began to call approximately 50 other parties that the members of the Special Committee, in consultation with representatives of Goldman Sachs, had identified as potentially interested in a transaction with ResCare. The parties that were contacted represented financial and strategic buyers that the Special Committee, in consultation with representatives of Goldman Sachs, identified as realistic potential purchasers based upon the combined industry experience and knowledge of the Special Committee and their advisors.

        On September 17, the Special Committee delivered a written response to Company A's September 8 letter, expressing appreciation for Company A's indication of interest and its commitment to conducting diligence work and stating the Committee's intention to assist Company A in completing its work to submit a proposal before the end of the go-shop period. The letter listed the steps the Special Committee had taken to cooperate with Company A to date and noted how the definitive

Share Exchange Agreement enhanced the opportunity for another bidder to make a superior proposal by modifying Onex's preexisting right of first refusal and some of Onex's other preexisting rights.

        During the week of September 13, representatives of Goldman Sachs coordinated due diligence requests from Company A. This included arranging meetings between representatives of Company A, their advisors and prospective lenders, and members of the ResCare senior management as part of Company A's diligence process, which were held on September 21 and 22.

        On September 22, 2010, Purchaser notified the Special Committee that Purchaser now expected to commence its tender offer for ResCare Shares during the week of October 4, 2010, and that the postponement was to reflect the timing of the process for approval of its acquisition under applicable state regulatory procedures. ResCare issued a press release to announce the postponement before trading opened the following morning.

        On September 15, 2010, an officer of a private equity firm ("Company B") contacted representatives of Goldman Sachs to express interest in a transaction to acquire ResCare. Representatives of Goldman Sachs spoke with Company B several times over the next seven days to obtain additional information. On September 22, 2010, Company B delivered a letter to the Special Committee expressing interest in making a proposal to acquire ResCare Shares at a price of up to $14.25 per Share, which included information about the anticipated sources and uses of funds for such a transaction. Company B entered into a confidentiality agreement with the Company on September 24. Later that day, representatives of Goldman Sachs, at the request of the Special Committee, contacted Company B to discuss apparent errors that members of the Special Committee, based on consultation with representatives of Goldman Sachs, learned of regarding some of the assumptions used by Company B in its expression of interest to determine the funds required to purchase all of the common and preferred stock of ResCare. On September 27, 2010, Company B notified the Special Committee that, after reworking its assumptions as to the funds required to purchase all of the common and preferred stock of ResCare, it was no longer considering making an alternative proposal.

        On October 7, ResCare issued a press release to announce the commencement of the tender offer by Onex.

        On October 18, 2010, Company A notified the Special Committee that it had no plans at that time to submit a proposal to acquire ResCare. In addition, in connection with the expiration of the 40-day "go-shop" period on October 16, 2010, the Special Committee determined, pursuant to the Share Exchange Agreement, that the "go shop" period did not give rise to any "Excluded Parties," the term used in the Share Exchange Agreement to describe third parties that, as of the end of the "go shop" period, met specified criteria to permit ResCare to continue to engage in negotiations with and provide due diligence access to such parties. On October 19, 2010, ResCare issued a press release announcing the expiration of the "go shop" period, the receipt of Company A's notification, and the Special Committee's determination.

Recommendation of the Company's Board of Directors

        After careful consideration, including a thorough review of the Share Exchange Agreement with ResCare's legal and financial advisors, the six Independent Directors present at a meeting held on September 5, 2010, unanimously (i) determined that the Share Exchange Agreement and the transactions contemplated thereby, including the tender offer and the share exchange, are advisable and in the best interests of and are fair to ResCare and ResCare's unaffiliated shareholders and (ii) approved the Share Exchange Agreement and the transactions contemplated thereby, including the tender offer and the share exchange, and recommended the Share Exchange Agreement and transactions contemplated thereby, including the tender offer and the share exchange, to the shareholders for approval. The three other directors, Ralph Gronefeld, Robert Le Blanc and Robert Hallagan, were not present for the vote at the meeting.

Purpose and Reasons for the Tender Offer and Share Exchange

        ResCare's purpose for engaging in the Transaction is for ResCare's unaffiliated shareholders to immediately realize the value of their investment in ResCare through their receipt of $13.25 per Share in cash (which amount may be referred to as either the "Offer Price" or the "Purchase Price" depending on the context). The determination to proceed with the transactions contemplated by the Share Exchange Agreement at this time affords ResCare's unaffiliated shareholders an opportunity to dispose of their shares at a significant premium over recent market prices in an environment where the prospects for providers of government-funded human services over the next several years are uncertain.

        The Transaction has been structured in two steps, beginning with a tender offer and followed by a statutory share exchange. This structure was proposed by Onex. The Independent Directors considered this structure to have certain advantages, particularly the Minimum Condition (which requires that a majority of the shares owned by unaffiliated shareholders be tendered) and that Purchaser will acquire non-tendered Shares for cash consideration per share equal to the Offer Price in a second-step statutory share exchange in which shareholders will have dissenters' rights under Kentucky law. The Independent Directors did not consider alternative structures, such as a merger, to have material advantages to the Transaction.

        The Special Committee and Independent Directors considered several factors in determining that the Purchase Price is fair to ResCare's unaffiliated shareholders and recommending the Share Exchange Agreement and the transactions contemplated thereby. Neither the Special Committee nor the Independent Directors assigned any specific or relative weight to the factors they considered. The material factors considered by the Special Committee and the Independent Directors included the following:

        The economic terms of the offer.    The $13.25 per share cash Purchase Price offered by Onex represents a 30.7% premium to the $10.14 closing price on August 13, 2010, the last trading day before Onex made its initial proposal. The purchase price is also 18.9% higher than the average trading price for ResCare during the six months preceding the September 7 announcement of the transaction, which was $11.14 per share, despite a challenging operating environment for the Company.

        No financing contingency; guarantee of payment.    The transaction is not subject to a financing contingency and ResCare is entitled to seek specific performance by Purchaser of its obligations under the Share Exchange Agreement. In addition, Onex Partners III LLP has issued a guarantee in the Company's favor with respect to Purchaser's performance of its payment obligations under the Share Exchange Agreement. These provisions provide greater certainty that the acquisition will close.

        An assessment of the current operating environment for ResCare's businesses.    The Independent Directors and the Special Committee believe the Company faces an uncertain outlook for growth over the next several quarters. ResCare derives a substantial amount of its revenues from federal, state and local government agencies, including state Medicaid programs and employment training programs. The ongoing recessionary environment has forced a majority of states to cope with budget shortfalls, and in particular shortfalls in their Medicaid budgets, despite cost containment efforts. Budgetary pressures, as well as economic, industry, political and other factors, have influenced governments to reduce or eliminate appropriations for services that ResCare provides, which has had an adverse impact on the Company's revenues and earnings in recent quarters. Prospects for improvement in the environment for government-funded human services over the next several years are uncertain.

        Onex's willingness to enter into a definitive agreement that modifies some of its preexisting rights.    By entering into the Share Exchange Agreement with Onex, the Company was able to negotiate for and obtain significant modifications of preexisting Onex rights, such as a waiver of its right of first refusal and its agreement to vote for and support a superior proposal in certain circumstances. Thus, in addition to providing for a purchase price that represents a premium to the trading price before the public announcement of Onex's initial offer, the terms of the definitive agreement enhanced the opportunity for a competing bidder to make a superior offer to acquire all of ResCare's common and preferred shares.

        A majority of the shares not owned by Onex affiliates must be tendered.    The tender offer gave each public shareholder the opportunity to make its own evaluation of the transaction and the cash Offer Price. The "majority of the majority" requirement increased the influence of ResCare's public shareholders in determining the outcome of the proposed acquisition.

        Ability to solicit a superior proposal.    The Share Exchange Agreement provides for a 40-day go-shop period, during which the Company was able to solicit proposals to acquire the Company and provide information to, and participate in discussions or negotiations with, third parties regarding other acquisition proposals.

        Ability to accept a superior proposal.    The Independent Directors noted that the Special Committee may withdraw, modify or amend its recommendation, recommend a superior proposal, or terminate the Share Exchange Agreement to accept a superior proposal, subject to Purchaser's right to negotiate in good faith to make adjustments to the terms of the Share Exchange Agreement and the Company's obligation to pay a termination fee of approximately $9.1 million (equal to 2.0% of the equity value of the transaction) in the case of a termination of the Share Exchange Agreement by the Company to accept a superior proposal from a party that initiated a potentially superior proposal during the go-shop period, and $13.7 million (equal to 3% of the equity value of the transaction) in all other circumstances.

        Commitment by Onex Shareholders to support a superior proposal.    The Voting Agreement committed the Onex Shareholders to vote their ResCare common and preferred shares in favor of any alternative transaction that provided for an all-cash acquisition of the Company's equity approved by the Company's Board of Directors, on the conditions that the Company terminated the Share Exchange Agreement, paid the applicable break-up fee to Purchaser and otherwise complied with the Share Exchange Agreement.

        Availability of appraisal rights.    Shareholders who comply with all of the required procedures for exercising statutory dissenters' rights under Kentucky law will have the right, in lieu of receiving the Purchase Price, to obtain payment of the fair value of their common shares as determined in a judicial appraisal proceeding.

        The Company's experience with Onex.    The Independent Directors and the Special Committee considered Onex's financial and managerial contributions to ResCare since making its initial capital investment in 2004 and Onex's support of ResCare's mission of providing residential, training, educational and support services to populations with special needs to be positive factors.

        The financial flexibility to carry out ResCare's ongoing mission.    The Independent Directors and the Special Committee regarded Onex's commitment to limiting leverage to 3.5 times EBITDA as positive for ResCare's future operations and the Company's mission to provide support services to vulnerable populations. Maintaining a strong balance sheet gives the Company greater financial flexibility to carry out its mission, particularly in an uncertain economic environment.

        Opinion of the Special Committee's financial advisor.    The opinion of Goldman Sachs delivered to the Special Committee that, as of September 6, 2010 and based upon and subject to the factors and assumptions set forth therein, the $13.25 per share in cash to be paid to the holders (other than Purchaser, its affiliates and the holders of Rollover Shares) of the outstanding common shares pursuant to the Share Exchange Agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated September 6, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Special Committee in connection with the Special Committee's consideration of the Transaction. Goldman Sachs' opinion does not constitute a recommendation as to whether or not any holder of common shares should tender such shares in connection with the tender offer or how any holder of common shares should vote with respect to the share exchange or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $5 million, the principal portion of which is contingent upon consummation of the Transaction. See "Opinion of Financial Advisor to the Special Committee" below.

        Based on their consideration of the preceding factors, and in light of any other factors that other individual directors considered as appropriate, the Special Committee and the Independent Directors, on behalf of the Company, approved the tender offer and the subsequent share exchange and determined the Purchase Price is fair to ResCare's unaffiliated shareholders. In view of the wide variety of factors considered in connection with their evaluation of the tender offer and the share exchange, the Independent Directors did not find it practicable to, and therefore did not, quantify or otherwise assign relative weight to specific factors or methodologies in reaching their conclusions. In addition, individual Independent Directors may have given different weight to different factors.

Fairness of the Tender Offer and the Share Exchange

        On September 5, 2010, the Independent Directors, who were acting as the Board of Directors, unanimously determined, on behalf of the Company, that the Purchase Price is fair to the unaffiliated shareholders of the Company. The other three directors were not present on the conference call on which this action was taken.

        In arriving at their determination, the Independent Directors carefully considered all aspects of the tender offer and the share exchange (sometimes referred to collectively as the "Transaction"). The Independent Directors also considered their discussions about the Company's business and prospects with senior members of the Company's management and received the benefit of advice from their legal and financial advisors.

Supportive Factors

        In reaching their determination, the Independent Directors considered numerous factors, including the following material factors which the Independent Directors believe support their decision:

        Premium.    The $13.25 per share cash Purchase Price offered by Onex represents a 30.7% premium to the $10.14 per share closing price of ResCare common stock on August 13, 2010, the last trading day before Onex made its initial proposal. The Purchase Price is also 18.9% higher than the average trading price for ResCare during the six months preceding the September 7 announcement of the transaction, which was $11.14 per share, despite a challenging operating environment for human service providers. In addition, the Purchase Price will be paid entirely in cash, which provides certainty of value.

        No financing contingency; guarantee of payment.    The transaction is not subject to a financing contingency and ResCare is entitled to seek specific performance by Purchaser of its obligations under the Share Exchange Agreement. In addition, Onex Partners III LP has issued a guarantee in the Company's favor with respect to Purchaser's performance of its payment obligations under the Share Exchange Agreement. These provisions provide greater certainty the acquisition will close.

        Realize Immediate Value.    The all-cash consideration in the tender offer and the share exchange permits the shareholders to immediately realize a fair price without incurring the inherent risks of the Company's business including, among others, severe budgetary pressures on federal, state and local governments that are the principal sources of the Company's revenues, potential claims from third parties, and conditions in the overall economy and the financial and credit markets.

        Business, Economic and Market Conditions.    The Independent Directors considered information concerning the business, operations, assets and financial condition of the Company as well as its historical operating results and its future prospects. The Independent Directors also considered current industry, economic and market conditions and trends potentially affecting the Company. Specifically, the Independent Directors considered the following:

  •
  After several consecutive years of quarterly revenue growth, beginning in the fourth quarter of 2009, ResCare's revenue decreased for three consecutive quarters compared to the same period of the prior year. The Company faces an uncertain outlook for growth over the next several quarters.

  •
  ResCare derives a substantial amount of its revenues from federal, state and local government agencies, including state Medicaid programs and employment training programs. The ongoing recessionary environment has forced a majority of states to cope with budget shortfalls, and in particular shortfalls in their Medicaid budgets, despite cost containment efforts. Budgetary pressures, as well as economic, industry, political and other factors, have influenced governments to reduce or eliminate appropriations for services that ResCare provides.

  •
  In response to the shortfalls in their Medicaid budgets, states have been cutting their authorized service levels, reimbursement rates payable to service providers and extending the time taken to pay for services. Budgetary pressures have influenced government agencies to provide employment training services directly in lieu of contracting or renewing contracts with the Company. The poor employment environment has also adversely affected the Company's ability to place customers in jobs, making it more difficult to achieve contractual performance incentives. These trends, which have had an adverse impact on the Company's revenues and earnings in recent quarters, are not expected to abate for the foreseeable future.

  •
  Prospects for improvement in the environment for government funded human services over the next several years are uncertain.

        Likelihood of Completion.    Purchaser's obligation to complete the tender offer was subject to a limited number of conditions, all of which the Independent Directors believed were reasonable under the circumstances. Purchaser's obligation to complete the second-step share exchange is subject only to the receipt of shareholder approval and the absence of any legal impediment to closing. Moreover, Onex, which was founded in 1984, is a respected investor in a range of established industries and currently manages approximately $12 billion. Onex, which held shares representing 24.9% of ResCare's common shares on an as-converted basis before completion of the tender offer, has held its position in the Company since 2004. In light of the foregoing, the Independent Directors believed that if a sufficient number of common shares were tendered into the tender offer, the second-step share exchange would likely be completed in accordance with its terms and within a reasonable time.

        Tender Offer Structure.    The Independent Directors took into account the structure of the transaction as a tender offer, particularly the Minimum Condition (which requires that a majority of the shares owned by unaffiliated shareholders be tendered) and that Purchaser will acquire non-tendered common shares for consideration per share in cash equal to the Purchase Price in a second-step statutory share exchange.

Potentially Negative Factors

        The Independent Directors also considered a variety of risks and other potentially negative factors concerning the tender offer and the share exchange, including the following:

  •
  Onex's interest in acquiring the common shares for a lower price is opposed to the financial interest of the unaffiliated shareholders in selling their common shares for a higher price;

  •
  the Purchase Price may not necessarily ascribe full value to potential future improvements in revenues that may result from improvement in the economy and in federal, state and local budgetary conditions;

  •
  until November 2009, the Company's common shares traded at prices higher than the Purchase Price;

  •
  the Purchase Price represents a 13.5% discount to the highest trading price during the 52 weeks preceding the execution of the Share Exchange Agreement, which was $15.32 in September 2009;

  •
  many shareholders purchased their common shares at prices higher than the Purchase Price; and

  •
  the unaffiliated shareholders will not have the opportunity to participate in the earnings and growth of the Company after the share exchange.

Procedural Fairness

        The Special Committee was formed in February 2010 after ResCare director Robert Le Blanc, a managing director of Onex, indicated that Onex was considering whether it would make a proposal to consolidate its ownership. The Committee was established to evaluate any proposal that ResCare received from Onex or another party with respect to a potential business combination and to make recommendations to the full Board with respect to any such proposal, but its responsibilities did not include actively soliciting offers to acquire the Company in the absence of receiving such a proposal.

        The Special Committee recognized from the outset that the preexisting contractual rights Onex had bargained for at the time of its initial investment in ResCare in 2004 could affect the possibility of any bidder other than Onex making a proposal to acquire the Company. In particular, Onex's rights included the following:

  •
  A right of first refusal with respect to any sale of the Company.

  •
  The right as holder of the Company's preferred shares to elect two directors who must approve certain corporate actions, thus giving the preferred stockholders the ability to block actions by a third party that purchases a majority of the Company's common stock. These include, among other things, incurring debt that causes the ratio of debt to operating earnings to increase above the ratio in effect in June 2004, or paying dividends in excess of $10 million per year.

  •
  The right of the preferred shareholders under Kentucky law to approve any transaction that would force them out by converting their equity interest into cash or other consideration.

        On August 14, Onex delivered a written proposal to acquire all of the outstanding common shares owned by unaffiliated shareholders for $12.60 per share. The proposal also provided that the definitive agreement would include the following:

  •
  a "go-shop" period of 30 days during which the Company could solicit alternative offers;

  •
  a termination fee equal to 3% of the fully diluted equity of the Company valued at the higher of the offer price or the price to be paid in an alternative transaction, which would be payable by the Company if the Board of Directors chose to support an alternative transaction and under other customary circumstances;

  •
  a financing structure with debt not exceeding 3.5 times EBITDA upon consummation of the acquisition;

  •
  no financing condition.

        The Independent Directors believe that by engaging Onex in extensive and serious negotiations toward a definitive agreement, the Special Committee was able to negotiate for and obtain significant modifications of preexisting Onex rights, such as a waiver of its right of first refusal and its agreement to vote for and support a superior proposal by a third party bidder in certain circumstances. Therefore, in addition to providing for a Purchase Price that represents a 30.7% premium to the $10.14 closing price before the public announcement of Onex's initial offer, and a 5.2% premium to the initial price offered by Onex, the Independent Directors believe the terms of the Share Exchange Agreement enhanced the opportunity for a competing bidder to make a superior offer to acquire all of ResCare's common and preferred shares.

        The Independent Directors have determined, on behalf of the Company, that the Transaction is procedurally fair to the unaffiliated shareholders based on the following additional factors:

  •
  The Share Exchange Agreement provided that Purchaser could purchase common shares in the tender offer only if a majority of the common shares owned by the unaffiliated shareholders were properly tendered;

  •
  The tender offer gave each unaffiliated shareholder the opportunity to make its own evaluation of the Transaction and the Offer Price;

  •
  The Share Exchange Agreement provided for a 40-day go-shop period, during which the Company was able to solicit proposals to acquire the Company and provide information to, and participate in discussions or negotiations with, third parties regarding other acquisition proposals;

  •
  The Special Committee was able to withdraw, modify or amend its recommendation, recommend a superior proposal, or terminate the Share Exchange Agreement to accept a superior proposal, subject to Purchaser's right to negotiate in good faith to make adjustments to the terms of the Share Exchange Agreement and the Company's obligation to pay a termination fee of approximately $9.1 million (equal to 2.0% of the equity value of the transaction) in the case of a termination of the Share Exchange Agreement by the Company to accept a superior proposal from a party that initiated a potentially superior proposal during the go-shop period, and $13.7 million (equal to 3% of equity value) in all other circumstances;

  •
  The Voting Agreement committed the Onex Shareholders to vote their common and preferred shares in favor of any alternative transaction that provided for an all-cash acquisition of the Company's equity approved by the Company's Board of Directors, on the conditions that the Company terminated the Share Exchange Agreement, paid the applicable break-up fee to Purchaser and otherwise complied with the Share Exchange Agreement; and

  •
  Unaffiliated shareholders who did not tender their common shares in the tender offer have the right under a second-step share exchange acquisition to dissent and obtain payment of the fair value of their shares as determined in a judicial appraisal proceeding.

        The foregoing discussion of the factors reviewed by the Independent Directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with their evaluation of the tender offer, the Independent Directors did not find it practicable to, and therefore did not, quantify or otherwise assign relative weight to specific factors or methodologies in reaching their conclusions. In addition, individual Independent Directors may have given different weight to different factors.

        Other than as described in this proxy statement, the Independent Directors are not aware of any firm offers by any other person during the prior two years for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company's assets or a purchase of the Company's securities that would enable such person to exercise control of the Company.

        Shareholders should consider the share exchange carefully and come to their own conclusions as to how to vote on the proposed share exchange. Shareholders who are in doubt as to how to respond should consult with their own investment dealer, stockbroker, bank manager, accountant, lawyer or other professional advisor. Shareholders are advised that acceptance of the Share Exchange may have tax consequences and that they should consult their tax advisors.

        In reaching its conclusion as to fairness, the Independent Directors did not consider the liquidation value of the Company's assets primarily because they believed that ResCare is a viable going concern business where value is derived from cash flows generated from its continuing operations and that the value of the Company's assets that might be realized in a liquidation would be significantly less than its value as a going concern. In addition, since ResCare is being sold as an ongoing business, its liquidation value is less relevant to a determination as to whether the Transaction is fair to the Company's unaffiliated shareholders. The Independent Directors also believe that net book value is not a material indicator of the value of ResCare as a going concern. The Company's net book value per share, calculated by dividing shareholders' equity by the number of common shares outstanding on an as converted basis, was $13.18 per share as of June 30, 2010, and $11.98 per share as of September 30, 2010. Net book value does not take into account the future prospects of the Company, market conditions, or trends and the business risks inherent in providing government-funded human services.

        The Independent Directors did not separately consider the Company's going concern value as the Independent Directors believe that such value is adequately reflected in the various analyses summarized in "Special Factors—Reports, Opinions, Appraisals and Negotiations—Opinion of Financial Advisor" that the Independent Directors used in making their determination.

        The Independent Directors did not engage a financial advisor or other outside party to act solely on behalf of the unaffiliated shareholders and undertake any independent evaluation, appraisal or other analysis for the purpose of evaluating the fairness of the Transaction.

Opinion of the Financial Advisor to the Special Committee

        At the meeting of the Board of Directors on September 5, 2010, Goldman Sachs orally rendered its opinion to the Special Committee, subsequently confirmed in writing, that as of September 6, 2010 and based upon and subject to the factors and assumptions set forth in the written opinion, the $13.25 per share in cash to be paid to the holders (other than Purchaser, its affiliates and the holders of Rollover Shares) of the common shares pursuant to the Share Exchange Agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated September 6, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Special Committee in connection with the Special Committee's consideration of the Transaction. Goldman Sachs' opinion does not constitute a recommendation as to whether or not any holder of common shares should tender such shares in connection with the tender offer or how any holder of common shares should vote with respect to the share exchange or any other matter. In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the Share Exchange Agreement;

  •
  annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2009;

  •
  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

  •
  certain other communications from the Company to its stockholders;

  •
  certain publicly available research analyst reports for the Company; and

  •
  certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs' use by the Special Committee (the "Forecasts").

        Goldman Sachs also held discussions with members of the senior management of the Company and the Special Committee regarding their respective assessments of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the common shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the human services industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

        For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it and it did not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with the consent of the Special Committee that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Special Committee. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Share Exchange Agreement in any way meaningful to its analysis. Goldman Sachs has also assumed that the Transaction will be consummated on the terms set forth in the Share Exchange Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis. In addition, Goldman Sachs noted that the Special Committee has informed it that Purchaser and its affiliates beneficially own approximately 24.9% of the voting power represented by the issued and outstanding common and preferred shares of the Company and have certain rights under the Amended and Restated Articles of Incorporation of the Company, including a right of first refusal (subsequently waived, in certain circumstances, by Purchaser in the course of negotiation of the Share Exchange Agreement) that would apply if the Company were to propose to sell itself to a third party unaffiliated with Purchaser.

        Goldman Sachs' opinion did not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs' opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $13.25 per share in cash to be paid to the holders (other than Purchaser, its affiliates and the holders of Rollover Shares) of the common shares pursuant to the Share Exchange Agreement. Goldman Sachs' opinion did not express any view on, and did not address, any other term or aspect of the Share Exchange Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Share Exchange Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $13.25 per share in cash to be paid to the holders (other than Purchaser, its affiliates and the holders of Rollover Shares) of common shares pursuant to the Share Exchange Agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the Transaction on the solvency or viability of the Company or Purchaser or the ability of the Company or Purchaser to pay its obligations when they come due. Goldman Sachs' opinion was necessarily based on economic, monetary market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the Special Committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 2, 2010, and is not necessarily indicative of current market conditions.

        Historical Stock Trading Analysis.    Goldman Sachs analyzed the $13.25 per share in cash to be paid to holders (other than Purchaser, its affiliates and the holders of Rollover Shares) of the common shares pursuant to the Share Exchange Agreement in relation to the historical trading price of the Company's common shares. This analysis indicated that the price per share to be paid to the holders of the Shares pursuant to the Share Exchange Agreement represented:

  •
  a premium of 30.7% based on the closing price per common share on August 13, 2010 (the last trading day prior to the initial public announcement of Onex's proposal to the Company);

  •
  a premium of 35.9% based on the average closing price per common share during the one-month period ended August 13, 2010;

  •
  a premium of 3.0% based on the highest closing price per common share during the six-month period ended August 13, 2010; and

  •
  a discount of 13.5% based on the highest closing price per common share during the 52- week period ended August 13, 2010.

        Selected Companies Analysis.    Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the human services industry:

  •
  Almost Family, Inc.;

  •
  Amedisys, Inc.;

  •
  LHC Group, Inc.;

  •
  Magellan Health Services, Inc.;

  •
  Providence Service Corporation; and

  •
  Rehabcare Group, Inc. (collectively, the "Selected Companies")

        Although none of the Selected Companies are directly comparable to the Company, the Selected Companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

        With respect to each of the Selected Companies and the Company, Goldman Sachs calculated:

  •
  Enterprise Value ("EV"), which is the market value of common equity on a diluted basis (including outstanding warrants and options) plus the book value of total debt (including capital lease obligations), preferred equity and minority interest less cash and cash equivalents per the latest publicly available financial statements, as a multiple of estimated earnings before interest, taxes, depreciation and amortization ("EBITDA") for the calendar year 2010; and

  •
  Price per share as a multiple of estimated earnings per share ("P/E") for calendar years 2010 and 2011 (the "P/E" ratio).

        These calculations for the Selected Companies were based on the closing prices per share of the Selected Companies' respective common stock on September 2, 2010, information from SEC filings, estimates from the Institutional Brokers' Estimate System ("IBES") and other publicly available Wall Street research. These calculations for the Company were based on the closing price per share of the Company's common shares on August 13, 2010 ("Undisturbed Price"), the $13.25 per share in cash to be paid pursuant to the Share Exchange Agreement, and the Forecasts.

        The results of these analyses are summarized as follows:

	Calendarized Estimated EV/EBIDTA Multiples	Calendarized Estimated P/E Multiples
Company	2010	2010	2011
ResCare at Undisturbed Price	4.8x	9.1x	8.5x
ResCare at Offer Price	5.8x	11.9x	11.0x
Selected Companies	3.2x - 5.2x	5.6x - 12.4x	6.0x - 12.7x
Median (ResCare at Undisturbed Price and Selected Companies)	4.6x	7.8x	8.5x

        This analysis assisted Goldman Sachs and the Special Committee in understanding how stock of companies in the human services industry had been trading relative to commonly used financial metrics and the extent which the Company's common shares had been trading at, and the Purchase Price represented, a premium or a discount to the multiples and ratios of these financial metrics represented by the trading of the stock of these companies in the industry.

        Illustrative Present Value of Future Share Price of the Company.    Goldman Sachs performed an illustrative analysis of the present value of the future price per common share using the Forecasts. This analysis is designed to provide an indication of the present value of a theoretical future value of a company's equity as a function of such company's estimated future earnings and its assumed price to future earnings per share multiple. For this analysis, based on the Forecasts, Goldman Sachs first calculated the illustrative future values per common share by applying a range of forward 2011 price-to-earnings multiple estimates from 7.0x-10.0x to the forward earnings Forecasts for each of the fiscal years 2011 to 2015 to derive a future value in each of the years 2010 through 2014. The illustrative future values per Share in each year were then discounted back to August 13, 2010, using a discount rate of 10.0% reflecting an estimate of the Company's cost of equity. Goldman Sachs derived this discount rate by utilizing the Capital Asset Pricing Model ("CAPM"). Goldman Sachs utilized the CAPM to estimate the Company's cost of equity because, in Goldman Sachs' professional judgment, the CAPM is the most appropriate method available to estimate cost of capital for purposes of valuing companies operating in regions with active and liquid capital markets. CAPM takes into account certain financial metrics for the Company and the United States financial markets. The applied discount rate of 10% was based upon Goldman Sachs' judgment of an illustrative range based upon the above analysis. This analysis resulted in illustrative ranges of present values per common share for each of the years 2010, 2011, 2012, 2013 and 2014 as follows:

Fiscal Year	Illustrative Ranges of Present Value of Future Share Price for the Company
2010	$8.76 to $12.51
2011	$8.40 to $12.01
2012	$8.43 to $12.05
2013	$8.39 to $11.99
2014	$8.19 to $11.71

        Illustrative Discounted Cash Flow Analysis.    Goldman Sachs performed an illustrative discounted cash flow analysis on the Company using the Forecasts. Goldman Sachs calculated indications of net present value of free cash flows for the Company for the fourth quarter of fiscal year 2010 and each of the fiscal years 2011 through 2015. Goldman Sachs calculated implied prices per common share using illustrative terminal values in the year 2015 based on perpetuity growth rates ranging from (1.0%) to 1.0% and assuming no acquisitions or acquisition costs in terminal year calculations. These illustrative terminal values were then discounted to calculate implied indications of present values using illustrative discount rates ranging from 8.00% to 9.00%, reflecting estimates of the Company's weighted average cost of capital. Goldman Sachs derived this range of discount rates by utilizing the CAPM. Goldman Sachs utilized the CAPM to estimate the Company's weighted average cost of capital because, in Goldman Sachs' professional judgment, the CAPM is the most appropriate method available to estimate cost of capital for purposes of valuing companies operating in regions with active and liquid capital markets. CAPM takes into account certain financial metrics for the Company and the United States financial markets. The applied discount rates ranging from 8% to 9% were based upon Goldman Sachs' judgment of an illustrative range based upon the above analysis. This analysis resulted in a range of illustrative per share value indications of $10.47 to $17.15.

        Illustrative Leveraged Buyout Analysis.    Goldman Sachs performed illustrative leveraged buyout analyses using the Forecasts and publicly available historical information.

  Illustrative Leveraged Buyout Analysis—Purchaser

        In performing the illustrative leveraged buyout analysis with respect to such a buyout by Purchaser, Goldman Sachs assumed (a) purchase prices per common share ranging from $13.25 to $15.00 in cash; (b) a gross leverage ratio (defined as total debt excluding letters of credit/EBITDA) of 3.5x; (c) an amendment to the current credit facility to increase leverage ratios beyond current thresholds; (d) the Company's 7.75% Senior Notes remain outstanding; and (e) an additional $189.5 million term loan priced at LIBOR + 450 basis points with a LIBOR + 175 basis points floor. Based on a range of illustrative last twelve month EBITDA exit multiples of 5.5x to 6.5x for the assumed exit at the end of fiscal year 2015, which reflect illustrative implied prices at which Purchaser might exit its investment through a sale transaction, this analysis resulted in illustrative internal rate of equity returns to Purchaser ranging from 7.7% to 17.5%.

  Illustrative Leveraged Buyout Analysis—Hypothetical Financial Buyer

        In performing the illustrative leveraged buyout analysis with respect to such a buyout by a hypothetical financial buyer, Goldman Sachs assumed (a) purchase prices per common share ranging from $13.25 to $15.00 in cash; (b) a gross leverage ratio of 4.0x; (c) the retirement of the current credit facility and 7.75% Senior Notes; and (d) financing consisting of $261.8 million of bank debt priced at 6.50% and $157.1 million of senior notes priced at 10.00%. Based on a range of illustrative last twelve month EBITDA exit multiples of 5.5x to 6.5x for the assumed exit at the end of fiscal year 2015, which reflect illustrative implied prices at which a hypothetical financial buyer might exit its investment through a sale transaction, this analysis resulted in illustrative internal rate of equity returns to a hypothetical financial buyer ranging from 6.5% to 18.0%.

        These two illustrative leveraged buyout analyses assisted Goldman Sachs and the Special Committee in understanding the returns that Onex and a hypothetical financial buyer may achieve if they were to pay various prices per share to acquire ResCare under a specified set of assumptions. Review of these returns, together with the corresponding offer prices per ResCare common share, contributed to the understanding by Goldman Sachs and the Special Committee of the range of financial values that Onex and a hypothetical financial buyer, each operating under its respective set of illustrative assumptions, may attribute to ResCare in the context of a leveraged buyout transaction.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the Transaction.

        Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the Special Committee that, as of September 6, 2010 and based upon and subject to the factors and assumptions set forth therein, the $13.25 per share in cash to be paid to the holders (other than Purchaser, its affiliates and the holders of Rollover Shares) of the common shares pursuant to the Share Exchange Agreement was fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Purchaser, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The $13.25 per share in cash to be paid pursuant to the Share Exchange Agreement was determined through arm's length negotiations between the Special Committee and Purchaser and, consistent with the recommendation of the Special Committee, was approved by the Company's board of directors. Goldman Sachs provided advice to the Special Committee during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company, the Special Committee or the board of directors of the Company or that any specific amount of consideration constituted the only appropriate consideration for the Transaction.

        As described above, Goldman Sachs' opinion to the Special Committee was one of many factors taken into consideration by the Special Committee in making its determination to recommend that the board of directors approve the Share Exchange Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

        Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, any of its affiliates, any of the affiliates and portfolio companies of Onex Corporation, an affiliate of Purchaser, and third parties, or any currency or commodity that may be involved in the Transaction for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to the Special Committee in connection with, and participated in certain of the negotiations leading to, the Transaction. Goldman Sachs also has provided certain investment banking services to Onex and its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as administrative agent with respect to a covenant amendment and debt repurchase for Sitel Worldwide Corporation, a portfolio company of Onex (aggregate principal amount $760,000,000) in December 2008; as administrative agent with respect to an amendment to an existing bank loan credit agreement of Hawker Beechcraft Acquisition Company, LLC, a portfolio company of Onex and an affiliate of Goldman Sachs (aggregate principal amount $1,300,000,000) in December 2008; as joint bookrunner with respect to a public offering of 9,200,000 shares of common stock of Emergency Medical Services ("EMS Shares"), a portfolio company of Onex, in August 2009; as joint bookrunner with respect to a public offering of 9,200,000 EMS Shares in November 2009; as joint lead arranger with respect to a term loan financing of Hawker Beechcraft Acquisition Company, LLC (aggregate principal amount $200,000,000) in November 2009; as joint bookrunner with respect to the issuance of senior notes of SITEL, LLC, a portfolio company of Onex, (aggregate principal amount $300,000,000) in March 2010; and as dealer-manager with respect to a tender offer for outstanding debt securities of Hawker Beechcraft Acquisition Company, LLC (aggregate principal amount $300,000,000) in May 2010. Goldman Sachs may also in the future provide investment banking services to the Company and its affiliates and Onex and its affiliates and portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. In addition, affiliates of Goldman Sachs have co-invested with Onex and its affiliates from time to time and have invested in limited partnership units of affiliates of Onex from time to time and may do so in the future. During the two year period ended September 6, 2010, Goldman Sachs has not been engaged to provide investment banking services to ResCare unrelated to the Transaction for which its Investment Banking Division has received compensation.

        The Special Committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the Share Exchange Agreement. Pursuant to a letter agreement dated March 8, 2010, the Special Committee engaged Goldman Sachs to act as its financial advisor in connection with the Transaction. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $5 million, approximately $3.25 million of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Purpose and Reasons of the Purchaser Filing Persons for the Tender Offer and Share Exchange; Plans for ResCare After the Tender Offer and Share Exchange

        The purpose of the tender offer and share exchange is for Purchaser to acquire all of the outstanding ResCare common shares, and for the Purchaser Group to benefit from any future earnings and growth of ResCare after completion of the transactions.

        The share exchange will be completed as promptly as reasonably practicable following shareholder approval. In the share exchange, each ResCare common share remaining outstanding after completion of the tender offer (other than shares owned by the Purchaser Group and shares, if any, that are held by shareholders who exercise dissenters rights in accordance with the KBCA), will be exchanged for and represent the right to receive $13.25 per common share Purchase Price in cash, without interest. Upon the completion of the share exchange, Purchaser will own 100% of the capital stock of ResCare.

        Purchaser, Onex Partners III LP, Onex Partners, LP, Onex Corporation, Onex American Holdings II LLC, Onex US Principals LP, Onex Partners III GP LP, Onex American Holdings GP LLC, Onex Partners GP LP, Onex Partners GP Inc. and ResCare Executive Investco LLC (the "Purchaser Group" or "Purchaser Filing Persons") believe that ResCare will benefit from operating as a privately held entity. As a privately held entity, ResCare will have the flexibility to focus on continuing improvements to its business, including pursuing strategic transactions and acquisitions, without the constraints and distractions caused by the public equity market's valuation of ResCare and the focus on the quarter-to-quarter performance often emphasized by the public markets. The Purchaser Filing Persons believe that having such flexibility is especially important given the current regulatory uncertainty in the healthcare industry. Management will benefit from eliminating certain duties required in managing a publicly traded company, enabling them to devote more of their time and energy to core business operations. As a private company, ResCare will also have the ability to build capital, organically grow and make acquisitions and strategic investments through access to the private financial and public debt markets. Moreover, the Purchaser Filing Persons believe that ResCare's future business prospects can be improved through their active participation in the strategic direction and operations of ResCare. The Purchaser Filing Persons believe that recent ResCare common share price levels may be more reflective of the current difficult market environment than the long-term growth prospects of ResCare's business and, as a result, believe that an investment in ResCare's stock at the Purchase Price represents an attractive opportunity. Although the Purchaser Filing Persons believe that there will be significant opportunities associated with their investment in ResCare, they realize that there are also substantial risks (including the risks and uncertainties relating to ResCare's prospects).

        Having come to a determination to pursue the acquisition of all outstanding ResCare common shares, the Purchaser Filing Persons considered transaction structure alternatives and determined to make a cash tender offer followed by a second-step share exchange transaction. The Purchaser Filing Persons considered that a tender offer followed by a second-step merger is a common means of effecting a going-private transaction. A share exchange transaction, which is available under Kentucky law, has the same effects to the public shareholders as a second-step merger. The Purchaser Filing Persons believe that the tender offer and second-step transaction structure is preferable to a one-step merger or share exchange because they believe that the structure is a faster and more efficient process of completing the transaction than proceeding with calling a special meeting of the Company's shareholders, may result in a higher response rate from ResCare's shareholders, and will facilitate direct involvement in the process by Purchaser. In addition, the Purchaser Filing Persons believe that a direct offer to shareholders allowed the decision regarding the proposed transaction to be made by the shareholders who actually owned the ResCare common shares at the time of tendering, and, accordingly, have a true economic interest in the decision. In a one-step merger or share exchange process, a vote of shareholders is required and voting rights are limited to those who held ResCare common shares on a record date several weeks prior to the date of the vote and who therefore may or may not be shareholders as of the date of the vote. In addition, the Purchaser Filing Persons considered that shareholders who do not tender their ResCare common shares in the tender offer and who otherwise comply with applicable requirements may exercise dissenters' rights in connection with the share exchange pursuant to the KBCA.

        The Purchaser Filing Persons do not intend to make any changes in ResCare's strategic or operating philosophy following completion of the tender offer and share exchange. The Purchaser Filing Persons expect that ResCare will continue to operate its business on an independent and decentralized basis.

        The Purchaser Filing Persons expressly reserve the right to make any changes that they deem necessary, appropriate or convenient in light of their review or in light of future developments. Such changes could include, among other things, changes in ResCare's business, corporate structure, certificate of incorporation, by-laws, capitalization, management or dividend policy. Purchaser intends to retain the ResCare common shares acquired pursuant to the tender offer and the share exchange.

        Except for the Transaction, the Purchaser Filing Persons have no current plans or proposals or negotiations that relate to or would result in (i) an extraordinary corporate transaction, such as a share exchange, reorganization or liquidation involving ResCare, (ii) any purchase, sale or transfer of a material amount of assets of ResCare, (iii) any material change in ResCare's present dividend rate or policy or (iv) any other material change in ResCare's business.

Position of the Purchaser Filing Persons as to the Fairness of the Tender Offer and Share Exchange

        The rules of the SEC require the Purchaser Filing Persons to express their belief as to the fairness of the tender offer and the share exchange to ResCare's unaffiliated shareholders.

        The Purchaser Filing Persons believe that the Purchase Price to be received by ResCare's unaffiliated shareholders pursuant to the tender offer and the share exchange is fair to such shareholders. The Purchaser Filing Persons base their belief on, among other things, the following material factors, each of which, in their judgment, supports their views.

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  The Purchase Price represents a 30.7% premium to the last reported sales price of ResCare common shares on August 13, 2010, the last trading day before the public announcement of the submission by Onex Corporation to the Board of Directors of a proposal to acquire the common shares not held by the Purchaser Group, a 35.9% premium to the average closing price during the prior month, and an 18.9% premium to the average closing price during the prior six months.

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  The tender offer and share exchange will provide holders with liquidity at a substantial premium, without the brokerage and other costs typically associated with market sales.

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  The Purchase Price will be paid in cash providing shareholders with certainty of value in the tender offer or the share exchange.

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  The tender offer and the share exchange are not subject to any financing conditions.

        In addition, the Purchaser Filing Persons believe that the tender offer is procedurally fair to ResCare's unaffiliated shareholders, based on the following factors:

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  The tender offer was conditioned upon there being validly tendered and not withdrawn a number of shares that constitute at least a majority of the outstanding ResCare common shares that are not held by the Purchaser Group (assuming the exercise of all outstanding stock options having an exercise price less than the Offer Price, and excluding any Rollover Shares), which condition is not waivable.

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  The Board of Directors has, based on the unanimous approval and recommendation of the Special Committee, which is comprised solely of four independent directors, unanimously (with three directors not present) (i) determined that the Share Exchange Agreement and the transactions contemplated thereby, including the tender offer and the share exchange, are advisable and in the best interests of and are fair to ResCare and its unaffiliated shareholders, (ii) approved the Share Exchange Agreement and the transactions contemplated thereby, including the tender offer and the share exchange, and (iii) recommended that shareholders accept the tender offer, tender their common shares into the tender offer and, to the extent required by applicable law, approve the share exchange and the Share Exchange Agreement.

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  In connection with its making the foregoing recommendations and approvals, the Special Committee was advised by nationally recognized advisors, including its legal counsel and financial advisor.

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  The Share Exchange Agreement included a 40-day "go-shop" provision that allowed ResCare to actively solicit, pursue and negotiate competing proposals for the acquisition of ResCare until October 16, 2010, and to continue discussions with interested parties identified during such process under certain circumstances.

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  The tender offer structure allowed each of ResCare's shareholders to decide voluntarily whether or not to tender such shareholder's shares in the tender offer.

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  Unaffiliated shareholders had sufficient time to make a decision whether or not to tender in the tender offer.

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  Following consummation of the tender offer, shareholders who did not tender will receive the same price per common share in cash in the share exchange as was paid in the tender offer.

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  Shareholders who did not tender their common shares in the tender offer, and who follow the applicable procedures required under the KBCA, will be entitled to a judicial appraisal of the fair value of their common shares in connection with the share exchange.

        The Purchaser Filing Persons also considered the following factors, each of which they considered negative in their considerations concerning the fairness of the terms of the Transaction:

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  Shareholders who tender all of their common shares in the tender offer or have their common shares converted into cash in the share exchange would cease to participate in the future earnings or growth, if any, of ResCare or benefit from increases, if any, in the value of ResCare.

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  As to the Purchase Price, the financial interests of the Purchaser Filing Persons are different than the financial interests of ResCare's unaffiliated shareholders. In addition, certain officers and directors of ResCare have actual or potential conflicts of interest in connection with the tender offer and the share exchange.

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  The sale of common shares in the tender offer or the share exchange will be taxable for United States federal income tax purposes.

        The Purchaser Filing Persons did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to fairness.

        The Purchaser Filing Persons' consideration of the factors described above reflects their assessment of the fairness of the Purchase Price to ResCare's unaffiliated shareholders in relation to the going-concern value of ResCare on a stand-alone basis. In reaching the conclusion as to fairness, the Purchaser Filing Persons did not consider the liquidation value or net book value of ResCare. Neither the net book value nor the liquidation value is an indication of the current or future earnings power of ResCare. The Purchaser Filing Persons believe that the value of ResCare's assets that might be realized in a liquidation would be significantly less than their value as a going concern. Further, because ResCare is being sold as an ongoing business, its liquidation value is irrelevant to a determination as to whether the tender offer is fair to unaffiliated shareholders. The Purchaser Filing Persons did not consider net book value, which is an accounting concept, as a factor because they believe that net book value is not a material indicator of the value of ResCare as a going concern but rather is indicative of historical costs.

        As a result of the tender offer, Purchaser Filing Persons' direct and indirect interest in ResCare's net book value and net earnings will increase to the extent of the number of common shares acquired in the tender offer. Following the consummation of the share exchange, the Purchaser Filing Persons' interest in the net book value and net earnings of ResCare is expected to increase from approximately 24.9% to approximately 98%. The Purchaser Filing Persons will also bear a similar percentage of the risk of losses generated by ResCare's operations and any decrease in the value of ResCare after the share exchange. The Purchaser Filing Persons' interest in ResCare's net book value was $102.1 million as of September 30, 2010 and in ResCare's net loss was $5.7 million for the nine months ended September 30, 2010. On a pro forma basis, as adjusted for the acquisition of common shares in the tender offer and the share exchange, the Purchaser Filing Persons' interest in ResCare's net book value would have been $409.9 million as of September 30, 2010, and their interest in ResCare's net loss for the nine months ended September 30, 2010 would have been $23.0 million. ResCare's net book value of $13.18 per share as of June 30, 2010 and of $11.98 per share as of September 30, 2010 are each less than the Purchase Price.

        To the best of the Purchaser Filing Persons' knowledge, no firm offer has been made by any person, other than Purchaser, during the two years preceding the date hereof for (i) the merger or consolidation of ResCare with or into another company, or vice versa, (ii) the sale or other transfer of all or any substantial part of the assets of ResCare or (iii) a purchase of ResCare's securities that would enable the holder of such securities to exercise control of ResCare.

        The foregoing discussion of the information and factors considered and given weight by the Purchaser Filing Persons is not intended to be exhaustive, but is believed to include the material factors considered by the Purchaser Filing Persons.

        The Purchaser Filing Persons' view as to the fairness of the transactions to shareholders of ResCare should not be construed as a recommendation to any shareholder as to whether that shareholder should approve the Share Exchange Agreement or any of the transactions contemplated thereby.

Certain Effects of the Tender Offer and Share Exchange

        The Share Exchange Agreement provides that after completion of the tender offer, Purchaser and ResCare will, subject to the satisfaction of certain conditions, cause the share exchange to occur as promptly as reasonably practicable thereafter. Approval of the share exchange requires the affirmative vote of both a majority of the outstanding common shares and a majority of the preferred shares. As a result of Purchaser's acquisition of [            ] common shares tendered in the tender offer, Purchaser owns [            ]% of the outstanding common shares and 100% of the outstanding preferred shares, which is sufficient to ensure that the share exchange will be approved by ResCare's shareholders. In the share exchange, each common share then issued and outstanding (other than Shares held by the Purchaser Group, the Rollover Shares and Shares held by shareholders who exercise dissenters' rights in accordance with the KBCA) will be exchanged for the right to receive the Purchase Price in cash.

Effect of the Transaction on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations

        Market for the Shares.    The purchase of common shares by Purchaser pursuant to the tender offer has reduced the number of holders of common shares and the number of common shares that might otherwise trade publicly which could adversely affect the liquidity and market value of the remaining common shares held by the public. No public market for ResCare's common shares will exist following completion of the share exchange.

        Stock Listing.    ResCare common shares are listed on the NASDAQ Global Select Market under the symbol "RSCR". [Alternate 1: ResCare's common shares continue to meet the criteria for continued listing on NASDAQ. If the common shares cease to meet such criteria for any reason prior to the consummation of the share exchange, in accordance with the terms of Share Exchange Agreement, ResCare will cooperate with Purchaser and use its reasonable best efforts to take such steps as are needed to enable the delisting of the ResCare common shares on NASDAQ as promptly as practicable.]

        [Alternate 2: ResCare's common shares no longer meet the standards for continued listing on NASDAQ, and in accordance with the terms of Share Exchange Agreement, ResCare is cooperating with Purchaser and using its reasonable best efforts to take such steps as are needed to enable the delisting of ResCare's common shares on NASDAQ as promptly as practicable.] In addition, NASDAQ could take action to terminate the listing of the common shares if ResCare ceases to satisfy applicable listing requirements. If the common shares are delisted from NASDAQ, the market for the common shares could be adversely affected.

        In any case, the listing of the common shares on NASDAQ will be terminated upon completion of the share exchange.

        Exchange Act Registration.    ResCare common shares are currently registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Registration of the common shares under the Exchange Act may be terminated following application of ResCare to the SEC, if the common shares are neither listed on a national securities exchange nor held by 300 or more holders of record. [Alternate 1: If the criteria for terminating the registration of the common shares under the Exchange Act are satisfied prior to the Effective Time, then in accordance with the terms of the Share Exchange Agreement, ResCare will cooperate with Purchaser and use its reasonable best efforts to take such steps as are needed to enable the termination of such registration as promptly as practicable.]

        [Alternate 2: Because the common shares are held by less than 300 persons, in accordance with the terms of the Share Exchange Agreement, ResCare will apply to terminate the registration of the common shares under the Exchange Act promptly following the delisting of the common shares from NASDAQ, and otherwise will cooperate with Purchaser and use its reasonable best efforts to take such steps as are needed to enable the termination of such registration as promptly as practicable.]

        Termination of registration of the common shares under the Exchange Act would substantially reduce the information required to be furnished by ResCare to its shareholders and to the SEC in respect of the common shares and would make certain provisions of the Exchange Act no longer applicable to ResCare, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings. Furthermore, the ability of "affiliates" of ResCare and persons holding "restricted securities" of ResCare to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be impaired or eliminated.

        Margin Regulations.    ResCare common shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the common shares. If following the tender offer (i) less than three dealers make a market in the common shares, (ii) daily quotations for both bid and asked prices for the common shares are not continuously available to the general public, (iii) there are fewer than 300,000 common shares outstanding (in addition to shares beneficially owned by officers, directors or beneficial owners of more than 10 percent of the stock) (iv) there are fewer than 800 holders of record of the common shares

(who are not officers, directors or beneficial owners of 10 percent or more of the common shares) or (v) the Federal Reserve Board finds it necessary or appropriate in the public interest to remove the common shares from the list of marginable OTC stocks, the ResCare common shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. In addition, if registration of the common shares under the Exchange Act were terminated, the shares would no longer constitute "margin securities."

Rule 13e-3

        Because Purchaser is an affiliate of ResCare, the transactions contemplated by the Share Exchange Agreement constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning ResCare and certain information relating to the fairness of the tender offer and the share exchange and the consideration offered to unaffiliated shareholders be filed with the SEC and disclosed to unaffiliated shareholders. Purchaser has provided such information in the Offer to Purchase and a combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 and the exhibits thereto filed with the SEC pursuant to Rules 14d-3 and 13e-3 under the Exchange Act.

Agreements among ResCare, Purchaser and the Purchaser Group

        Voting Agreement.    Pursuant to a Voting Agreement (the "Voting Agreement") between ResCare and Onex Partners LP, Onex American Holdings II LLC, Onex US Principals LP and Rescare Executive Investco LLC (the "Onex Investors"), the Onex Investors agreed to vote their common and preferred shares in favor of (a) the Share Exchange Agreement and the transactions contemplated thereby and (b) any alternative transaction that provides for an all cash acquisition of the Company's equity approved by the Company's Board of Directors, subject to the Company's compliance with the Share Exchange Agreement, including that the Company shall have paid the applicable break-up fee to Purchaser. In addition, pursuant to the Voting Agreement, the Onex Investors have agreed not to transfer their common and preferred shares other than pursuant to a tender offer or sale under Rule 144 promulgated under the Securities Act of 1933. The Voting Agreement will terminate upon: (a) the consummation of the share exchange; (b) the termination of the Share Exchange Agreement for reasons other than arising from the Company's approval of a superior proposal; (c) after the consummation or termination of the agreement with respect to, or vote upon, a superior proposal; (d) six months after an agreement with respect to a superior proposal is signed; or (e) if the Purchaser terminates the Share Exchange Agreement, the Company does not sign an alternative agreement with a third party within five days of a change of recommendation by the Company's Board of Directors.

        Rollover Agreements.    As described in more detail below under "Interests of Certain Persons in the Share Exchange," the Rollover Shareholders have delivered Rollover Agreements to Onex Partners III LP providing that they will, among other things, (i) agree not to tender into the tender offer and (ii) transfer their common shares to Purchaser in exchange for equity interests in Purchaser, with such shares valued at the Offer Price. The Rollover Agreements terminate upon termination of the Share Exchange Agreement.

        Management Services Agreement.    ResCare is party to a management services agreement with Onex Partners Manager LP under which Onex Partners Manager LP is retained to advise and assist ResCare's management and board of directors from time to time on business and financial matters. Under the agreement, ResCare pays Onex Partners Manager LP an annual advisory fee of $350,000. The agreement will remain in effect until Onex and its affiliates no longer hold at least 26,452 shares of the Company's Series A Preferred Stock. Mr. Le Blanc, a director of ResCare, is managing director of Onex Partners Manager LP, an affiliate of Purchaser.

        Board Representation.    The Share Exchange Agreement entitles Purchaser to designate a number of directors proportional to the percentage of outstanding common shares held by the Purchaser Group at the time of such designation (on a fully diluted basis), and ResCare is required to take all actions necessary to appoint such persons to the Board of Directors and ensure majority representation on each committee of the Board, subject to the requirement that the Company must use reasonable efforts to ensure that at least three of its independent directors (for the purposes of the continued listing requirements of NASDAQ and SEC rules) remain on the Board of Directors until consummation of the share exchange. As of the date of this proxy statement, Purchaser had not exercised this right.

        The 2004 Onex Transaction.    In March 2004, the Company sold to the Onex Investors a total of 48,095 ResCare preferred shares at a purchase price of $1,050 per share, or a total purchase price of $50,500,000. The preferred shares are convertible into common shares at a conversion price of $10.50 per common share, subject to anti-dilution adjustments in certain circumstances. At the same time as their purchase of the preferred shares, the Onex Investors also purchased 3,700,000 outstanding common shares for $8.90 per share from three of ResCare's then directors, including 300,000 shares from ResCare's current Chairman, Ronald G. Geary. These transactions were approved by shareholders at ResCare's 2004 Annual Meeting.

  Terms of the Series A Preferred Stock

        Board Representation; Voting.    The preferred shares are represented on the Company's board of directors by two directors who are elected solely by preferred shareholders. Preferred shareholders are also entitled to vote for all other directors. Each preferred shareholder is entitled to cast a number of votes equal to that number of shares of common stock into which the holder's preferred shares can be converted. Robert M. Le Blanc, a managing director of Onex, and Ralph G. Gronefeld, Jr., the Company's President and Chief Executive Officer, currently represent the preferred shareholders on the Company's board of directors. Mr. Le Blanc has served as a director of ResCare since June 2004. Mr. Gronefeld has served as a director since November 2006.

        Right of First Refusal.    For so long as the Onex Investors or their permitted transferees own at least 26,452 preferred shares, ResCare is not permitted to sell substantially all of its assets or equity by merger, consolidation or otherwise without first giving the Onex Investors or their permitted transferees the right to acquire such assets or equity on the same terms and conditions. The Onex Investors agreed to waive and release their right of first refusal with respect to a definitive agreement relating to a superior proposal that ResCare executes, provided that ResCare terminates the Share Exchange Agreement, pays the break-up and otherwise complies with the terms of the Share Exchange Agreement.

        Put Rights.    Preferred shareholders have a right to require ResCare to redeem their preferred shares at a purchase price per share equal to $1,050 plus an amount equal to the aggregate of all accrued but unpaid dividends if ResCare closes a sale of substantially all of ResCare's assets or equity by merger, consolidation or otherwise.

        Conversion.    The preferred shares are convertible into common shares at any time, in whole or in part, at the option of their holder. The number of common shares that a preferred shareholder will be entitled to receive upon conversion of one preferred share will equal the number of shares obtained by dividing (1) $1,050, plus an amount equal to the aggregate of all unpaid dividends which have accrued on such share to the date upon which the conversion takes place, by (2) the conversion price, which is initially $10.50, subject to adjustment for certain events, including stock splits, stock dividends and issuance of convertible securities or common stock at a price per share below the then effective conversion price. As of the date of this proxy statement, each preferred share is convertible into 100 common shares.

        Corporate Governance and Special Voting Rights.    The Onex Investors are entitled to elect two of nine directors for so long as they hold at least 31,262 preferred shares. If the Onex Investors hold less than 31,262 preferred shares, but more than 14,428 preferred shares, the Onex Investors are entitled to elect one director. If the Onex Investors hold less than 14,428 preferred shares, the Onex Investors are not entitled to any special rights to elect directors.

        In addition, for so long as the Onex Investors or their permitted transferees are entitled to elect directors, the approval of the directors nominated and elected by the Onex Investors is required in order for ResCare to take any of the following actions:

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  the adoption of a "poison pill" rights plan;

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  any issuance or incurrence of debt, other than any borrowing that does not cause ResCare to have aggregate debt that causes the ratio of ResCare's debt to EBITDA (earnings before interest, taxes, depreciation and amortization) on the date the debt is incurred to exceed the ratio of ResCare's debt on the date the Preferred Stock was issued to ResCare's EBITDA for the year ended December 31, 2003;

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  the hiring and termination of the chief executive officer;

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  the approval of any new stock option, restricted stock, stock purchase or stock bonus plan or arrangement or any increase in the number of shares issuable under existing plans;

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  any action by ResCare's board of directors to change the number of positions on the board of directors; or

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  the declaration and payment of dividends on ResCare capital stock in an amount greater than $10,000,000 per year.

        For so long as the Onex Investors or their permitted transferees own at least 26,452 preferred shares, their consent is required in order for ResCare to take any of the following actions:

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  any authorization, issuance or reclassification of any of ResCare's equity securities or any convertible securities, or any derivative or similar securities with respect to any of the foregoing other than the issuance of (A) options to purchase common shares to employees, consultants, officers or non-employee directors pursuant to any existing stock option plan or (B) shares of any class or series ranking junior to preferred shares;

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  the authorization or creation of, or the increase in the authorized amount of, or the issuance of any shares of any class or series of ResCare's securities ranking senior to or on a par with the preferred shares with respect to distributions or rights on liquidation, or any security convertible into or exercisable for or otherwise representing the right to acquire any such securities or any derivative or similar securities representing any of the foregoing;

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  ResCare's liquidation, dissolution, winding up or reorganization; or

  •
  any amendment to ResCare's articles of incorporation or bylaws if such amendment would require the vote of the holders of preferred shareholders as a class under Kentucky law.

Interests of Certain Persons in the Share Exchange

        Employment Agreements.    ResCare has employment agreements with each of its five executive officers. The agreements are substantially similar to each other, and were approved by the Executive Compensation Committee of the Board of Directors. These employment agreements include a change of control provision that would accelerate the vesting of any restricted share awards if there is a change of control of the Company as that term is defined in our 2005 Omnibus Incentive Compensation Plan, adopted by ResCare's shareholders in June 2005. The purchase of the common shares tendered in the tender offer by Purchaser constituted a change of control that accelerated the vesting of the restricted stock.

        In addition, the employment agreements provide that if an executive's employment is terminated without cause or if the employment agreement is not extended by the Company, the executive's base salary will continue for a period of twelve months, except for Mr. Gronefeld and Mr. Miles. If, within two years after a change of control, Mr. Gronefeld's employment agreement is terminated either by ResCare without cause or by Mr. Gronefeld for good reason as defined in his agreement, he is entitled to receive a lump sum payment equal to the greater of the unpaid amount of his then-current base salary for the balance of the term of the agreement or three times his then-current base salary. If Mr. Miles' employment is terminated without cause by the Company within two years after a change of control, he is entitled to receive a lump sum payment equal to two times his then current base salary. He is also entitled to receive any earned but unpaid incentive bonus for a calendar year ending before termination and a pro-rated incentive bonus for the current year through the date of termination.

        ResCare does not provide its executives with tax gross-up protection if the benefits provided upon or following a change in control result in excise taxes under Section 280G of the Internal Revenue Code.

        Potential Payments Upon Change in Control.    The following table provides information about payments or benefits that would be due to the executive officers under the terms of their current employment agreements following a change in control of the Company. These amounts assume cash incentive compensation payment at 100% of targeted incentive compensation which equals 100% base salary.

Payments Under Termination	Involuntary Termination (change in control)
Severance (2010 Base Salary and Target Bonus)
Ralph G. Gronefeld	$1,760,000
Patrick G. Kelley	800,000
David W. Miles	900,000
Richard L. Tinsley	460,000
David S. Waskey	450,000
Stock Options (none outstanding)
Restricted Stock(1)
Ralph G. Gronefeld	$2,170,867
Patrick G. Kelley	33,125
David W. Miles	158,576
Richard L. Tinsley	0
David S. Waskey	0
Total
Ralph G. Gronefeld	$3,930,867
Patrick G. Kelley	833,125
David W. Miles	1,058,576
Richard L. Tinsley	460,000
David S. Waskey	450,000

(1)
Shares that automatically vested upon the change in control, valued at $13.25 per share. These shares are to be exchanged for equity in the Purchaser in lieu of cash.

        The employment agreements provide that each executive is entitled to receive the following amounts earned during his employment, regardless of the manner of termination:

  •
  Base salary until date of termination;

  •
  Earned but unpaid cash incentive compensation for the calendar year preceding termination (except termination for cause in which case no incentive compensation for the calendar year in which employment is terminated shall be paid);

  •
  Unused paid time off;

  •
  Amounts accrued and vested in the company's 401k plan.

        Rollover Agreements.    In connection with the Share Exchange Agreement, ResCare's five executive officers, Ralph G. Gronefeld,  Jr., Patrick G. Kelley, David W. Miles, Richard L. Tinsley and David S. Waskey, and eight other officers (collectively, the "Rollover Investors") have agreed to transfer all of the common shares held by them, net of shares surrendered to satisfy tax withholding obligations, to Purchaser in exchange for equity interests in Purchaser, with those shares valued at the Purchase Price. It is expected that some other members of management of ResCare (but no other current directors) will also be permitted (but not required) to roll over their common shares into equity of Purchaser on the same basis. Any such contributions would only be made at such time as the conditions to the share exchange are satisfied or waived and were not made in connection with the tender offer. The following table shows the current common share ownership of the Rollover Investors prior to the share exchange and their anticipated ownership after the share exchange.

	Prior to Share Exchange		Post Share Exchange
Rollover Investors	Shares	(%)	(%)
Ralph G. Gronefeld, Jr.(1)	320,365	0.936%	1.775%
Patrick G. Kelley	4,565	0.013%	0.025%
David W. Miles	15,570	0.045%	0.086%
Richard L. Tinsley	3,049	0.009%	0.017%
David S. Waskey	2,594	0.008%	0.014%
Other officers	21,470	0.063%	0.118%

(1)
Includes 3,763 shares held by the Retirement Savings Plan over which Mr. Gronefeld has no voting power but does have investment power, and 700 shares held in his wife's IRA for which Mr. Gronefeld holds neither voting nor investment power.

        Employment.    The Share Exchange Agreement provides that Purchaser currently intends to continue the employment of ResCare's employees on the same terms and conditions as are currently in effect, including with respect to salaries, severance benefits and other compensation benefits, exclusive of equity awards.

        Indemnification and Insurance.    From and after the Effective Time, Purchaser will cause ResCare to assume the obligations with respect to indemnification for acts or omissions occurring at or prior to the Effective Time now existing in favor of current or former directors or officers of ResCare and Purchaser will indemnify the current or former directors or officers of Purchaser against any claims arising out of actions taken by them in such capacities in connection with the transactions contemplated by the Share Exchange Agreement. In addition, from and after the Effective Time, if Purchaser or ResCare consolidates, merges or transfers all its stock, properties or assets to any person, then proper provision will be made so that the successors or assigns of Purchaser of ResCare will succeed to these indemnification obligations.

        For six years after Purchaser's purchase of common shares tendered in the tender offer, ResCare will maintain in effect the current directors' and officers' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by ResCare's insurance policies on terms no less favorable than those of such policy in effect on the date of the Share Exchange Agreement. ResCare may also substitute insurance policies providing at least the same coverage and on terms no less favorable to the covered persons. ResCare will not be obligated to pay more than 300% of the annual premiums currently paid by ResCare for such insurance. Instead of the foregoing insurance coverage, ResCare may purchase "tail" insurance coverage on terms no less favorable than that described above.

        Director Compensation.    As of November 22, 2010, each non-employee director (other than Mr. Le Blanc) held 6,000 shares of restricted common stock that vested upon completion of the tender offer. Mr. Le Blanc holds no restricted stock.

        The ResCare Non-Employee Director Deferred Stock Compensation Program (the "Deferral Program") provides that non-employee directors may defer their director fee payments and receive such deferred payments in the form of ResCare common share units. Ms. Kirtley, Dr. Braddock, and Mr. Hallagan have elected to defer some or all of their director compensation under the Deferral Program. The Deferral Program terminated upon consummation of the tender offer, and each stock unit account was settled via a lump sum payment following the consummation of the tender offer.

        The following table summarizes the common share units held by the directors who participate in the Deferral Program, and the lump sum payment each such director received in connection with the settlement of such units upon consummation of the tender offer.

Name	Total Deferral Program Units	Total Payment Due under Share Exchange Agreement
Olivia F. Kirtley	26,701.03	$353,788.65
David Braddock	14,822.99	196,404.62
Robert E. Hallagan	10,845.29	143,700.09

Total	52,369.31	$693,893.36

        Certain Relationships and Related Transactions.    Several of the directors of ResCare have ongoing relationships with ResCare, which are described below. These relationships may continue after the consummation of the Share Exchange.

        Steven S. Reed and his law firm Reed Wicker, LLC provide legal services to ResCare from time to time. Payments for these services totaled $43,560 for 2009.

        Dr. David Braddock provides occasional consulting services to ResCare under the terms of a consultation agreement with an organization affiliated with the University of Colorado of which Dr. Braddock is a member. The payments to the organization are $24,000 annually of which Dr. Braddock receives a portion.

        Olivia F. Kirtley is a director of US Bancorp, which participates in the syndicate of lenders underwriting our credit facility and administers our purchasing-card program.

        ResCare leases certain of our facilities under an operating lease with Ventas, Inc., a publicly traded healthcare real estate investment trust for which Ronald G. Geary, is a director. The lease commenced in October 1998 and extends through 2010. Lease payments to the trust totaled approximately $1 million in 2009, which was less than 5% of the revenues of both Ventas and ResCare for fiscal 2009. Aggregate future rentals during the term of the lease are estimated to be approximately $800,000, subject to annual increases based on the consumer price index.

        ResCare is party to a management services agreement with Onex Partners Manager, LP, an affiliate of Onex Partners LP under which Onex Partners Manager is retained to advise and assist ResCare's management and board of directors from time to time on business and financial matters. Under the agreement, ResCare pays an annual management fee of $350,000, which did not exceed 5% of either ResCare's or Onex Partners Manager's consolidated gross revenues for fiscal 2009. The agreement will remain in effect until Onex Partners and its affiliates no longer hold at least 26,452 ResCare preferred shares. Robert M. Le Blanc is managing director of Onex Partners Manager.

 Regulatory and Other Approvals

        Except as described above and except for the filing of the articles of share exchange with the Kentucky Secretary of State to effectuate the share exchange, there are no other federal or state regulatory requirements which remain to be complied with in order for the share exchange to be consummated in accordance with the terms of the Share Exchange Agreement.

Financing

        The tender offer was not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to complete the tender offer and consummate the share exchange is estimated to be approximately $336 million, plus related transaction fees and expenses. Purchaser obtained the funds to purchase the Shares validly tendered and not withdrawn in the tender offer from equity contributions from its affiliates and expects to obtain third party financing to consummate the share exchange. To the extent that Purchaser cannot obtain third party financing in order to consummate the share exchange, Purchaser will obtain any remaining funds necessary from equity contributions from its affiliates.

Certain United States Federal Income Tax Consequences

        The following is a summary of the material United States federal income tax consequences of the share exchange relevant to U.S. Holders and Non-U.S. Holders (each as defined below). The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing United States Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to U.S. Holders and Non-U.S. Holders that hold common shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to common shares acquired pursuant to the exercise of employee stock options or otherwise as compensation, common shares held as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment, or to certain types of holders (including, without limitation, financial institutions, insurance companies, partnerships and other pass-through entities, United States expatriates, holders subject to the alternative maximum tax under the Code, tax-exempt organizations and dealers in securities) that may be subject to special rules. This discussion does not address the effect of any United States federal estate or gift tax laws, as well as any state, local, non-United States or other tax laws.

        For the purposes of this discussion, a "U.S. Holder" is a beneficial owner of common shares that exchanges common shares for cash pursuant to the share exchange, and is: (i) an individual who is a United States citizen or resident for United States federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate that is subject to United States federal income tax regardless of its source, or (iv) a trust if (a) a United States court is able to exercise supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a United States person for United States federal income tax purposes. A "Non-U.S. Holder" is a beneficial owner of common shares that exchanges common shares for cash pursuant to the share exchange, and that is not a U.S. Holder or a partnership or other pass-through entity.

EACH U.S. HOLDER AND NON-U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE SHARE EXCHANGE, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

U.S. Holders

        Sale of Shares.    The receipt of cash for common shares pursuant to the share exchange by a U.S. Holder will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a U.S. Holder that receives cash in exchange for common shares pursuant to the share exchange will recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the U.S. Holder's adjusted tax basis in the common shares exchanged in the share exchange. Gain or loss must be determined separately for each block of common shares exchanged pursuant to the share exchange (for example, shares acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss if the Holder has held such common shares for more than one year at the time consummation of the share exchange (as applicable). In general, long-term capital gain of a non-corporate U.S. Holder (including an individual U.S. Holder) is currently subject to a maximum United States federal income tax rate of 15%. There are limitations on the deductibility of capital losses.

        Backup Withholding.    Payments to a U.S. Holder in connection with the share exchange may be subject to backup withholding at a rate of 28% unless such U.S. Holder (i) provides a correct TIN (which, for an individual U.S. Holder, is the U.S. Holder's social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide a correct TIN may be subject to penalties imposed by the IRS. U.S. Holders may prevent backup withholding by completing and signing the Form W-9 included as part of the Letter of Transmittal. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the U.S. Holder's United States federal income tax liability, provided that the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Each U.S. Holder should consult its tax advisor as to such U.S. Holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

        Sale of Shares.    Any gain realized upon the receipt of cash for common shares pursuant to the share exchange by a Non-U.S. Holder will not be subject to United States federal income tax unless: (i) the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States, or if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States, (ii) the Non-U.S. Holder is a nonresident alien individual that will be present in the United States for 183 days or more during the taxable year of the share exchange, and certain other requirements are met, or (iii) the common shares constitute a "United States real property interest" for United States federal income tax purposes with respect to the Non-U.S. Holder by reason of the Company's status as a "United States real property holding corporation" (a "USRPHC") at any time within the shorter of the five-year period preceding the share exchange (as applicable) or the Non-U.S. Holder's holding period for common shares. The Company has not disclosed in its public filings that it is or has been a USRPHC. However, even if the Company is or has been a USRPHC, a Non-U.S. Holder would not be subject to United States federal income tax as long as the Non-U.S. Holder actually or constructively holds or held, during the applicable period, 5% or less of ResCare's common shares.

        Unless an applicable income tax treaty provides otherwise, gain described in (i) in the preceding paragraph will be subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder recognizing such gain were a U.S. Holder. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. Holders are urged to consult any applicable income tax treaties that may provide for different rules. Gain recognized by an individual Non-U.S. Holder described in (ii) in the preceding paragraph will be subject to United States federal income tax at a flat 30% rate (unless an applicable income tax treaty provides otherwise), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States for United States federal income tax purposes).

        Backup Withholding.    Payments to a Non-U.S. Holder in connection with the share exchange may be subject to backup withholding at a rate of 28% unless such a Non-U.S. Holder furnishes the required certification as to its non-United States status by providing the applicable Form W-8 (a copy of which can be obtained from the Depositary) or by otherwise establishing that such Non-U.S. Holder is not subject to backup withholding. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the Non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Each Non-U.S. Holder should consult its tax advisor as to such Non-U.S. Holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

 THE SHARE EXCHANGE AGREEMENT

        This section of the proxy statement is a summary of the material terms of the Share Exchange Agreement and is qualified in its entirety by reference to the Share Exchange Agreement, a copy of which is included as Annex A to this proxy statement. We urge you to read the full text of the Share Exchange Agreement because it is the legal document that governs the contractual obligations of ResCare and Purchaser in relation to the share exchange. We have included this description of the Share Exchange Agreement to provide you with information regarding its terms. This description is not intended to modify or supplement any factual disclosures about ResCare in public reports filed with the SEC. In particular, the Share Exchange Agreement and this summary of terms is not intended to be, and should not be relied upon as, disclosures regarding facts and circumstances relating to ResCare (except to the extent that the terms of the Share Exchange Agreement are disclosed).

        The only conditions to the share exchange are the approval of the Share Exchange Agreement at the special meeting, the receipt and continued effectiveness of any needed regulatory approvals and the absence of any legal prohibition to the consummation of the transaction. As a result of the completion of the tender offer, the Purchaser Group owns [    •    ]% of the common shares and 100% of the preferred shares. Therefore, the Purchaser Group is entitled to cast a number of votes sufficient to assure approval of the Share Exchange Agreement at the special meeting without regard to the vote of any other shareholder.

The Share Exchange

        The Share Exchange Agreement provides that, at the time when the share exchange takes effect (the "Effective Time"), each issued and outstanding common share (other than treasury stock, shares held by the Purchaser Group, the Rollover Shares and shares held by shareholders who exercise dissenters' rights in accordance with the Kentucky Business Corporation Act (collectively, the "Excluded Shares") will be exchanged for the right to receive the Purchase Price. As a result of the share exchange, ResCare will become a direct subsidiary of Purchaser. Following the satisfaction or waiver of the conditions to the share exchange, ResCare and Purchaser will cause the articles of share exchange to be filed with the Secretary of State of the Commonwealth of Kentucky.

        Purchaser expects that the share exchange will be consummated no later than two business days after all conditions to the share exchange have been satisfied or waived.

Conversion of Shares

        At the Effective Time, each common share (other than any Excluded Shares) issued and outstanding immediately prior to the Effective Time, will automatically be canceled and will cease to exist and will be converted into the right to receive the Purchase Price. Each preferred share that is directly owned by any member of the Purchaser Group will remain outstanding.

        Holders of common shares may exercise dissenters' rights with respect to their shares so long as they properly demand appraisal in accordance with the KBCA.

Exchange Fund

        Purchaser has appointed Computershare Trust Company, N.A. (the "Paying Agent") to act as paying agent. At or immediately subsequent to the Effective Time, Purchaser shall cause to be deposited with the Paying Agent cash in an amount sufficient to pay the aggregate Purchase Price payable to the shareholders in connection with the share exchange.

        As promptly as reasonably practicable after the Effective Time, Purchaser will cause the Paying Agent to send to the common shareholders a letter of transmittal and instructions advising them on how to surrender the certificates in exchange for the Purchase Price. The Paying Agent will pay such shareholders their respective Purchase Price (1) after they have surrendered their certificates to the Paying Agent and provided to the Paying Agent their signed letter of transmittal and any other items specified by the letter of transmittal or (2) upon receipt of an "agent's message" by the Paying Agent in the case of book-entry transfer of uncertificated shares. Interest will not be paid or accrue in respect of the Purchase Price and such amounts will be less any required withholding taxes.

        All cash paid upon the surrender of certificates or the transfer of uncertificated shares shall be deemed to have been paid in full satisfaction of all rights pertaining to the common shares formerly represented by such certificates or uncertificated shares, as applicable. Upon the consummation of the share exchange and the settlement of transfers that occurred prior to the Effective Time, ResCare will close its stock ledger. After that time, there will be no further transfer of common shares.

        If any cash deposited with the Paying Agent is not claimed within ninety (90) days following the Effective Time, such cash will be returned to ResCare upon demand, and any former holders who have not surrendered their certificates shall look only to ResCare for payment of their claim for the Purchase Price, without interest, upon due surrender of their certificates.

        None of Purchaser, ResCare or the Paying Agent will be liable to any former common shareholder for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates are not surrendered prior to the date on which the related Purchase Price would escheat to or become the property of any governmental entity, any such Purchase Price will, immediately prior to such time, become the property of ResCare, free and clear of all claims or interest.

Treatment of Stock Options and Restricted Stock

        All of the options to purchase common shares outstanding at the time Purchaser accepted for purchase the Shares tendered pursuant to the tender offer (the "Acceptance Time") had an exercise price greater than $13.25 per Share. In accordance with the terms of the Share Exchange Agreement, all of the outstanding ResCare stock options were cancelled at the Acceptance Time without any cash payment being made in respect thereof.

        At the Acceptance Time, each award of restricted stock then outstanding vested in full.

        ResCare's Nonemployee Director Deferred Stock Compensation Program under its 2005 Omnibus Incentive Compensation Plan was terminated as of the Acceptance Time, and each stock unit account must be fully settled via a lump sum cash payment no later than the day immediately preceding the Effective Time.

        ResCare and Purchaser are entitled to deduct and withhold from the amounts otherwise payable pursuant to the foregoing paragraphs such amounts as are required to be deducted and withheld under applicable law.

Representations and Warranties

        The Share Exchange Agreement contains customary representations and warranties made by ResCare and Purchaser to each other. The statements embodied in those representations and warranties were made for purposes of the tender offer, the share exchange and the Share Exchange Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the tender offer, the share exchange and Share Exchange Agreement. In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to shareholders or may have been used for the purpose of allocating risk between the parties to the Share Exchange Agreement rather than establishing matters of fact. For these reasons, you should not rely on the representations and warranties contained in the Share Exchange Agreement as statements of factual information.

Conduct of Business of ResCare

        From and after September 6, 2010, the date of the Share Exchange Agreement, through the Effective Time of the share exchange, ResCare shall, and shall cause its subsidiaries to, conduct their operations only in the ordinary course of business consistent with past practice and use commercially reasonable efforts to maintain and preserve their business organization and good will of their customers, suppliers, third party payers, landlords and others and retain their key personnel. In addition, from and after the date of the Share Exchange Agreement through the earlier of (i) such time as designees of Purchaser constitute at least a majority of the Board of Directors and (ii) the Effective Time, ResCare shall not, and shall not permit any of its subsidiaries to, do any of the following without the prior written consent of Purchaser:

  •
  amend or modify any organizational or governing documents;

  •
  adjust, split, combine or reclassify any securities;

  •
  make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any securities;

  •
  grant any person any right or option to acquire any securities;

  •
  issue, deliver, pledge, dispose of or sell any securities (except pursuant to the exercise of the stock options outstanding on the date hereof);

  •
  enter into any contract with respect to the sale, voting, registration or repurchase of any securities;

  •
  amend, modify or waive any rights under any outstanding stock options or awards of restricted stock;

  •
  acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof for a price in excess of $1,500,000 individually or $3,000,000 in the aggregate;

  •
  sell, grant a license in, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its material properties or assets;

  •
  adopt a plan of complete or partial liquidation or dissolution;

  •
  merge, consolidate, restructure, recapitalize or reorganize;

  •
  enter into, or amend, modify, or terminate, or waive any rights under, any material contract;

  •
  incur, redeem, repurchase, prepay, defease, cancel or otherwise acquire, or modify any indebtedness for borrowed money, enter into any "keep well" or other agreement to maintain any financial statement condition of another person;

  •
  hire any new employee with an annual base salary in excess of $200,000, promote any employee to be an officer or member of senior management;

  •
  increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director or independent contractor;

  •
  adopt or enter into any collective bargaining agreement or other labor union contract, or take action to terminate the employment of any such employees that have an employment, severance or similar agreement or arrangement providing for the payment of any severance in excess of amounts generally provided to such employees;

  •
  adopt, modify or increase the benefits under, or accelerate or settle the payment of benefits under, any ResCare benefit plan;

  •
  make any capital expenditure in excess of $1,000,000;

  •
  change any of its personnel policies in any material respect or revalue any material assets;

  •
  fundamentally alter the businesses of the Company and its subsidiaries;

  •
  fail to maintain or renew its material existing insurance policies or increase the premium on such policies or replacements thereof;

  •
  compromise, settle or agree to settle any pending or threatened suit, action, claim, obligation, proceeding or investigation, or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $1,000,000 in the aggregate;

  •
  waive or assign any claims or rights of material value;

  •
  waive any benefits of, or agree to modify in any respect, or, subject to the terms of the Share Exchange Agreement, knowingly fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar contract to which ResCare or any of its subsidiaries is a party;

  •
  waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, knowingly fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar contract to which the Company or any of its subsidiaries is a party;

  •
  make, revoke, terminate or amend any election relating to taxes;

  •
  adopt any new policy, approach or method of accounting for taxes;

  •
  modify, amend or change any method of accounting related to taxes; or

  •
  authorize, agree or commit to do any of the foregoing.

Covenants

        Subject to the terms and conditions set forth in the Share Exchange Agreement, each of the parties to the Share Exchange Agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Share Exchange Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petition, statements, registrations and submissions of information and applications and other documents, such as the filing of a notification and report form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and all other additional actions related to the expiration or termination of the applicable waiting periods with respect to the transactions contemplated by the Share Exchange Agreement. ResCare and Purchaser were informed by the Federal Trade Commission of the early termination of the waiting period under the HSR Act on October 19, 2010.

        In no event, however, shall Purchaser be required to (i) dispose, transfer or hold separate, or cause any of its affiliates to dispose, transfer or hold separate material assets or operations or cause ResCare to dispose of any material assets, (ii) discontinue or cause any of its affiliates to discontinue offering any product or service or (iii) make or cause any of its affiliates to make any commitment regarding its future operations or the operations of ResCare, and ResCare shall not commit or consent to any such restriction with respect to itself without the consent of Purchaser.

        Purchaser has agreed that as of the Effective Time, the amount of ResCare's net funded indebtedness, calculated on a pro forma basis to give effect to the tender offer and the share exchange, as of the last day of ResCare's most recently ended fiscal quarter preceding the Effective Time, will not exceed 3.5 multiplied by ResCare's consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") for the most recently ended four consecutive fiscal quarters. In addition, for a period of two (2) years after the Effective Time, ResCare will not incur indebtedness to fund cash dividends or distributions with respect to equity interests to, or purchases of equity interests from, its equity holders if and to the extent that the amount of ResCare's net funded indebtedness from all sources, calculated on a pro forma basis to give effect to such transactions as of the last day of the most recently ended fiscal quarter preceding the closing of such transactions, would exceed 3.5 multiplied by ResCare's consolidated EBITDA for the most recently ended four consecutive fiscal quarters.

        The Share Exchange Agreement contains other covenants, including covenants relating to: access to information and confidentiality; public announcements; notifications of certain matters; anti-takeover statutes; shareholder litigation; and stock exchange de-listing.

Conditions to the Share Exchange

        Each party's obligation to consummate the share exchange is subject to the satisfaction or waiver of the following conditions:

  •
  approval of the Share Exchange Agreement and the Transaction by affirmative vote of a majority of both the outstanding common shares and the outstanding preferred shares; and

  •
  no governmental entity shall have enacted, issued or entered any law, restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition (a "Restraint") which remains in effect that prohibits, makes illegal, enjoins or prevents the share exchange, and all foreign or domestic governmental consents, orders and approvals required for the consummation of the share exchange and the transactions contemplated thereby shall have been obtained and shall be in effect at the Effective Time.

Termination of the Share Exchange Agreement

        The Share Exchange Agreement may be terminated and the tender offer and the share exchange may be abandoned at any time prior to the Effective Time by mutual written consent of ResCare and Purchaser, or by either ResCare or Purchaser, if any Restraint prohibiting, making illegal, enjoining or preventing the share exchange shall be in effect and shall have become final and nonappealable.

        If the Share Exchange Agreement is terminated and the share exchange is abandoned, except for (i) provisions relating to termination and fees and expenses, (ii) certain miscellaneous provisions, and (iii) liabilities relating to damages from willful or material breach, the Share Exchange Agreement will be void and have no effect without any liability on the part of any party.

Fees and Expenses

        The filings fees and expenses incurred in connection with any regulatory filings, including filings under any antitrust laws and the filing, printing and mailing expenses associated with this proxy statement will be shared equally by Purchaser and ResCare. All other fees and expenses incurred in connection with the Share Exchange Agreement and the transactions contemplated thereby, including the tender offer and the share exchange, will be paid by the party incurring such fees or expenses, whether or not the share exchange is consummated.

Amendment, Extension and Waiver

        The parties may amend the Share Exchange Agreement at any time prior to the Effective Time; provided, however, that until shareholder approval of the share exchange has been obtained, the Share Exchange Agreement may not be amended in a manner that would adversely affect the right of ResCare's shareholders to receive the Purchase Price; and, provided, further, that after ResCare has obtained shareholder approval, there shall be no amendment that by law requires further approval by ResCare's shareholders (without such further approval).

Dissenters' Rights

        If the share exchange is consummated, any shareholder of record of ResCare who objects to the share exchange and has fully complied with Sections 271B.13-010 through 271B.13-310 of the Kentucky Business Corporation Act will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of his, her or its common shares. The rights of shareholders to dissent from the share exchange are described in greater detail under "Summary of Procedure to Exercise Shareholders' Right to Dissent" beginning on page [    •    ].

INFORMATION ABOUT RESCARE

General

        ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs, to adults who are experiencing barriers to employment and to older people who need home care assistance. ResCare's programs include an array of services provided in both residential and non-residential settings for adults and youths with intellectual, cognitive or other developmental disabilities, and youths who have special educational or support needs, are from disadvantaged backgrounds, or have severe emotional disorders, including some who have entered the juvenile justice system. ResCare also offers, through drop-in or live-in services, personal care, meal preparation, housekeeping and transportation to the elderly in their own homes. Additionally, ResCare provides services to transition welfare recipients, young people and people who have been laid off or have special barriers to employment, into the workforce and become productive employees. At September 30, 2010, ResCare provided services to persons with special needs in 41 states, Washington, D.C., Puerto Rico and several international locations.

Summary Financial Information

        The summary consolidated financial data for the years ended December 31, 2009 and 2008 and nine month periods ended September 30, 2009 and September 30, 2010 that follow are extracted from, and should be read in conjunction with, the consolidated financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, both of which are Annexes this proxy statement. More comprehensive financial information is included in those reports (including management's discussion and analysis of financial conditions and results of operations) and other reports and documents filed by the Company with the SEC, and the following is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Other reports and documents may be obtained from the SEC as described below under "Available Information."

	Years Ended December 31		Nine Months Ended September 30
	2009	2008	2010	2009
	(In thousands, except ratios and per share data)
Income Statement Data:
Revenues	$1,579,155	$1,543,583	$1,189,678	$1,191,927
Operating income (loss)	3,142	76,820	(7,948)	63,354
Net income
(Loss) income from continuing operations, net of tax	(10,292)	36,899	(23,197)	31,775
Loss from discontinued operations, net of tax	—	(339)	—	—
Net (loss) income	(9,437)	36,560	(23,041)	32,353
Net (loss) income attributable to common shareholders	(9,437)	31,297	(23,041)	27,717
Basic earnings (loss) per common share:
From continuing operations	$(0.33)	$1.11	$(0.80)	$0.96
From discontinued operations	0.00	(0.01)	0.00	0.00
Basic earnings (loss) per common share	$(0.33)	$1.10	$(0.80)	$0.96
Diluted earnings (loss) per common share:
From continuing operations	$(0.33)	$1.10	$(0.80)	$0.96
From discontinued operations	0.00	(0.01)	0.00	0.00
Diluted earnings (loss) per common share	$(0.33)	$1.09	$(0.80)	$0.96

	Years Ended December 31				Nine Months Ended September 30
	2009		2008		2010		2009
	(In thousands, except ratios and per share data)
Other Financial Data:
Depreciation and amortization	$26,161		$22,943		$19,271		$19,658
Share-based compensation expense	4,259		4,846		2,224		3,413
Facility rent	61,866		58,686		49,220		45,857
Selected Historical Ratios:
Percentage of total debt to total capitalization	31.5		37.1		27.9		31.1
Ratio of earnings to fixed charges(1)	0.5	x	3.1	x	(0.1	x)	3.7	x
Balance Sheet Data:
Working capital	$123,628		$135,562		$101,375		$129,812
Total assets	844,940		914,143		791,986		927,389
Long-term obligations	196,193		255,386		152,180		211,421
Total debt, including capital leases	199,237		257,472		159,002		213,845
Shareholders' equity	432,725		436,877		409,871		473,649

(1)
For the purpose of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and amortization of capitalized debt issuance costs and an estimate of interest within rental expense.

        Book Value Per Share.    The company's book value per share as of September 30, 2010 was $11.98.

Forecasted Financial Information.

        ResCare does not as a matter of course make detailed public projections as to future operating performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. In connection with ResCare's consideration of a potential Transaction, ResCare's management created a financial forecast through fiscal year 2015 (the "Forecast"), which is summarized below:

(In millions) Year Ending 31 December	FY2010E	FY2011E	FY2012E	FY2013E	FY2014E	FY2015E
Total Revenues	$1,591.7	$1,658.5	$1,768.7	$1,889.0	$2,011.6	$2,136.4

Total Expenses	$1,449.7	$1,506.1	$1,607.7	$1,714.7	$1,823.8	$1,936.9

Total Gross Profit	$142.0	$152.4	$161.0	$174.3	$187.8	$199.5

EBIT(*)	$81.5	$87.9	$93.2	$101.2	$109.3	$115.6

EBITDA(*)	$104.2	$113.6	$123.0	$135.7	$147.4	$157.4

Net Income	$38.5	$43.1	$46.6	$52.5	$57.8	$62.1

Total Gross Margin	8.9%	9.2%	9.1%	9.2%	9.3%	9.3%
EBIT Margin	5.1%	5.3%	5.3%	5.4%	5.4%	5.4%
EBITDA Margin	6.5%	6.8%	7.0%	7.2%	7.3%	7.4%

Total Cash Flow from Operating Activities	$46.1	$70.0	$85.2	$86.4	$96.1	$104.0

Total Cash Flow from Investing Activities	$(46.9)	$(60.7)	$(72.1)	$(73.6)	$(75.1)	$(76.7)

Total Cash Flow from Financing Activities	$0.1	$0.0	$0.0	$0.0	$0.0	$0.0

(*)
"EBIT" means ResCare's consolidated earnings before interest and taxes, and "EBITDA" means ResCare's consolidated earnings before interest, taxes, depreciation and amortization. These calculations are measures that management uses in managing ResCare's business. Note that the FY2010E amounts exclude any charges associated with the impairment of goodwill and costs associated with the transaction with Onex.

        The Forecast was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. The Forecast does not comply with generally accepted accounting principles. In addition, the Forecast was not prepared with the assistance of or reviewed, compiled or examined by independent accountants. The Forecast was prepared by employees of ResCare without the assistance of any of the Onex Investors or any of their affiliates. The summary of the Forecast is not being included in this proxy statement to influence any shareholder's decision whether to vote for the share exchange, but because this information was made available by ResCare to Purchaser.

        This Forecast was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of ResCare and its management. Important factors that may affect actual results and result in the forecast results not being achieved include, but are not limited to, federal, state and/or local budgetary shortfalls or changes in reimbursement policies; factors affecting reimbursement rates; factors affecting labor costs and conditions, and other operating expenses; potential unanticipated charges; changes in the regulatory environment; the failure to retain senior management; risks associated with pending or any future litigation; adverse reactions to the Transaction by customers, suppliers and strategic partners and other risks and uncertainties described in ResCare's Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2009, Quarterly Reports on Form 10-Q filed with the SEC for the quarterly periods ended March 31, June 30 and September 30, 2010. These assumptions upon which the Forecast was based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions, financial market conditions and conditions in the industries in which ResCare operates, all of which are difficult or impossible to predict accurately and many of which are beyond the control of ResCare and its management. The Forecast also reflects assumptions as to certain business decisions that are subject to change.

        Accordingly, there can be no assurance that the Forecast will be realized, and actual results may vary materially from those shown. The inclusion of the Forecast in this proxy statement should not be regarded as an indication that any of the Onex Investors, ResCare or their respective affiliates, advisors officers, directors, partners, members or representatives considered or consider the Forecast to be predictive of actual future events, and the Forecast should not be relied upon as such. None of the Onex Investors, ResCare or their respective affiliates, advisors, officers, directors, partners, members or representatives can give you any assurance that actual results will not differ from this Forecast, and none of them undertakes any obligation to update or otherwise revise or reconcile the Forecast to reflect circumstances existing after the date such Forecast was generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Forecast are shown to be in error. None of the Onex Investors or ResCare nor any of their respective affiliates intends to make publicly available any update or other revisions to this Forecast. None of the Onex Investors, ResCare or any of their respective affiliates, advisors, officers, directors, partners, members or representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of ResCare compared to the information contained in the Forecast or that the Forecast will be achieved. ResCare has made no representation to Purchaser or any of their respective affiliates concerning the Forecast.

 Security Ownership of Directors, Executive Officers and Certain Beneficial Owners

[Subject to completion upon consummation of tender offer]

        The following table shows information about the beneficial ownership of ResCare common shares as of November [22], 2010 by:

  •
  each person known to ResCare who beneficially owns more than 5 percent of the outstanding ResCare common shares or who has filed a Schedule 13G or 13D with the SEC with respect to ResCare shares;

  •
  each of ResCare's directors;

  •
  each of ResCare's executive officers named in the Summary Compensation Table in the proxy statement for ResCare's 2010 annual meeting of shareholders; and

  •
  all directors and executive officers of ResCare as a group.

        Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power over the shares.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent of Class(2)
DIRECTORS AND NAMED EXECUTIVE OFFICERS
James H. Bloem	6,000	(3)	*
David Braddock, Ph.D.	6,000	(3)	*
William E. Brock	6,000	(3)	*
Ronald G. Geary	6,000	(3)(4)	*
Robert E. Hallagan	6,000	(3)	*
Olivia F. Kirtley	6,000	(3)	*
Steven S. Reed	6,000	(3)	*
Robert M. Le Blanc	0	(5)	*
Ralph G. Gronefeld, Jr.	320,365	(6)	1.1%
Patrick G. Kelley	4,565	(6)	*
David W. Miles	15,570	(6)	*
Richard L. Tinsley	3,049	(6)	*
David S. Waskey	2,594	(6)	*
All directors and executive officers as a group (13 persons)	42,000	(3)	1.3%
OTHER SECURITY HOLDERS WITH MORE THAN 5% OWNERSHIP
Onex Corporation		(7)	[ ]	%
[ ]	[	]	[ ]	%
[ ]	[	]	[ ]	%
[ ]	[	]	[ ]	%
[ ]	[	]	[ ]	%
[ ]	[	]	[ ]	%

*
Indicates less than 1 percent of outstanding common shares.

(1)
The addresses of the people ResCare knows beneficially own more than five percent of the outstanding common shares are as follows: Onex Corporation, 161 Bay Street, Toronto, Ontario M5J 2S1 Canada; [                             ].

(2)
Based on [29,415,653] outstanding shares of common stock on [September 30], 2010. Each named person or group is considered to be the beneficial owner of securities that the person may acquire within 60 days through the exercise or conversion of convertible securities, options, warrants and rights, if any. Those securities are included in the total number of outstanding shares when computing the percentage beneficially owned by the person or group. The securities are not included in the total number of outstanding shares when computing the percentage of shares beneficially owned by any other person or group. The number of shares includes shares that would be issued when a person converts convertible securities.

(3)
Represents restricted stock that vested upon completion of the tender offer.

(4)
Excludes 225,000 shares subject to options that will terminate unexercised.

(5)
Mr. Le Blanc is a managing director of Onex Corporation, which controls the Onex Investors that hold ResCare common and preferred shares. These shares are shown as beneficially owned by Onex Corporation.

(6)
Each executive officer has agreed to transfer all of the common shares he holds, net of shares surrendered to satisfy tax withholding obligations, to Purchaser in exchange for equity interests in Purchaser, with such common shares valued at the Offer Price.

(7)
Represents shares owned by five affiliates of Onex Corporation: Onex Partners, LP, Onex American Holdings II LLC, Onex US Principals LP and ResCare Executive Investco LLC. Includes 4,809,500 common shares issuable upon conversion of 48,095 Series A Convertible Preferred Shares.

[(8)
The ownership information is based on the most recent Schedule 13D, Schedule 13G or Schedule 13G/A filed by each holder with the SEC reflecting shares beneficially owned.]

Price Range of Shares; Dividends

        Our common stock trades on the NASDAQ Global Select Market, under the symbol "RSCR." As of November [    ], 2010, we had approximately [            ] shareholders based on the number of holders of record and an estimate of the number of individual participants represented by security position listings.

        The following table sets forth the reported high and low sale prices for our common stock as reported by NASDAQ.

	2010		2009		2008
Quarter Ended	High	Low	High	Low	High	Low
March 31	$12.49	$8.59	$16.10	$11.83	$25.47	$17.06
June 30	13.09	9.49	17.13	13.37	19.54	15.42
September 30	13.48	8.85	16.21	13.48	20.63	17.00
December 31	13.83	13.19	14.85	10.56	18.98	10.32

        ResCare has not paid any dividends on its common shares.

SUMMARY OF PROCEDURE TO EXERCISE SHAREHOLDERS' RIGHT TO DISSENT

        The following summarizes the provisions of Kentucky law relating to the dissenters' rights of shareholders. The provisions of Sections 271B.13-010 through 271B.13-310 of the Kentucky Business Corporation Act (KBCA), which control your right to dissent from the share exchange, are attached in full as Appendix C to this proxy statement. We urge you to read Appendix C in its entirety.

        If the share exchange is consummated, any shareholder of record of ResCare who objects to the share exchange and who fully complies with Sections 271B.13-010 through 271B.13-310 of the KBCA will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of his or her ResCare common shares.

        For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights, the fair value of a dissenting shareholder's ResCare common shares equals the value of the shares immediately before the effective date of the share exchange, excluding any appreciation or depreciation in anticipation of the share exchange.

        Any ResCare shareholder desiring to receive payment of the fair value of his or her ResCare common shares must:

  •
  deliver to ResCare, before the shareholder vote on the share exchange agreement, a written notice of his or her intent to demand payment for his or her common shares if the share exchange is consummated;

  •
  not vote his or her common shares in favor of the share exchange agreement; and

  •
  demand payment, certify whether the holder acquired beneficial ownership of the common shares before the date of the first announcement to news media or to shareholders of the terms of the proposed share exchange and deposit his or her stock certificates with ResCare in accordance with the terms of a dissenters' notice to be sent to all dissenting shareholders within 10 days after the share exchange is consummated.

        Only a shareholder of record may assert dissenters' rights. A beneficial owner of common shares held in a voting trust or by a nominee as the record shareholder (as in the case of shares held in a brokerage account) must direct the shareholder of record to assert dissenters' rights on behalf of the beneficial owner unless the right to dissent is granted to the beneficial owner by a nominee certificate on file with a corporation.

        A shareholder of record may assert dissenters' rights as to fewer than all of the common shares registered in his or her name only if he or she dissents with respect to all common shares beneficially owned by any one beneficial owner and notifies ResCare in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights.

        All written communications from shareholders with respect to the exercise of dissenters' rights should be mailed before the share exchange is completed to ResCare, Inc., 9901 Linn Station Road, Louisville, Kentucky 40223, Attention: Corporate Secretary. Voting against, abstaining from voting or failing to vote on the proposal to approve the share exchange agreement is not enough to satisfy the requirements of the KBCA. You must also comply with all of the conditions relating to the separate written notice of intent to dissent from the share exchange, the separate written demand for payment of the fair value of ResCare common shares and the deposit of the stock certificates.

        The dissenters' notice sent to dissenting shareholders will:

  •
  specify the dates and place for receipt of the payment demand and the deposit of the ResCare stock certificates;

  •
  inform holders of uncertificated shares, if any, to what extent transfer of the common shares will be restricted after the payment demand is received;

  •
  supply a form for demanding payment that includes the date of the first public announcement of the terms of the share exchange as provided above and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the common shares before that date;

  •
  set a date by which ResCare must receive the payment demand, which date must not be fewer than 30, nor more than 60 days after the dissenters' notice is delivered; and

  •
  be accompanied by a copy of the dissenters' rights provisions of the KBCA.

        On the later to occur of the date on which the share exchange is completed or the date on which ResCare receives a payment demand from a dissenting shareholder who has complied with the statutory requirements, ResCare will pay the dissenter the fair value of his or her common shares, plus accrued interest. ResCare's payment will be accompanied by:

  •
  ResCare's balance sheet as of the end of a fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any;

  •
  a statement of ResCare's determination of the fair value of the shares;

  •
  an explanation of how the interest was calculated; and

  •
  a statement of the dissenting shareholder's right to demand payment of a different amount under Section 271B.13-280 of the KBCA.

        After the share exchange, ResCare may elect to withhold payment from a dissenter who became the beneficial owner of the common shares after the date of the first public announcement of the terms of the share exchange. If ResCare makes such an election, it must estimate the fair value of the common shares, plus accrued interest, and send an offer to the dissenter that includes the estimate of the fair value, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment of a different amount under Section 271B.13-280. ResCare must pay the offer amount to each such dissenting shareholder who agrees to accept it in full satisfaction of his or her demand.

        If the dissenting shareholder believes the amount ResCare paid or offered is less than the fair value of the common shares or that the interest due is incorrectly calculated, within 30 days after ResCare makes or offers payment for the common shares of a dissenting shareholder, the dissenting shareholder must demand payment of his or her own estimate of the fair value of the common shares and interest due. If the demand for payment of the different amount under Section 271B.13-280 remains unsettled, then ResCare, within 60 days after receiving the payment demand of a different amount from the dissenting shareholder, must file an action in the Jefferson County, Kentucky circuit court requesting that the fair value of the dissenting shareholder's common shares be determined. ResCare must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If ResCare does not begin the proceeding within the 60-day period, it must pay the amount demanded by each dissenting shareholder whose demand remains unsettled.

        ResCare shareholders should note that cash paid to dissenting shareholders in satisfaction of the fair value of their common shares will be recognized as gain or loss for federal income tax purposes. See "The Share Exchange—Federal Income Tax Consequences of the Share Exchange" on page [            ].

        Failure by a ResCare shareholder to follow the steps required by the KBCA for perfecting dissenters' rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly followed, if you are considering dissenting from the approval and approval of the share exchange agreement and exercising your dissenters' rights under the KBCA, you should consult your legal advisor.

 FINANCIAL STATEMENTS

        ResCare's audited consolidated financial statements for the years ended December 31, 2008 and 2009 are incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is attached as Annex D to this proxy statement. ResCare's unaudited consolidated financial statements for the nine months ended September 30, 2009 and 2010 are incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the nine months ended December 31, 2009, which is attached as Annex E to this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings through the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

        ResCare shareholders may obtain any of the documents ResCare files with the SEC, without charge, by writing or telephoning ResCare at the following address: ResCare, Inc., 9901 Linn Station Road, Louisville, Kentucky 40223, Attention: Investor Relations, Telephone: (502) 394-2100.

        If you would like to request documents from us, please do so by December [            ], 2010, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

        With respect to this proxy statement but not with respect to any corresponding Schedule 13E-3, we also incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

        Because the share exchange is a "going-private" transaction, ResCare and the Purchaser Filing Persons have filed with the SEC a Rule 13e-3 Transaction Statement under the Exchange Act with respect to the share exchange and the transactions contemplated pursuant to the Share Exchange Agreement. This proxy statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto. Copies of the Schedule 13E-3 and the exhibits thereto (including the financial analysis materials prepared by Goldman Sachs in connection with its presentations to the special committee) are available on the SEC's website and are also available for inspection and copying at our principal executive offices during regular business hours by any of our shareholders, or a representative of a shareholders who has been so designated in writing, and may be inspected and copied, or obtained by mail, by making a request to the ResCare address or phone number listed above.

        Purchaser has provided all information contained in this proxy statement relating to Purchaser and its affiliates, and ResCare has provided all information relating to ResCare.

        This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated November 30, 2010. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create any implication to the contrary.

 FUTURE SHAREHOLDER PROPOSALS

        If the share exchange is consummated, ResCare will no longer be a public company and there will be no public participation in any future meeting of shareholders.

        Under Rule 14a-8 promulgated under the Exchange Act, ResCare shareholders may present proposals to be included in the ResCare proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to ResCare in a timely manner. Any such proposal must comply with Rule 14a-8, as amended.

        ResCare's bylaws require shareholders who intend to propose business for consideration by shareholders at an annual meeting, other than shareholder proposals that are included in the proxy statement, to give written notice to the Secretary of ResCare not less than sixty days and not more than ninety days before the annual meeting. If shareholders receive less than seventy days notice or prior public disclosure of the date of the meeting, the Secretary of ResCare must receive notice of business to be proposed not later than the tenth day following the day on which ResCare mailed or publicly disclosed notice of the annual meeting. A shareholder must submit a matter to be raised at ResCare's 2011 annual meeting and included in the proxy statement no later than December 29, 2010 and must include a brief description of the business, the reasons for conducting such business, any material interest the shareholder has in such business, the name and address of the shareholder as they appear on ResCare's books and the class and number of ResCare common shares the shareholder beneficially owns.

        SEC Rule 14a-8 sets forth standards for what shareholder proposals ResCare is required to include in a proxy statement for an annual meeting.

SHAREHOLDERS SHARING AN ADDRESS

        ResCare undertakes to deliver promptly, upon written or oral request, a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the proxy statement is delivered. A shareholder can notify ResCare that the shareholder wishes to receive a separate copy of this proxy statement, or a future proxy statement, by written request directed to ResCare, Inc., 9901 Linn Station Road, Louisville, Kentucky 40223 or by telephone at (502)394-2100. Likewise, shareholders sharing an address who are receiving multiple copies of this proxy statement and wish to receive a single copy of future proxy statements may notify ResCare at the address and telephone number listed above.

********************

Annex A

AGREEMENT AND PLAN OF SHARE EXCHANGE

between

Onex Rescare Acquisition LLC

and

Res-Care, Inc.

Dated as of September 6, 2010

A-i

A-ii

        AGREEMENT AND PLAN OF SHARE EXCHANGE, dated as of September 6, 2010 (this "Agreement"), between Onex Rescare Acquisition LLC, a Delaware limited liability company ("Purchaser"), and Res-Care, Inc., a Kentucky corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, as of the date hereof, members of the Purchaser Group (as defined below) beneficially and of record own 3,700,000 shares of the common stock, no par value, of the Company ("Common Stock"), constituting approximately 12.6% of the issued and outstanding shares of Common Stock, and 48,095 shares of the Series A Convertible Preferred Stock, no par value, of the Company ("Series A Preferred Stock"), constituting all of the issued and outstanding shares of Series A Preferred Stock;

        WHEREAS, Purchaser has proposed to the board of directors of the Company (the "Board of Directors") that Purchaser (or another member of the Purchaser Group) acquire all of the shares of Common Stock not held by members of the Purchaser Group (the "Public Shares");

        WHEREAS, the Board of Directors has established a special committee (the "Special Committee") consisting solely of four "independent members" who are "continuing directors" (both as defined in Section 12-200 of the Kentucky Business Corporations Act ("KBCA")) for the purposes of evaluating and negotiating the transactions contemplated by this Agreement, including the Offer (as defined below) and the Share Exchange (as defined below) (collectively, the "Transactions");

        WHEREAS, the board of directors of Purchaser has unanimously (a) determined that it is in the best interests of its shareholders to acquire the Company on the terms and subject to the conditions set forth herein, (b) approved and declared advisable the Share Exchange (as defined below) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the KBCA and (c) adopted this Agreement and approved the execution, delivery and performance of this Agreement by Purchaser and the consummation of the Transactions, including the Offer and the Share Exchange;

        WHEREAS, the Board of Directors has, based on the unanimous recommendation of the Special Committee, unanimously (with Messrs. Gronefeld and Le Blanc abstaining) (i) determined that it is advisable for Purchaser to acquire the Company on the terms and subject to the conditions set forth herein, (ii) determined that the terms of this Agreement and the Transactions, including the Offer and the Share Exchange, are fair to and in the best interests of the Company and its unaffiliated shareholders, (iii) approved and adopted this Agreement and the Transactions, including the Offer and the Share Exchange, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the KBCA, and (iv) is recommending that the holders of Public Shares accept the Offer, tender their Public Shares into the Offer and, to the extent required by applicable Law, approve the Share Exchange and this Agreement, in each case on the terms and subject to the conditions of this Agreement;

        WHEREAS, the Board of Directors has unanimously approved in advance the Transactions for the purposes of Sections 12-200 through 12-230 of the KBCA such that such sections of the KBCA are either satisfied, or do not and shall not apply to the Offer, the Share Exchange, this Agreement, the Rollover Agreements (as defined below) or the other Transactions;

        WHEREAS, on the terms and conditions set forth herein, Purchaser has agreed to commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the "Offer") to purchase all of the Public Shares at a price equal to $13.25 per share, payable net to the seller in cash, without interest and subject to any withholding of Taxes required by applicable Law (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the "Offer Price");

        WHEREAS, following consummation of the Offer, on the terms and subject to the conditions set forth in this Agreement, the Share Exchange shall occur in accordance with the KBCA, and each

Public Share that is not tendered and accepted pursuant to the Offer (other than Dissenting Shares (as defined below)) will thereupon be exchanged for the right to receive cash in an amount equal to the Share Exchange Consideration (as defined below), in each case, on the terms and conditions set forth herein;

        WHEREAS, contemporaneously with the execution and delivery of this Agreement by the parties hereto, Onex Partners III LP has executed and delivered to the Company a guarantee of Purchaser's obligations hereunder;

        WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to the Company's willingness to enter into this Agreement, the Company and Onex Partners LP, Onex American Holdings II LLC, Onex US Principals LP and Rescare Executive Investco LLC (the "Supporting Stockholders") have entered into a voting agreement (the "Voting Agreement"); and

        WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Purchaser to enter into this Agreement, certain shareholders of the Company have delivered to Purchaser agreements (the "Rollover Agreements") dated as of the date hereof, providing that such shareholders shall, among other things (i) agree not to tender into the Offer and (ii) transfer the Public Shares identified as rollover shares pursuant to the Rollover Agreements (the "Rollover Shares") to Purchaser prior to the Effective Time on the terms and subject to the conditions set forth in the Rollover Agreements; and

        WHEREAS, Purchaser and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Offer and the Share Exchange and also to prescribe certain conditions to the Offer and the Share Exchange.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Purchaser and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Certain Definitions.    For purposes of this Agreement, the following terms will have the following meanings when used herein:

        (a)   "Acceptable Confidentiality Agreement" means (i) any confidentiality agreement between the Company and any third party executed prior to the date hereof, or (ii) a confidentiality and standstill agreement (including any waivers thereof or amendments thereto) that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the form of confidentiality agreement attached as Exhibit A hereto.

        (b)   "Acceptance Time" means the time at which Purchaser accepts for payment Public Shares validly tendered and not validly withdrawn pursuant to the Offer.

        (c)   "Affiliate" means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

        (d)   "Antitrust Laws" means the HSR Act, the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914 or any other Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, in each case as amended from time to time.

        (e)   "Business Day" means any day other than a Saturday, Sunday or a day on which banks in New York or Kentucky are authorized by Law or executive order to be closed.

        (f)    "Code" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant thereto.

        (g)   "Company Incentive Plans" means the Company's 2005 Omnibus Incentive Compensation Plan and the Company's 2000 Non-Employee Directors Stock Ownership Incentive Plan, collectively.

        (h)   "Company Intellectual Property" means all material Intellectual Property used in or necessary for the conduct of the businesses of the Company and its Subsidiaries as currently conducted or proposed to be conducted.

        (i)    "Company Material Adverse Effect" means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate, (a) has had, or is reasonably expected to have in the near term, a material adverse effect on or with respect to the business, financial condition or results of operation of the Company and its Subsidiaries taken as a whole, or (b) that prevents or materially delays or materially impairs the ability of the Company to consummate the Transactions; provided, however, that a Company Material Adverse Effect shall not include facts, circumstances, events, changes, effects or developments resulting from (i) any general deterioration in (A) the financial or securities markets or the economy in general or (B) the industries in which the Company or any of its Subsidiaries operates (other than changes in funding levels of, or service reductions by, any Governmental Entity), (ii) any failure, in and of itself, by the Company to meet any analyst projections or other internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the underlying factors contributing to such failure shall not be excluded), (iii) changes in laws, (iv) any change in the price or trading volume of the Common Stock in and of itself (provided that the underlying factors contributing to such changes shall not be excluded), (v) changes in GAAP or the interpretation thereof, (vi) acts of war or terrorism, or (vii) any matter expressly disclosed on the Company Disclosure Schedule, but only in the case of clauses (i), (iii) and (v) to the extent that such facts, circumstances, events, changes, effects or occurrences do not disproportionately impact the Company or any of its Subsidiaries.

        (j)    "Confidentiality Agreement" means the confidentiality agreement, dated as of January 1, 2005, by and between Onex Corporation and the Company.

        (k)   "Contract" means any contract, agreement, license, note, bond, mortgage, guarantee, indenture, commitment, lease or other instrument or obligation, whether written or oral.

        (l)    "Conversion Price" has the meaning set forth in the Articles of Incorporation.

        (m)  "Damages" means any and all losses, liabilities, claims, demands, judgments, damages, fines, suits, actions, costs and expenses.

        (n)   "Deferred Stock Compensation Program" means the Company's Nonemployee Director Deferred Stock Compensation Program under the 2005 Omnibus Incentive Compensation Plan.

        (o)   "EBITDA" means, with reference to any period, the Net Income of the Company and its Subsidiaries calculated on a consolidated basis, plus, without duplication, to the extent deducted from revenues in determining Net Income, (i) consolidated interest expenses, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) any non-cash expenses, charges or losses, (vi) any extraordinary or nonrecurring expenses, charges or losses including, but not limited to, those related to the Selk and McCord lawsuits, (vi) stock based compensation, (vii) any fees or expenses related to the Transactions, including, but not limited to, expenses related to management compensation payable by reason of, or at the consummation of, the Transactions, (viii) any monitoring fees or expenses paid to any member of the Purchaser Group and (ix) the pro forma impact of completed acquisitions not included throughout the reference period, minus, to the extent included in Net Income, any extraordinary or nonrecurring gains.

        (p)   "Fully-Diluted Shares" means, as of any time (i) all shares of Common Stock then issued and outstanding (ii) all shares of Common Stock then issuable upon conversion of the Series A Preferred Stock at the then applicable Conversion Price, and (iii) all shares of Common Stock then issuable upon the exercise of Stock Options having an exercise price less than the Share Exchange Consideration.

        (q)   "Governmental Entity" means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any legislative, judicial, administrative, adjudicative, investigatory, regulatory or taxing authority thereunder.

        (r)   "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        (s)   "Intellectual Property" means all intellectual property in any jurisdiction in the world, including without limitation, all (i) patents, inventions (whether or not reduced to practice or patentable), trademarks and service marks (including any trade dress, logos and any other indicia of origin and the goodwill of any business symbolized thereby), trade names, Internet domain names, copyrights and copyrightable works (whether or not registered), designs and trade secrets, (ii) applications for and registrations, issuances and renewals of such patents, trademarks, service marks, trade names, domain names, copyrights and works (whether or not copyrightable) and designs, (iii) lists (including customer and vendor lists), data, databases, processes, formulae, methods, specifications, schematics, plans, studies, technology, know-how, improvements, web site and other content, computer software programs and related documentation, and other confidential or proprietary data and information, and (iv) computer software, data and databases including, but not limited to, object code, source code, operating and other systems, tools, firmware, related documentation and all copyrights therein.

        (t)    "Law" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, code, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

        (u)   "Material Subsidiary" means any Subsidiary of the Company (i) the consolidated assets of which equal 2% or more of the consolidated assets of the Company and the Subsidiaries as of June 30, 2010, or (ii) the consolidated revenues of which equal 2% or more of the consolidated revenues of the Company and the Subsidiaries for the four consecutive fiscal quarters ended June 30, 2010.

        (v)   "NASDAQ" means the NASDAQ Global Select Market.

        (w)  "Net Funded Indebtedness" means, at any time, with respect to any Person, funded indebtedness, minus cash and cash equivalents.

        (x)   "Net Income" means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.

        (y)   "orders" means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

        (z)   "person" or "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity.

        (aa) "Purchaser Group" means Onex Corporation and its Affiliates.

        (bb) "Representatives" when used with respect to a Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of such Person.

        (cc)  "Restricted Stock" has the meaning set forth in the Company's 2005 Omnibus Incentive Compensation Plan.

        (dd) "Stock Option" means any option to purchase shares of Common Stock granted under a Company Incentive Plan.

        (ee) "Stock Unit" and "Stock Unit Account" have their respective meanings set forth in the Deferred Stock Compensation Program.

        (ff)  "Subsidiary" of a Person means a corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, owns (i) a right to 50% or more of the profits of such entity or (ii) securities having the power to elect 50% or more of the members of the board of directors or similar body governing the affairs of such entity.

        (gg) Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

Defined Terms	Section
Acquisition Proposal	7.2(h)
Affiliate Transaction	5.11
Agreement	Preamble
Alternative Acquisition Agreement	7.2(e)(iii)
Articles of Share Exchange	3.3
Board Actions	2.3(a)
Board Appointment Date	2.5(a)
Board of Directors	Recitals
Break-Up Fee	9.3(b)
Certificate	4.1(b)
Change of Recommendation	7.2(e)
Closing	3.2
Closing Date	3.2
COBRA	5.10(c)
Common Stock	Recitals
Company	Preamble
Company Benefit Plans	5.10(a)
Company Disclosure Documents	5.6(a)
Company Disclosure Schedule	Article V
Company Financial Advisor	5.20
Company Meeting Filings	7.3(b)
Company Permits	Section 5.8(e)
Company Proxy Statement	7.3(b)
Company SEC Documents	5.5(a)
Company Shareholder Meeting	7.3(a)

Defined Terms	Section
Compliance Plan	5.8(c)
Credit Facility	5.3(a)
Delisted	7.12
Dissenting Shares	4.1(b)
DOJ	7.4(b)
Effective Time	3.3
Environmental Laws	5.8(d)
ERISA	5.10(a)
ERISA Affiliate	5.10(c)
Exchange Act	2.1(a)
Exchange Fund	4.2(a)
Excluded Party	7.2(b)
Expiration Date	2.1(b)
Federal Health Care Programs	5.8(b)(i)
FTC	7.4(b)
GAAP	5.5(b)
Government Programs	5.9(a)
Hazardous Materials	5.8(d)
Health Care Information Laws	5.8(c)
Health Care Regulatory Laws	5.8(a)
Independent Incumbent Directors	2.5(b)
Interim Period	7.1
Intervening Event	7.2(e)
IRS	5.10(b)
KBCA	Recitals
Lien	5.4(c)
Material Contract	5.19(a)(xii)
Minimum Condition	2.1(c)
Non-U.S. Plans	5.10(f)
Notice Period	7.2(e)(i)
Offer	Recitals
Offer Documents	2.2(a)
Offer Price	Recitals
Outside Date	9.1(b)(i)
Paying Agent	4.2(a)
Public Shares	Recitals
Purchaser	Preamble
Purchaser Disclosure Schedule	Article VI
Recommendation	2.3(a)
Restraint	8.1(b)
ROFR Provision	7.2(e)(iii)
Rollover Agreements	Recitals
Rollover Shares	Recitals
Rule 14f-1	2.5(c)
Sarbanes-Oxley Act	5.5(a)
Schedule 13E-3	2.4(a)
Schedule 14D-9	2.3(b)
Schedule TO	2.2(a)
SEC	2.1(e)
Series A Preferred Stock	Recitals

Defined Terms	Section
Share Exchange	3.1
Share Exchange Consideration	4.1(b)
Shareholder Approval	5.4(a)
Software	5.16(g)
Solicitation Period End-Date	7.2(a)
Solicited Proposal	7.2(h)
Special Committee	Recitals
Superior Proposal	7.2(h)
Supporting Stockholders	Recitals
Systems	5.16(f)
Takeover Law	2.3(a)
Tax	5.14(b)
Tax Return	5.14(b)
Transactions	Recitals
Uncertificated Shares	4.1(b)
Voting Agreement	Recitals

ARTICLE II

THE OFFER

        Section 2.1    The Offer.

        (a)   Provided that this Agreement shall not have been terminated in accordance with Article IX, and that no event shall have occurred and be continuing that would result the failure to be satisfied of any of the conditions set forth in Annex A, Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer no earlier than September 22, 2010.

        (b)   The initial expiration date of the Offer shall be midnight (New York City time) on the later of (x) October 20, 2010 and (y) the date that is 20 business days from the date on which the Offer was commenced (determined as provided in Rule 14d-1(g)(3) under the Exchange Act) (the initial "Expiration Date" and any expiration time and date established pursuant to an extension of the Offer as so extended, also an "Expiration Date").

        (c)   The obligations of Purchaser to commence the Offer and accept for payment, and pay for, any Public Shares tendered pursuant to the Offer are subject only to (i) the conditions set forth in Annex A and (ii) the non-waivable condition that pursuant to the Offer, prior to the Expiration Date, there shall have been validly tendered and not properly withdrawn a number of Public Shares which constitutes at least a majority of the outstanding Public Shares (assuming the exercise of all outstanding Stock Options having an exercise price less than the Offer Price, and excluding from such calculation any Rollover Shares) (the "Minimum Condition"). The conditions to the Offer set forth in Annex A are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances (including any action or inaction by Purchaser; provided that nothing therein shall relieve any party hereto from any obligation or liability such party has under the Agreement) giving rise to such condition. The failure of Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

        (d)   Purchaser expressly reserves the right (i) to increase the Offer Price and (ii) to waive any condition to the Offer or modify the terms of the Offer, except that the Minimum Condition may not be waived and that, without the consent of the Company, Purchaser shall not (A) reduce the number of Public Shares subject to the Offer, (B) except as provided in Section 4.4, reduce the Offer Price, (C) add to the conditions set forth in Annex A or modify any condition set forth in Annex A in any manner adverse to the holders of Public Shares or (D) change the form of consideration payable in the Offer.

        (e)   Purchaser may in its discretion (i) extend the Offer for one or more consecutive increments of not more than ten business days each, if at any otherwise scheduled Expiration Date of the Offer any of the conditions to Purchaser's obligation to purchase Public Shares in the Offer are not satisfied or waived, (ii) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, or (iii) make available a "subsequent offering period" in accordance with Rule 14d-11 of the Exchange Act.

        (f)    Purchaser shall comply with the obligations respecting prompt payment and announcement under the Exchange Act, and, without limiting the generality of the foregoing, Purchaser shall accept for payment, and pay for, all Public Shares validly tendered and not withdrawn pursuant to the Offer promptly following the acceptance of such Public Shares for payment pursuant to the terms and subject to the conditions of the Offer and this Agreement. This paragraph shall not be deemed to impair, limit or otherwise restrict in any manner the right of Purchaser to terminate this Agreement pursuant to Article IX.

        Section 2.2    The Offer Documents.

        (a)   On the date of commencement of the Offer, Purchaser shall (i) file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, the "Schedule TO") and related Offer to Purchase, form of letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively, and including any supplements or amendments thereto, the "Offer Documents"), and (ii) cause the Offer Documents to be disseminated to the holders of Public Shares as and to the extent required by applicable Law. The Company shall promptly furnish to Purchaser in writing all information concerning the Company that may be required by applicable Law or reasonably requested by Purchaser for inclusion in the Offer Documents.

        (b)   Each of Purchaser and the Company agrees promptly to correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Purchaser shall cause the Schedule TO as so corrected, to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Public Shares, in each case, as soon as reasonably practicable and as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Purchaser shall provide the Company and its counsel with (i) any written comments or other communications, and shall inform them of any oral comments or other communications, that Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents, and (ii) a reasonable opportunity to participate in the response of Purchaser to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given). Purchaser agrees to use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Schedule TO or Offer Documents.

        Section 2.3    Company Actions.

        (a)   The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors, at a meeting duly called and held, has, based upon the unanimous approval and recommendation of the Special Committee, unanimously (with Messrs. Gronefeld and Le Blanc abstaining) (i) determined that it is advisable for Purchaser to acquire the Company on the terms and subject to the conditions set forth herein, (ii) determined that the terms of this Agreement and the Transactions, including the Offer and the Share Exchange, are fair to and in the best interests of the Company and its unaffiliated shareholders, (iii) approved and adopted this Agreement and the Transactions, including the Offer and the Share Exchange, in all respects and such approval constitutes approval of the Offer, this Agreement and the Share Exchange for purposes of the KBCA, (iv) resolved to recommend that holders of Public Shares accept the Offer, tender their Public Shares in the Offer and to the extent required, that the shareholders of the Company approve and adopt this Agreement and the Share Exchange (the "Recommendation") and (iv) taken all other actions necessary to exempt the Offer, the Share Exchange, this Agreement and the Transactions from any "fair price," "moratorium," "control share acquisition," "interested shareholder," "business combination," "affiliated transaction" or other form of anti-takeover Law ("Takeover Law") or, to the extent not exempted, to satisfy any applicable requirements thereof (clauses (i)-(iv), collectively, the "Board Actions"). The Company consents to the inclusion of such approval and Recommendation in the Offer Documents.

        (b)   On the date the Offer Documents are first filed with the SEC, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer containing the Recommendation (together with all amendments and supplements thereto, the "Schedule 14D-9") and shall cause the Schedule 14D-9 to be disseminated to the holders of Public Shares with the Offer Documents, in each case in a manner that complies with applicable Laws. The Company shall deliver copies of the proposed form of the Schedule 14D-9 to Purchaser within a reasonable time prior to the filing thereof with the SEC for review and comment by Purchaser and its counsel, and the Company shall give reasonable and good faith consideration to any comments made by Purchaser and its counsel. Each of the Company and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Public Shares, in each case as and to the extent required by applicable federal securities Laws. The Company shall provide Purchaser and its counsel with (i) any written comments or other communications, and shall inform them of any oral comments or other communications, that the Company, or its counsel, may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 and (ii) a reasonable opportunity to review and comment on any written or oral responses to such comments (to which reasonable and good faith consideration shall be given). The Company agrees to use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

        (c)   In connection with the Offer, the Company will promptly furnish Purchaser with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Public Shares as of a recent date and shall furnish Purchaser with such additional information and assistance (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Public Shares.

        Section 2.4    Schedule 13E-3.

        (a)   On the date of the commencement of the Offer, the Company and Purchaser shall file with the SEC, pursuant to and in accordance with Rule 13e-3 and Regulation M-A, a joint Rule 13e-3

Transaction Statement on Schedule 13E-3 with respect to the Transactions (together with all amendments and supplements thereto, the "Schedule 13E-3"); provided that, at its option, subject to applicable Law, Purchaser may include the Schedule 13E-3 in the Schedule TO included in the Offer Documents in which case the Company shall separately file a Schedule 13E-3 with respect to the Transactions on such date. Purchaser and the Company each agree to use reasonable best efforts promptly to respond to any comments of the SEC or its staff with respect to the Schedule 13E-3 filed by it and promptly to correct any information provided by it for use in any Schedule 13E-3 by Purchaser and/or the Company with respect to the Transactions if and to the extent that such information shall become false or misleading in any material respect or as otherwise required by applicable federal securities Laws. Each party shall take all steps necessary to amend or supplement the Schedule 13E-3 filed by it and to cause the Schedule 13E-3 filed by it, as so amended or supplemented, to be filed with the SEC, in each case as and to the extent required by applicable federal securities Laws. Each of Purchaser and the Company and its respective counsel shall be given reasonable opportunity under the circumstances to review and comment on the Schedule 13E-3 (including any amendments or supplements thereto) before it is filed with the SEC, and the party filing the applicable Schedule 13E-3 shall give reasonable and good faith consideration to any comment received from any party hereto. Purchaser and the Company shall each provide the other and their respective counsel with (i) any written comments or other communications, and shall inform them of any oral comments or other communications, such Person or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 13E-3 filed by it and (ii) a reasonable opportunity to review and comment on any written or oral responses to such comments (to which reasonable and good faith consideration shall be given). Purchaser and the Company each agree to use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Schedule 13E-3 filed by it.

        Section 2.5    Board of Directors and Committees; Section 14(f).

        (a)   At any time and from time to time from and after the Acceptance Time, and subject to Section 2.5(b), Purchaser shall be entitled to designate up to such number of directors, rounded up to the nearest whole number constituting at least a majority of the directors, on the Board of Directors as will give Purchaser representation on the Board of Directors equal to the product of the number of directors on the Board of Directors (giving effect to any increase in the number of directors pursuant to this Section 2.5) and the percentage of the Fully-Diluted Shares that are at such time held by the Purchaser Group, and the Company shall, upon request by Purchaser, promptly take all actions necessary, including, at the election of Purchaser (but subject to Section 2.5(b)), increasing the size of the Board of Directors or securing the resignation of such number of directors, to enable Purchaser's designees to be appointed to the Board of Directors and to cause Purchaser's designees to be so appointed (the date on which the majority of the Company's directors are designees of Purchaser that have been effectively appointed to the Board of Directors in accordance herewith, the "Board Appointment Date"). In addition, on the Board Appointment Date, subject to applicable Law and stock exchange listing standards, the Company will cause persons designated by Purchaser to constitute a majority of each committee of the Board of Directors, other than the Special Committee. For the avoidance of doubt, nothing contained in this Section 2.5(a) shall obligate Purchaser to require the Company to take any actions pursuant to this Section 2.5(a) or permit the Company to take any such actions other than at the request of Purchaser.

        (b)   Notwithstanding anything to the contrary contained in Section 2.5(a), the Company shall use all reasonable efforts to ensure that at least three of the members of the Board of Directors as of the date hereof who qualify as independent directors for purposes of the continued listing requirements of NASDAQ and SEC rules and regulations (such directors, the "Independent Incumbent Directors") shall remain members of the Board of Directors until the Effective Time. If the number of Independent Incumbent Directors is reduced below three prior to the Effective Time, the remaining Independent

Incumbent Directors (or if there is only one such director, that remaining director) shall be entitled to designate a person (or persons) to fill such vacancy (or vacancies), and each Independent Incumbent Director shall also designate a successor to ensure that there will always be at least one Independent Incumbent Director at all times prior to the Effective Time (provided each such person meets the independence requirements of the rules and regulations of the SEC and NASDAQ and, once any such person fills a vacancy, such director (or directors) shall be deemed to be an Independent Incumbent Director (or Independent Incumbent Directors) for purposes hereof). If no Independent Incumbent Directors remain prior to the Effective Time, a majority of the members of the Board shall be entitled to fill such vacancies (provided each such person meets the independence requirements of the rules and regulations of the SEC and NASDAQ and such director (or directors) shall be deemed to be an Independent Incumbent Director (or Independent Incumbent Directors) for purposes hereof). The provisions of this Section 2.5 are in addition to and shall not limit any rights that Purchaser or any of its Affiliates may have as a record holder or beneficial owner of shares of Common Stock as a matter of applicable Law with respect to the election of directors or otherwise.

        (c)   The Company's obligation to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder ("Rule 14f-1"). The Company shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under this Section 2.5. Without limiting the foregoing, if Purchaser exercises its right to appoint directors under this Section 2.5, and shall have provided the Company with the information required to be transmitted by the Company the holders of shares of Common Stock pursuant to Rule 14f-1 by no later than 24 hours prior to the filing of the Schedule 14D-9 with the SEC, the Company shall include all such information in the Schedule 14D-9.

        (d)   Prior to the Effective Time, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Purchaser or waiver of any of the Company's rights hereunder, or any amendment of this Agreement, or other action adversely affecting the rights of shareholders of the Company (other than Purchaser) to receive the Offer Price (except as permitted by the terms of this Agreement), will require the approval of the Special Committee, or if the Special Committee no longer exists, the approval of a majority of such Independent Incumbent Directors.

ARTICLE III

THE SHARE EXCHANGE

        Section 3.1    The Share Exchange.    At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the KBCA, Purchaser will acquire all outstanding Public Shares in accordance with the provisions of Section 11-020 of the KBCA, and with the effects provided in Section 11-060 of the KBCA (the "Share Exchange").

        Section 3.2    Closing.    The closing of the Share Exchange (the "Closing") shall take place at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York at 10:00 a.m., local time, on a date to be specified by the parties (the "Closing Date") which shall be no later than the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).

        Section 3.3    Effective Time.    As a part of the Closing, the Company and Purchaser shall cause articles of share exchange, in a form mutually agreeable to Purchaser and the Company (the "Articles of Share Exchange"), to be properly executed, acknowledged and filed with the Secretary of State of the Commonwealth of Kentucky in such form as is required by and executed in accordance the KBCA. The

Share Exchange shall become effective at the date and time specified in the Articles of Share Exchange (such time and date being referred to herein as the "Effective Time").

        Section 3.4    Directors.    The directors of the Company as of immediately prior to the Effective Time shall be the initial directors of the Company following the Share Exchange and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

        Section 3.5    Officers.    The officers of the Company as of immediately prior to the Effective Time shall be the initial officers of the Company following the Share Exchange and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

        Section 3.6    Further Assurances.    If at any time after the Effective Time the Company shall consider or be advised that any instruments or assurances or any other acts or things are necessary, desirable or proper to carry out the purposes of this Agreement, the Company and its proper officers and directors or their designees shall be authorized to execute and deliver all such instruments and assurances and to do all such other acts and things as may be necessary, desirable or proper to carry out the purposes of this Agreement.

ARTICLE IV

EXCHANGE OF SHARES; EXCHANGE OF CERTIFICATES

        Section 4.1    Effect on Capital Stock.    At the Effective Time:

        (a)    Treasury Stock and Purchaser Group-Owned Stock.    Each share of Common Stock and Series A Preferred Stock outstanding immediately following the Effective Time that is directly owned by the Company as treasury stock or by any member of the Purchaser Group shall remain issued and outstanding.

        (b)    Public Shares.    Each Public Share issued and outstanding immediately prior to the Effective Time (other than any Public Shares owned by shareholders, if any, who exercise dissenters rights in accordance with the KBCA (the "Dissenting Shares") shall be exchanged for the right to receive an amount of cash, without interest, equal to the Offer Price (the "Share Exchange Consideration"). At the Effective Time, all such Public Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time represented any such Public Shares (each, a "Certificate") or (ii) any such uncertificated Public Shares (collectively, the "Uncertificated Shares") shall cease to have any rights with respect thereto, except the right to receive the Share Exchange Consideration in accordance with the terms of this Agreement or, in the case of holders of Dissenting Shares, their rights under Subtitle 13 of the KBCA. The right of any holder of a Public Share to receive the Share Exchange Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

        (c)   If, after the Effective Time, a holder of Dissenting Shares fails to perfect or loses any right to payment under Subtitle 13 of the KBCA, each such Public Share of such holder shall be treated as a share that had been exchanged as of the Effective Time for the right to receive the Share Exchange Consideration in accordance with Section 4.1(b). The Company shall give prompt notice to Purchaser of any notices of intent to demand payment, demands for payment of fair value or other communications or actions received by the Company with respect to Public Shares, and Purchaser shall have the right to participate in and approve all negotiations and proceedings with respect thereto. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to, or settle or offer to settle, any such demands.

        Section 4.2    Exchange Fund.

        (a)    Paying Agent.    Prior to the Closing Date, Purchaser shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent hereunder (the "Paying Agent") and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or immediately subsequent to the Effective Time, Purchaser shall cause to be deposited (i) with the Paying Agent cash in an amount sufficient to pay the aggregate Share Exchange Consideration payable to holders of Public Shares pursuant to Section 4.1(b) hereof and (ii) with the Company, for the benefit of the holders of Stock Options, cash in an amount equal to any amounts ultimately required to be paid to the holders of Stock Options as a result of the actions taken by the Board of Directors pursuant to Section 4.3 (clauses (i) and (ii), collectively, the "Exchange Fund").

        (b)    Exchange Procedures.    As promptly as reasonably practicable after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of Public Shares (other than any Dissenting Shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates, if any, shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent and which shall otherwise be in customary form reasonably satisfactory to the Company and Purchaser) and (ii) instructions for use in effecting the surrender of the Certificates and the transfer of Uncertificated Shares in exchange for the Share Exchange Consideration. Each holder of record of Public Shares shall, (x) upon surrender to the Paying Agent of any such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, or (y) upon receipt of an "agent's message" by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, be entitled to receive in exchange therefor the amount of cash which the number of Public Shares previously represented by such Certificate or the Uncertificated Shares, as applicable, shall have been exchanged for the right to receive pursuant to Section 4.1(b), without any interest thereon and less any required withholding of Taxes, and any Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Public Shares which is not registered in the transfer records of the Company, payment of the Share Exchange Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered or the Uncertificated Shares so transferred is registered if any such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar Taxes required by reason of the payment of the Share Exchange Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares or establish to the reasonable satisfaction of Purchaser that such Tax has been paid or is not applicable. Until surrendered or transferred as contemplated by this Section 4.2(b), each Certificate and each Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Share Exchange Consideration which the holder thereof has the right to receive in respect of such Certificate or Uncertificated Shares pursuant to this Article IV.

        (c)    No Further Rights; Closing of Transfer Books.    All cash paid upon the surrender of Certificates or the transfer of Uncertificated Shares in accordance with the terms of this Article IV shall be deemed to have been paid in full satisfaction of all rights pertaining to the Public Shares formerly represented by such Certificates or Uncertificated Shares, as applicable. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Company of the Public Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Company or Purchaser for transfer, they shall be cancelled and exchanged for the proper amount pursuant to and subject to the requirements of this Article IV.

        (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Public Shares for 90 days after the Effective Time shall be delivered to the Company upon demand, and any former holders of Public Shares who have not surrendered their Public Shares in accordance with this Section 4.2 shall thereafter look only to the Company for payment of their claim for the Share Exchange Consideration, without any interest thereon, upon due surrender of their Public Shares.

        (e)    No Liability.    Notwithstanding anything herein to the contrary, none of the Company, Purchaser, the Paying Agent or any other person shall be liable to any former holder of Public Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Uncertificated Shares shall not have been surrendered prior to the date on which the related Share Exchange Consideration would, pursuant to applicable Law, escheat to or become the property of any Governmental Entity, any such Share Exchange Consideration shall, to the extent permitted by applicable Law, immediately prior to such time, become the property of the Company, free and clear of all claims or interests of any Person previously entitled thereto.

        (f)    Investment of Exchange Fund.    The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Purchaser; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Uncertificated Shares pursuant to this Article IV. Any interest and other income, net of any losses, resulting from such investments shall be paid to the Company.

        (g)    Lost Certificates.    In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser or the Paying Agent, the posting by such person of an indemnity agreement or, at the election of Purchaser or the Paying Agent, a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate an amount equal to the number of Public Shares represented by such lost, stolen or destroyed Certificate multiplied by the Share Exchange Consideration.

        Section 4.3    Effect of the Offer and the Share Exchange on Stock Options and Restricted Stock.

        (a)   Each Stock Option, whether or not then vested or exercisable, that is outstanding immediately prior to the Acceptance Time shall, as of immediately prior to the Acceptance Time, become fully vested and be cancelled and in exchange therefor be converted into the right to receive a payment in cash, payable in U.S. dollars and without interest, equal to the product of (i) the excess, if any, of (A) the Offer Price over (B) the exercise price per Common Stock subject to such Stock Option, multiplied by (ii) the number of shares of Common Stock for which such Stock Option shall not theretofore have been exercised; provided, that if the exercise price per share of any such Stock Option is equal to or greater than the Offer Price, such Stock Option shall be cancelled without any cash payment being made in respect thereof. The Company shall pay the holders of such cancelled Stock Options the cash payments described in this Section 4.3(a) on or as soon as reasonably practicable after the date on which the Acceptance Time occurs.

        (b)   Immediately prior to the Acceptance Time, (i) each award of Restricted Stock shall vest in full and (ii) subject to such vesting of such Restricted Stock, the holder thereof shall have the right to tender (or to direct the Company to tender on his or her behalf) such Restricted Stock then held into the Offer (subject to the requirements of any Rollover Agreements). To the extent any Public Shares that were formerly shares of Restricted Stock are not so tendered, upon the Effective Time, they shall be converted into the right to receive the Share Exchange Consideration in accordance with the procedures in Section 4.1(b).

        (c)   The Deferred Stock Compensation Program shall be terminated as of the Acceptance Time, and each Stock Unit Account that has not been fully-settled as of such time shall be settled via a lump sum payment in accordance with Section 7.3 of the program promptly following the Acceptance Time, but in any event by no later than the day immediately preceding the Closing Date. No additional Stock Units shall be credited to any Stock Unit Account following the termination of the Deferred Stock Compensation Program.

        (d)   The Company, the Company and Purchaser shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 4.3 such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, or local Tax Law, and the person making such deduction or withholding shall make any required filings with and payments to Tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

        (e)   The Board of Directors (or the appropriate committee thereof) shall take the actions necessary to effectuate the foregoing provisions of this Section 4.3.

        Section 4.4    Adjustments to Prevent Dilution.    In the event that the Company changes the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Offer Price and the Share Exchange Consideration shall be equitably adjusted.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed in the corresponding section of the disclosure schedules delivered by the Company to Purchaser concurrently with the execution of this Agreement (the "Company Disclosure Schedule"), it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is readily apparent on its face, the Company represents and warrants to Purchaser as follows:

        Section 5.1    Corporate Existence, Qualification.

        (a)   Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and assets and to carry on its business, except where the failure to have such power or authority would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect.

        (b)   Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation (or other legal entity) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect. The Company has made available to Purchaser complete and correct copies of the organizational or governing documents of the Company and each of its Material Subsidiaries, each as amended to date, and each as so made available is in full force and effect. Neither the Company nor any Subsidiary is in violation of its organizational or governing documents.

        Section 5.2    Capital Stock.

        (a)   The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, no par value share, of which 48,095 shares are designated as Series A Preferred Stock. As of September 3, 2010, (i) 29,419,016 shares of Common Stock were issued and outstanding, (ii) no shares of Common Stock were held in treasury or owned by a Subsidiary of the Company, (iii) (A) 225,000 shares of Common Stock were reserved for issuance pursuant to outstanding Stock Options and (B) no shares of Common Stock are reserved for issuance under the Deferred Compensation Stock Program, (C) 4,809,500 shares of Common Stock are reserved for issuance upon conversion of the Series A Preferred Stock, and (iv) 48,095 shares of Series A Preferred Stock were issued or outstanding. All outstanding shares of Common Stock, and all shares of Common Stock reserved for issuance as noted in clause (iii) of the foregoing sentence, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable, free of pre-emptive rights, and issued in accordance with the registration and qualification provisions of applicable securities Laws or pursuant to valid exemptions therefrom.

        (b)   Section 5.2(b) of the Company Disclosure Schedule sets forth (i) the name of each holder of a Stock Option together with the grant date, exercise price and the number of shares of Common Stock issuable upon exercise of each such Stock Option and (ii) the name of each recipient of an award of Restricted Stock that has not vested as of the date hereof together with the remaining vesting schedule for such award. No outstanding Stock Option or award of Restricted Stock was made pursuant to a form of award agreement that is not identified as an Exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

        (c)   Except as set forth in subsections (a) and (b) above, as of the date hereof, (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Common Stock that have become outstanding after September 3, 2010 upon exercise of Stock Options outstanding as of such date and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company is a party obligating the Company to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem, repurchase, or otherwise acquire any such shares of capital stock or other equity interests or (D) provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any Person (other than funds to or investments in a wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice).

        (d)   The Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or any of its Subsidiaries on any matter.

        (e)   Other than the Voting Agreement, there are no shareholder agreements, registration agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any preemptive rights with respect thereto.

        Section 5.3    Subsidiaries.

        (a)   Section 5.3 of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company. Section 5.3(a) of the Company Disclosure Schedule also sets forth the jurisdiction of organization and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries and any other Person of each of the Company's Subsidiaries. All equity interests (including partnership interests and limited liability company interests) of the Company's Subsidiaries have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. Except to the extent pledged to lenders under the Second Amended and Restated Credit Agreement, dated as of January 28, 2010, among the Company, the lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, General Electric Capital Corporation, Branch Banking and Trust Company and U.S. Bank National Association, as documentation agents, and J.P. Morgan Securities Inc. and Bank of America Securities LLC, as joint lead arrangers and joint book runners (the "Credit Facility"), all equity interests owned by the Company or its Subsidiaries are free and clear of Liens, other than restrictions imposed by applicable Law.

        (b)   Except for the Subsidiaries disclosed in Section 5.3(a) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other voting or equity securities or interests in any Person that is material to the business of the Company and its Subsidiaries, taken as a whole.

        (c)   There are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which any of the Subsidiaries is a party obligating any of the Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of any of the Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem, repurchase, or otherwise acquire any such shares of capital stock or other equity interests or (iv) provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any Person (other than funds to or investments in a wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice).

        (d)   None of the Company's Subsidiaries have outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or any of its Subsidiaries on any matter.

        (e)   There are no shareholder agreements, registration agreements, voting trusts or other agreements or understandings to which any of the Company's Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries or any preemptive rights with respect thereto.

        Section 5.4    Corporate Authority; No Violation; Enforceability.

        (a)   The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of Shareholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, the Offer, and the consummation by the Company of the Share Exchange and the other Transactions have been duly and validly authorized by the Board of Directors. Except for the approval, at a meeting of Company shareholders called for such purpose, of the Share Exchange and this Agreement by the affirmative vote of the holders (present at such meeting in person or by proxy) of a majority of the outstanding shares of Common Stock and a majority of the outstanding shares of Series A Preferred Stock ("Shareholder Approval"), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or the Offer or to consummate the Share Exchange or the other Transactions. The Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, at a duly held meeting has taken the Board Actions, and has not (as of the date hereof) rescinded the Recommendation.

        (b)   The execution, delivery and performance by the Company of this Agreement, the consummation of the Transactions by the Company and compliance with the provisions hereof by the Company do not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing and acceptance for record of the Articles of Share Exchange with the Secretary of State of the Commonwealth of Kentucky; (ii) compliance with the applicable requirements of the HSR Act or other applicable Antitrust Laws specified in Section 5.4(b) of the Company Disclosure Schedule; (iii) compliance with the applicable requirements of the Exchange Act including the filing of the Company Proxy Statement, the Schedule 13E-3 and the Schedule 14D-9; (iv) compliance with the rules and regulations of NASDAQ; and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate (A) have or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) prevent or materially delay the consummation of the Offer, the Share Exchange or any of the other Transactions or the Company's ability to observe and perform its material obligations hereunder.

        (c)   The execution, delivery and performance by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the provisions hereof by the Company will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to, or to a right of, termination, modification, cancellation, expiration or acceleration of any obligation or to the loss of any benefit under any (A) Contract or (B) Company Permit, (ii) result in the creation of any liens, claims, mortgages, encumbrances, pledges, hypothecations, assignments, deeds of trust, security interests, leases, charges, options, rights of first refusal, easements, servitudes, transfer restrictions, equities or charges of any kind (each, a "Lien") upon any of the properties or assets of the Company or any of its Subsidiaries, (iii) conflict with or result in any violation of any provision of the certificate or articles of incorporation or by-laws or other equivalent organizational document of the Company or any of its Material Subsidiaries or (iv) assuming that the consents and approvals referred to in Section 5.4(b) are duly obtained, conflict with or violate any applicable Laws, other than, in the case of clauses (i)(A), (ii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (d)   This Agreement has been duly and validly executed and delivered by the Company and, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

        Section 5.5    Reports and Financial Statements; Internal Control.

        (a)   The Company and its Subsidiaries have filed all forms, documents, statements and reports required to be filed by them with the SEC since January 1, 2008 (the forms, documents, statements and reports filed with the SEC since January 1, 2008, including any amendments thereto, the "Company SEC Documents"). As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof, the Company SEC Documents complied, and each of the Company SEC Documents filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, and the applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, none of the Company SEC Documents so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Document has been amended or superseded by a later Company SEC Document filed prior to the date hereof. The Company has made available to Purchaser correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2008 and prior to the date hereof. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

        (b)   The financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Documents fairly present the financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end auditing adjustments, none of which are expected to be material in nature or amount), and have been prepared in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Except as set forth in Section 5.5(b) of the Company Disclosure Schedule, the Company has not received any written advice or written notification from its independent certified public accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of the Company and its Subsidiaries, any properties, assets, liabilities, revenues or expenses in any material respect.

        (c)   Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any "extensions of credit" (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries.

        (d)   The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that the information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to management of the Company, including the principal executive officer and principal financial officer of the Company, as appropriate to allow timely decisions regarding required disclosure.

        (e)   During the twelve (12) months prior to the date hereof, (i) neither the Company nor any of its Subsidiaries have been advised of any significant deficiency in the design or operation of internal controls that could adversely affect the ability of the Company to record, process, summarize and report financial data, or any material weaknesses in internal controls, except for such significant deficiencies that have been remediated, and (ii) there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

        Section 5.6    Disclosure Documents.

        (a)   Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's shareholders in connection with the Share Exchange, the Offer and the other Transactions (the "Company Disclosure Documents"), including the Schedule 13E-3 filed by the Company, the Schedule 14D-9, and the Company Proxy Statement, if any, to be filed with the SEC in connection with the Share Exchange, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

        (b)   None of (i) the Schedule 13E-3 filed by the Company, the Schedule 14D-9 and the Company Proxy Statement, at the date each is filed with the SEC (in the case of the Schedule 13E-3 and the Schedule 14D-9), at the date each is first mailed to holders of Public Shares (in the case of the Company Proxy Statement) or at the time of the Company Shareholder Meeting (if such meeting is held) (other than as to information supplied in writing by Purchaser or any of its Affiliates (other than the Company and its Subsidiaries), expressly for inclusion therein, as to which no representation is made), (ii) any information provided by the Company for inclusion in the Offer Documents and the Schedule 13E-3 filed by Purchaser at the date each is filed with the SEC or (iii) any information incorporated by reference from, or based on information in, the Company SEC Reports, at the date each is filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Schedule 13E-3 filed by it, the Schedule 14D-9, the Company Proxy Statement and all related SEC filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto and any other applicable Law as of the date of such filing.

        Section 5.7    No Undisclosed Liabilities.    Except (a) as set forth or fully reserved against in the Company's consolidated balance sheets (or the notes thereto) for the quarter ended June 30, 2010 included in the Company SEC Documents filed prior to the date hereof, (b) for the Transactions, (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2010, and (d) liabilities that are not individually or in the aggregate material, neither the Company nor any Subsidiary of the Company has any liabilities or obligations required to be reflected or reserved in the Company's consolidated balance sheets in accordance with GAAP, whether or not accrued, absolute, contingent or otherwise and whether due or to become due, that would, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

        Section 5.8    Compliance with Law; Permits.

        (a)   To the knowledge of the Company, none of the Company or any of its Subsidiaries or any of their respective directors, officers, managers, employees, or agents has engaged in any conduct that is prohibited under, or fails to comply in any material respect with the requirements of, any Law, including any Law relating to health care regulatory matters, including (collectively, "Health Care Regulatory Laws"): (i) 42 U.S.C. §§ 1320a-7, 7a, and 7b, which are commonly referred to as the "Federal Fraud Statutes;" (ii) 42 U.S.C. § 1395nn, which is commonly referred to as the "Stark Statute;" (iii) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the "Federal False Claims Act;" (iv) 42 U.S.C. §§ 1320d through 1320d-8 and 42 C.F.R. §§ 160, 162 and 164, which are commonly referred to as the "Health Insurance Portability and Accountability Act of 1996" or "HIPAA;" (v) any state Law regulating the interactions with health care professionals and reporting thereof; or (vi) any federal, state or local Law relevant to false statements or claims including:

            (i)  making or causing to be made a false statement or representation of a material fact to any Governmental Entity; or

           (ii)  knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit, payment or registration.

        (b)   To the knowledge of the Company, none of the Company, or any of its Subsidiaries or any of their respective directors, officers, managers, employees, contractors or agents acting on their behalf:

            (i)  are or have been convicted of or charged or threatened with prosecution or under investigation by a Governmental Entity for any potential or actual violation of a Health Care Regulatory Law including any Law applicable to a health care program defined in 42 U.S.C. § 1320a- 7b(f)) ("Federal Health Care Programs");

           (ii)  are or have been convicted of, charged with, or investigated for any violation of Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or manufacture, storage, distribution or sale of controlled substances;

          (iii)  are excluded, suspended or debarred from, or have ever been excluded, suspended or debarred from, participation, or are otherwise ineligible to participate, in any Federal Health Care Program, any federal, state, or local governmental procurement or non-procurement program, or any other federal or state government program or activity;

          (iv)  have committed any violation of Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

        (c)   Without limiting the generality of the foregoing, to the knowledge of the Company, the Company and each of its Subsidiaries are in compliance in all material respects with all Laws with respect to matters relating to patient or individual health care information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, as amended, and any rules or regulations promulgated thereunder (collectively, the "Health Care Information Laws"). The Company and each of its Subsidiaries (i) have undertaken all necessary surveys, audits, inventories, reviews, analyses, or assessments (including any necessary risk assessments) on all areas required for material compliance under all Health Care Information Laws, (ii) have developed a plan for material compliance with all Health Care Information Laws (the "Compliance Plan") and (iii) have implemented those provisions of the Compliance Plan to ensure that such entity is and will remain in material compliance with all Health Care Information Laws.

        (d)   Without limiting the generality of the foregoing, to the knowledge of the Company, the Company and its Subsidiaries are, and have been since January 1, 2008 in compliance with Laws and regulatory guidance for protection and restoration of the environment (including ambient and indoor air, soil, surface water, groundwater and natural resources) and protection of human health from exposure to Hazardous Materials ("Environmental Laws"), and there are no circumstances that could reasonably be expected to prevent or interfere with such compliance in the future, except for non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. There has been no release of Hazardous Materials at or under any facility or real property currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company, any of its Subsidiaries or their respective predecessors, except as would not reasonably be expected to result, individually or in the aggregate, in a material liability. Except as set forth in Section 5.8(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received any written notice alleging non-compliance with or liability pursuant to Environmental Laws, and no claim, action, proceeding or investigation pursuant to Environmental Laws is pending or, to the knowledge of the Company, threatened, except as would not reasonably be expected to result in the Company or any Subsidiary incurring material liability. For purposes of this Section 5.8(d), "Hazardous Materials" means any substance, material or waste that is classified, characterized or regulated by any Governmental Entity as hazardous, dangerous, toxic, a pollutant or contaminant, or words of similar meaning and effect, or that forms the basis for liability under any Environmental Law, including petroleum and any fraction or byproduct thereof, asbestos, polychlorinated biphenyls, lead and lead-based paint, radiation and mold.

        (e)   The Company and its Subsidiaries and of their respective directors, officers, employees, agents, and, to the knowledge of the Company, contractors are in possession of all material franchises, tariffs, grants, authorizations, licenses, permits, accreditations, qualifications, rights, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as currently conducted or proposed to be conducted, including to perform under any material Contract that may be awarded to the Company or any of its Subsidiaries following the conclusion of any current bidding process (the "Company Permits"). All Company Permits are in full force and effect, the Company and its Subsidiaries are in compliance in all material respects with the terms of each Company Permit, and no Company Permit is subject to any pending or threatened proceeding to limit, condition, suspend, cancel, or declare such Company Permit invalid. None of the Company or any of its Subsidiaries or any of their respective directors, officers, managers, employees, or agents, and, to the knowledge of the Company, contractors has failed to comply in any material respect with any Company Permit. No holder of a Company Permit has received notice, (written or oral) that any such Company Permit is not in full force or effect or that any such Company Permit will not be renewable upon expiration following the fulfillment of routine renewal requirements and payment of routine filing fees by the Company or Subsidiaries, except where the failure of such Company Permit to be in full force or effect or to be renewed has not had and could not reasonable be expected to have a Company Material Adverse Effect. No Company Permit holder has been a party to or subject of any proceeding seeking to revoke, suspend or otherwise limit any registration. During the prior five (5) years, none of the Company or any of its Subsidiaries or any other Company Permit holder has received notice (written or oral) from any Governmental Entity that any of its properties, facilities, equipment, operations or business procedures or practices fails to comply in any material respect with any applicable Law or Company Permit.

        Section 5.9    Third Party Payers.

        (a)   The Company and any of its Subsidiaries that provide services that are reimbursed by Medicaid, Medicare or any other federal, state or other health care program sponsored, mandated or maintained by any Governmental Entity ("Government Programs") are party to a valid provider Contract for payment by such Government Programs for the services provided by the Company and its Subsidiaries. The Company and its Subsidiaries have timely filed with each Governmental Program all cost reports, including any interim cost reports, and any similar filings required to be filed by it under applicable Laws in connection with its operations, and all such cost reports or similar filings comply in all material respects with such Laws. Neither the Company nor any of its Subsidiaries has received any notice of any pending or possible investigation of, or loss of participation in any Government Program by the Company or any of its Subsidiaries. All billing practices by the Company and its Subsidiaries to all third party payers, including the Government Programs and private insurance companies, have been true, fair and correct in all material respects and in material compliance with all applicable Laws, regulations and policies of all such third party payers.

        (b)   The Company and its Subsidiaries have no material liabilities to any third party fiscal intermediary or carrier administering any Government Program, directly to the Government Programs or any Governmental Entity or to any other third party payer for the recoupment of any amounts previously paid to the Company or any Subsidiary by any such third party fiscal intermediary, carrier, Government Program or other third party payer. To the knowledge of the Company, there is no pending or threatened actions by any third party fiscal intermediary, carrier, Government Program or other third party payer to suspend payments to the Company or any Subsidiary.

        Section 5.10    Employee Benefit Plans.

        (a)   Section 5.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income

Security Act of 1974, as amended ("ERISA") (whether or not such plan is subject to ERISA), each bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity, severance, employment, change of control or material fringe or other material benefit or compensation plan, program, arrangement or agreement, whether written, or unwritten, formal or informal, that is sponsored, maintained, contributed or required to be contributed to by the Company or any of its Subsidiaries for the benefit of their current or former employees, officers, contractors or directors or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any material liability or obligation in respect of the Company's or any of its Subsidiaries' (including their predecessor entities' or any entity whose assets were partially or completely acquired by the Company or any of its Subsidiaries) current or former employees, officers, contractors or directors (collectively, the "Company Benefit Plans").

        (b)   The Company has heretofore made available to Purchaser true and complete copies of (i) each of the Company Benefit Plans and any related trust or funding agreement, (ii) each writing constituting a part of such Company Benefit Plan, including all amendments thereto and the most recent summary plan description distributed to participants, (iii) the most recent Annual Report (Form 5500 Series) and accompanying schedules and audit reports, if any, related thereto, (iv) the most recent determination letter from the Internal Revenue Service ("IRS") (if applicable) for such Company Benefit Plan, and (v) the most recent certified financial statement for each Company Benefit Plan for which such a statement is required or was prepared.

        (c)   (i) each of the Company Benefit Plans has been operated, funded and administered in all material respects in accordance with its terms and with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, and to the knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect the qualification of such Company Benefit Plan; (iii) no Company Benefit Plan is subject to Title IV of ERISA and the Company has never maintained or contributed to a plan subject to Title IV or ERISA; (iv) no Company Benefit Plan provides and neither the Company nor any of its Subsidiaries has any obligation to provide health or life insurance benefits (whether or not insured), with respect to current or former employees, officers, contractors or directors of the Company or any of its Subsidiaries (including any predecessor entities or any entity whose assets were partially or completely acquired by the Company or any of its Subsidiaries) beyond their retirement or other termination of service, other than coverage mandated by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or similar state Law ("COBRA"); (v) no liability under Title IV of ERISA or Sections 412 or 430 of the Code has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring a material liability thereunder; (vi) no Company Benefit Plan is nor do any of the Company or any of its Subsidiaries have any liability or obligation under or with respect to any "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA) or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other Person (with respect to whom the Company has an obligation to indemnify) has engaged in a transaction in connection with which the Company or any of its Subsidiaries could reasonably be expected to be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code; and (viii) neither the Company nor any of its Subsidiaries has any current or potential liability or obligation (including any indemnification obligation to any ERISA fiduciary) to or in connection with any "employee stock ownership plan" (as defined in Section 4975 of the Code) or any stock bonus plan intended to be qualified under Section 401(a) of the Code. "ERISA Affiliate" means any Person that is or at any relevant time was a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company or any of its Subsidiaries, or that is or at any relevant time was a member of the same "controlled group" as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

        (d)   Except as set forth on Section 5.10(d) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of the Company or any of its Subsidiaries (including any predecessor entities or any entity whose assets were partially or completely acquired by the Company or any of its Subsidiaries) to severance pay, unemployment compensation or any other compensatory payment or benefit, except as set forth on Section 5.10(d) of the Company Disclosure Schedule, or (ii) accelerate the time of payment or vesting or funding of, or increase the amount of any compensation or benefit due any such current or former employee, director, consultant or officer of the Company or any of its Subsidiaries (including any predecessor entities or any entity whose assets were partially or completely acquired by the Company or any of its Subsidiaries).

        (e)   Except as set forth in Section 5.10 of the Company Disclosure Schedule, no amount paid or payable (whether in cash or property or the vesting of property) by the Company or any of its Subsidiaries as a result of the consummation of the Offer, the Share Exchange or any of the other Transactions to any of its respective employees, officers, directors, stockholders or consultants under any Company Benefit Plans or otherwise, would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any indemnity or gross-up obligation for any Taxes imposed under Section 4999 or 409A of the Code.

        (f)    Any Company Benefit Plan sponsored, maintained, or contributed to outside of the United States ("Non-U.S. Plans") comply in all material respects with the applicable Laws of the relevant jurisdiction and the governing provisions of such plans. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened material litigation relating to any non-U.S. Plans. With respect to each non-U.S. Plan, the benefits to be provided thereunder have been paid and or properly reflected in the books and records of the Company.

        Section 5.11    Affiliate Transactions.    Except as set forth in Section 5.11 of the Company Disclosure Schedule, there are no Contracts or arrangements that are in existence as of the date of this Agreement under which the Company has any existing or future material liabilities or obligations between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (a) present officer or director of either the Company or any of its Subsidiaries or any person that has served as such an officer or director within the past four years or any of such officer's or director's immediate family members, (b) record or beneficial owner of more than 5% of the shares of Common Stock as of the date hereof, other than members of the Purchaser Group, or (c) to the knowledge of the Company, any Affiliate or associate of any such officer, director or owner (other than the Company or any of its Subsidiaries), in each case that is of a type that would be required to be disclosed in the Company SEC Documents pursuant Item 404 of Regulation S-K that has not been so disclosed (each, an "Affiliate Transaction"). The Company has made available to Purchaser copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date hereof providing for each Affiliate Transaction.

        Section 5.12    Absence of Certain Changes or Events.    Since June 30, 2010, except as set forth in Section 5.12 of the Company Disclosure Schedule or as otherwise required or contemplated by this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice, (b) there have not been any facts, circumstances, events, changes, effects or occurrences that, individually or in the aggregate, have had or would be reasonably expected to have a Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would be prohibited by Section 7.1 hereof.

        Section 5.13    Litigation.    Except as set forth in Section 5.13 of the Company Disclosure Schedule there are no (i) suits, complaints filed under seal, actions, claims, charges, or legal, administrative, arbitration, or other proceedings or governmental or regulatory audits, investigations or proceedings pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to the Company, its Subsidiaries or any of their respective properties or any of their officers, directors or employees in connection with such Person's relationship with or actions taken on behalf of the Company or its Subsidiaries, (ii) actions, suits, claims, complaints or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company, its Subsidiaries, or any of their respective properties or any of their officers, directors or employees in connection with such Person's relationship with or actions taken on behalf of the Company or its Subsidiaries, at Law or in equity, where the amount claimed is in excess of $500,000 or is unspecified, or (iii) orders against the Company, its Subsidiaries or any of their respective properties, or any of their officers, directors or employees in connection with such Person's relationship with or actions taken on behalf of the Company or its Subsidiaries. Section 5.13 of the Company Disclosure Schedule identifies all suits, complaints filed under seal, actions, claims, charges, or legal, administrative, arbitration, or other proceedings or governmental or regulatory audits, investigations pending or, to the knowledge of the Company, threatened, to which the Company or any of its Subsidiaries is a party, including those before any Governmental Entity, to the knowledge of the Company, that materially affects the business or assets of the Company or any of its Subsidiaries, none of which could reasonably be expected to have a Company Material Adverse Effect.

        Section 5.14    Tax Matters.

        (a)   Except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (iii) the U.S. federal income Tax Returns of the Company and each of its Subsidiaries through the Tax year ending December 31, 2005 have been examined and such examination has been closed (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired), (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of U.S. federal income Tax matters of the Company or any of its Subsidiaries, (vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, (vii) none of the Company or any of its Subsidiaries has been a "controlled corporation" or a "distributing corporation" in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof, (viii) neither the Company nor any of its Subsidiaries has engaged in any "listed transaction" within the meaning of Section 6011 of the Code and the Treasury regulations promulgated thereunder, (ix) neither the Company nor any Subsidiary of the Company (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or any combined or affiliated group or unitary group of taxpayers or (B) has any liability for the Taxes of any Person (other than the Company or any of its present or former Subsidiary) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local, foreign or provincial law), under any other provision of law imposing joint liability for Taxes or members of a consolidated, affiliated, combined or unitary group; or under any tax sharing agreement, tax indemnity agreement, or any other similar agreement.

        (b)   As used in this Agreement, (i) "Tax" or "Taxes" means any and all federal, state, local or foreign or provincial taxes, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, transfer, franchise, profits, inventory, capital stock, value added, ad valorem, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with or with respect thereto, whether disputed or not, and (ii) "Tax Return" means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

        Section 5.15    Labor Matters.

        (a)   Since January 1, 2008, there has not been any adoption, amendment or termination by the Company or any of its Subsidiaries of any collective bargaining or other labor union Contract to which the Company or any of its Subsidiaries is party or by which the Company or any of its Subsidiaries is bound that covers any employees of the Company or any of its Subsidiaries. None of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary, and no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification to the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other Governmental Entity. Since January 1, 2008, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

        (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (ii) no employee of the Company at the vice president level or above has given written notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries, (iii) to the knowledge of the Company, no employee or former employee of the Company or any of its Subsidiaries is in any respect in violation of any term of any employment Contract, nondisclosure agreement, common law nondisclosure obligations, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

        (c)   Except as set forth in Section 5.15(c) of the Company Disclosure Schedule, (i) each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health; and (ii) each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized.

        Section 5.16    Intellectual Property.

        (a)   Either the Company or one or more of its Subsidiaries owns or is licensed or otherwise possesses valid and enforceable rights to use, all Company Intellectual Property, free and clear of all Liens. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no pending or, to the knowledge of the Company, threatened claims by any Person alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise conflicted with the Intellectual Property of any person and (ii) the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated or otherwise conflicted with any Intellectual Property of any Person.

        (b)   The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve their rights in all Company Intellectual Property.

        (c)   Neither the Company nor any of its Subsidiaries has licensed any Company Intellectual Property owned by the Company and its Subsidiaries to any third party, nor has the Company or any of its Subsidiaries entered into any Contract limiting or imposing any obligation or condition on its right or ability to use, license, sell, distribute or otherwise exploit fully any of such Intellectual Property.

        (d)   Since January 1, 2008, there have been no settlements, forbearances to sue, consents, judgments or orders to which the Company or any of its Subsidiaries is a party or with respect to which such party is bound that (i) materially restrict the rights of the Company or any of its Subsidiaries to use, license, sell, distribute or otherwise exploit fully any Company Intellectual Property or (ii) permit third parties to use any Company Intellectual Property owned by the Company and its Subsidiaries other than on behalf of the Company and its Affiliates.

        (e)   The Company and its Subsidiaries are each in compliance in all material respects with its privacy policies and terms of use and with all applicable data protection, privacy and other Laws governing the collection, use, storage, distribution, transfer or disclosure (whether electronically or in any other form or medium) of any personal information or data. There has not been any notice to, complaint against, or audit, proceeding or investigation conducted or claim asserted with respect to the Company or any of its Subsidiaries by any person (including any Governmental Entity) regarding the collection, use, storage, distribution, transfer or disclosure of personal information, and none is pending, or to the knowledge of the Company, threatened (and to the knowledge of the Company, there is no basis for the same), except as has not resulted in, or would not reasonably be expected to result in, a Company Material Adverse Effect). To the knowledge of the Company, neither the Company nor any of its Subsidiaries has experienced any incident in which any personal information or data was or may have been stolen or subject to any unauthorized access or use that has resulted in, or could reasonably be expected to have a Company Material Adverse Effect.

        (f)    The computer software, hardware, firmware, networks, platforms, servers, interfaces, applications, web sites and related systems (collectively, "Systems") used by the Company or any of its Subsidiaries are sufficient for the current needs of the Company and its Subsidiaries in all material respects (including as to capacity and ability to process current and anticipated peak volumes in a timely manner), and, except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect, there have been no operational or continued failures, disruptions, substandard performance, failure, breakdowns, bugs or outages or other adverse events in the past eighteen (18) months affecting any of the Systems that have had, or could reasonably be expected to result in, any disruption to or adverse impact on the operation of any of the respective businesses of the Company or any of its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable steps to provide for the security, continuity and integrity of their Systems and the back-up and recovery of data and information stored or contained therein and to prevent and guard against any unauthorized access or use thereof, in each case in all material respects. To the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security thereof or other unauthorized access or use of any of the foregoing that have resulted in, or could reasonably be expected to have a Company Material Adverse Effect.

        (g)   No software owned or developed by or on behalf of the Company or any of its Subsidiaries ("Software") that is material to the business of the Company or any of its Subsidiaries is subject to any "copy left" or other obligation or condition (including any obligation or condition under any "open source" license) that could (i) require, or condition the use or distribution of, or access to, the Software, on the disclosure, licensing, or distribution of any source code for any portion of the Software or (ii) otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use, license, sell or distribute any Software in any material respect.

        Section 5.17    Property.    The Company and each of its Subsidiaries has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real and other properties and assets which are reflected on the most recent consolidated balance sheet of the Company as being owned by the Company or one of its Subsidiaries, except as have been disposed of in the ordinary course of business consistent with past practice and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which the Company is a party and under which it is in occupancy are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any lease or sublease to which it is a party, which defaults individually or in the aggregate have had or would reasonably be expected to have a Company Material Adverse Effect.

        Section 5.18    Insurance.    Section 5.18 of the Company Disclosure Schedule contains an accurate and complete list of all insurance policies owned, held by or applicable to the Company or any of its Subsidiaries. All such policies are valid and in full force and effect, and all premiums that are due and payable have been paid. No notice of denial of coverage, cancellation or termination has been received with respect to any such policies. Subject to annual renewal, such policies will remain in effect after the date hereof and the applicable limits under such policies have not been exhausted.

        Section 5.19    Material Contracts.

        (a)   Except as disclosed in Section 5.19 of the Company Disclosure Schedule, (a) neither the Company, nor any of its Subsidiaries is a party to, and (b) none of the Company, any of its Subsidiaries, or any of their respective properties or assets is bound by, Contracts that:

            (i)  are or would be required to be filed by the Company with the SEC pursuant to Item 601 of Regulation S-K under the Securities Act;

           (ii)  are with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, related to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole, or in which the Company owns more than a 20% voting or economic interest, or with respect to which the Company has obligations, including contingent obligations, of more than $1,000,000 in the aggregate;

          (iii)  relate to indebtedness for borrowed money, the deferred purchase price of property or service, any credit agreement, note, bond, mortgage, debenture or other similar instrument, any letter of credit or similar facilities, any agreement evidencing financial hedging or similar trading activities any obligation to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or any warrants, rights or options to acquire such capital stock, or any guarantee with respect to an obligation of any other Person;

          (iv)  relate to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including payment, indemnification, "earn-out" or other contingent obligations), that are still in effect and could reasonably be expected to result in payments in excess of $1,500,000 individually, or $3,000,000 in the aggregate;

           (v)  other than an acquisition subject to clause (iv) above, obligate the Company to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $1,000,000;

          (vi)  prohibit the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by any Subsidiary of the Company;

         (vii)  limit the ability of the Company or any Subsidiary to engage in any line of business or compete with any Person or otherwise conduct its business in any geographic area or during any period of time or which grant a right of first refusal or first negotiation;

        (viii)  would be required to be disclosed as a license of Company Intellectual Property in Section 5.16 of the Company Disclosure Schedule;

          (ix)  that are entered into in the ordinary course of the Company's business and would reasonably be expected to involve payments by the Company and its Subsidiaries in excess of $10,000,000 during any twelve month period after the date hereof;

           (x)  that are entered into other than in the ordinary course of the Company's business and would reasonably be expected to involve payments by the Company or any of its Subsidiaries in excess of $500,000 during any twelve month period after the date hereof;

          (xi)  the other party to which is a department or agency of a Governmental Entity, including the secretary, administrator, or other official thereof, or is any program operated by a Governmental Entity; or

         (xii)  are with third party payers, including Medicaid provider agreements, contracts for the provision of services to at-risk or troubled youth, management agreements, or other agreements with customers to the extent that such agreements would reasonably be expected to involve payments, to the Company and its Subsidiaries in excess of $25,000,000 during any twelve month period after the date hereof.

Each Contract of the type described in clauses (i) through (xii) above is referred to herein as a "Material Contract."

        (b)   Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable against the Company or its Subsidiary in accordance with its terms, (ii) to the knowledge of the Company, each Material Contract is valid and binding on the other parties thereto, is in full force and effect and enforceable against such other party in accordance with its terms, (iii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Material Contract, and (iv) neither the Company nor any of its Subsidiaries has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default or breach on the part of the Company or any of its Subsidiaries under any such Material Contract, and (v) neither the Company nor any of its Subsidiaries has received written notice from any other party to a Material Contract with respect to the termination, non-renewal or renegotiation in any material respects of the terms of, and otherwise has no knowledge that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of, any Material Contract.

        (c)   The Company has made available to Purchaser, as of the date of this Agreement, true, correct and complete copies of (including all amendments or modifications to), all Material Contracts.

        Section 5.20    Finders or Brokers.    No broker, investment banker, financial advisor or other person (other than Goldman Sachs & Co. (the "Company Financial Advisor")) is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered to Purchaser complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the persons to whom such fees are payable.

        Section 5.21    Opinion of Financial Advisors.    The Special Committee has received the opinion of the Company Financial Advisor, dated as of the date of this Agreement, to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the $13.25 in cash per Share to be paid to the holders (other than Purchaser, its affiliates and the holders of Rollover Shares) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

        Section 5.22    Anti-Takeover Provisions.    No Takeover Statute is applicable to the execution, delivery or performance of this Agreement, the Offer, the Share Exchange and the other Transactions. The Company does not have any stockholder rights plan in effect.

        Section 5.23    NASDAQ Compliance.    The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

        Section 5.24    No Additional Representations.    Except for the representations and warranties contained in this Article V, neither the Company nor any other Person acting on behalf of the Company, makes any representation or warranty, express or implied. The representations and warranties set forth in this Article V are made solely by the Company, and none of the Company Representatives, acting in their individual capacity, shall have any responsibility or liability related thereto.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Except as disclosed in the disclosure schedules delivered by Purchaser to the Company concurrently with the execution of this Agreement (the "Purchaser Disclosure Schedule"), it being agreed that disclosure of any item in any section of the Purchaser Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is readily apparent on its face, Purchaser hereby represents and warrants to the Company as follows:

        Section 6.1    Qualification; Organization.

        (a)   Purchaser is an entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Purchaser has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

        (b)   Purchaser is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, be reasonably expected to materially delay or prevent the consummation of the Transactions.

        Section 6.2    Authority; No Violation.

        (a)   Purchaser has all requisite power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the board of directors of Purchaser and no other proceedings on the part of Purchaser are necessary to authorize the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Purchaser, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

        (b)   The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transactions by the Purchaser and compliance with the provisions hereof by Purchaser do not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing and acceptance for record of the Articles of Share Exchange with the Secretary of State of the Commonwealth of Kentucky; (ii) compliance with the applicable requirements of the HSR Act or other applicable Antitrust Laws specified in Section 6.2(b) of the Purchaser Disclosure Schedule; (iii) compliance with the applicable requirements of the Exchange Act including the filing of the Schedule TO and the Schedule 13E-3 filed by it; (iv) as disclosed or required to be disclosed in the Company Disclosure Schedule; and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay consummation of the Transactions, or the Purchaser's ability to observe and perform its material obligations hereunder.

        (c)   The execution, delivery and performance by the Purchaser of this Agreement does not, and the consummation of the Transactions and compliance with the provisions hereof by the Purchaser will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any (A) Contract, or (B) permit, concession, franchise, right or license binding upon Purchaser, (ii) result in the creation of any Liens upon any of the properties or assets of Purchaser, (iii) conflict with or result in any violation of any provision of the certificate or articles of incorporation or by-laws or other equivalent organizational document of Purchaser or (iv) assuming that the consents and approvals referred to in Section 6.2(b) are duly obtained, conflict with or violate any applicable Laws, other than, in the case of clauses (i)(A), (ii) and (iv), as would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Transactions, or the Purchaser's ability to observe and perform its material obligations hereunder.

        Section 6.3    Disclosure Documents.    None of (a) the Schedule TO or the Offer Documents, at the date each is filed with the SEC (other than as to information supplied in writing by the Company and its Subsidiaries expressly for inclusion therein or based upon or incorporated by reference from the Company SEC Reports, as to which no representation is made) or (b) the information supplied or to be supplied by Purchaser or any of its Affiliates (other than the Company and its Subsidiaries) specifically for inclusion in the Company Proxy Statement, the Schedule 13E-3 filed by the Company or Schedule 14D-9 will, at the date each is filed with the SEC (in the case of the Schedule 13E-3 or the Schedule 14D-9), on the date each is first mailed to stockholders of the Company (in the case of the Company Proxy Statement), or at the time of the Company Shareholder Meeting (if such meeting is held), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        Section 6.4    Available Funds.    Purchaser has or will have as of the Acceptance Time and the Effective Time, respectively, sufficient cash or cash equivalents available, directly or through one or more Affiliates, to pay the aggregate Offer Price and the aggregate Share Exchange Consideration on the terms and conditions contained in this Agreement, and there is no restriction on the use of such cash or cash equivalents for such purpose.

        Section 6.5    Operations of Purchaser.    Purchaser has not conducted any business other than incident to its formation and in relation to this Agreement and the Transactions and the financing thereof.

        Section 6.6    Finders or Brokers.    Purchaser has not engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Offer or the Share Exchange or the other Transactions.

        Section 6.7    Certain Arrangements.    Other than the Rollover Agreements, there are no Contracts between Purchaser and any member of the Company's management or directors as of the date hereof that relate in any way to the Company or the Transactions.

ARTICLE VII

COVENANTS AND AGREEMENTS

        Section 7.1    Conduct of Business of the Company.    From and after the date hereof through the Effective Time (the "Interim Period"), except as set forth on Section 7.1 of the Company Disclosure Schedule or as expressly required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and (y) use commercially reasonable efforts to maintain and preserve intact its business organization, retain the services of its key officers and key employees and preserve the good will of its customers, suppliers, third party payers, landlords and other Persons with whom it has material business relationships in a manner consistent with past practices. Without limiting the generality of the foregoing, from and after the date hereof through the earlier of (i) such time as designees of Purchaser first constitute at least a majority of the Company's Board, and (ii) the Effective Time, and except as otherwise expressly contemplated by this Agreement or set forth in Section 7.1 of the Company Disclosure Schedule or as required by applicable Law or as otherwise explicitly required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser:

        (a)   amend or modify any provisions of its articles of incorporation or bylaws or equivalent organizational documents;

        (b)   do or effect any of the following actions with respect to its securities: (i) adjust, split, combine or reclassify any securities, (ii) make, declare or pay any dividend (other than dividends paid by direct or indirect wholly-owned Subsidiaries of the Company) or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any securities, (iii) grant any Person any right or option to acquire any securities, (iv) issue, deliver, pledge, dispose of or sell any securities (except pursuant to the exercise of the Stock Options outstanding on the date hereof) or (v) enter into any Contract with respect to the sale, voting, registration or repurchase of any securities;

        (c)   amend, modify or waive any rights under any outstanding Stock Options or awards of Restricted Stock;

        (d)   acquire by merging or consolidating with, or by purchasing a substantial portion of the assets, or capital stock of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof for a price in excess of $1,500,000 individually, or $3,000,000 in the aggregate;

        (e)   sell, grant a license in, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets (including real property) other in the ordinary course of business consistent with past practices;

        (f)    adopt a plan of complete or partial liquidation or dissolution;

        (g)   merge, consolidate, restructure, recapitalize or reorganize;

        (h)   enter into, or amend, modify, or terminate, or waive any rights under, any Material Contract;

        (i)    (i) incur, redeem, repurchase, prepay, defease, cancel or otherwise acquire, or modify any indebtedness for borrowed money, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for (x) borrowings under the Credit Facility that are made in the ordinary course of business consistent with past practice or (y) letters of credit, bankers' acceptance or similar facilities or other financing arrangements under the Credit Facility in the ordinary course of business, consistent with past practice, (ii) enter into hedge agreement or any other off-balance sheet structure or transaction, or (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

        (j)    hire any new employee with an annual base salary in excess of $200,000, or promote any employee to be an officer or member of senior management;

        (k)   increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director or independent contractor of the Company or its Subsidiaries, except for increases in the ordinary course of business consistent with past practices;

        (l)    adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company and its Subsidiaries, or take action to terminate the employment of any such employees that have an employment, severance or similar agreement or arrangement providing for the payment of any severance in excess of amounts generally provided to such employees;

        (m)  adopt, modify or increase the benefits under, or accelerate or settle the payment of benefits under, any Company Benefit Plan, other than modifications to the Company's and its Subsidiaries' group health or welfare plans in the ordinary course of business consistent with past practice;

        (n)   make any capital expenditure in excess of $1,000,000 not budgeted for in the Company Disclosure Schedule;

        (o)   change any of its personnel policies in any material respect or revalue any material assets of the Company or its Subsidiaries, other than as required by GAAP or other applicable Laws;

        (p)   fundamentally alter the businesses of the Company and its Subsidiaries;

        (q)   fail to maintain or renew its material existing insurance policies (or substantial equivalents) to the extent available at comparable rates or (ii) increase the premium on such policies or replacements thereof in excess of generally available market rates;

        (r)   (i) compromise, settle or agree to settle any pending or threatened suit, action, claim, obligation, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $1,000,000 in the aggregate, (ii) waive or assign any claims or rights of material value, (iii) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, knowingly fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which the Company or any of its Subsidiaries is a party or (iv) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, knowingly fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which the Company or any of its Subsidiaries is a party;

        (s)   (i) make, revoke, terminate or amend any election relating to Taxes, (ii) adopt any new policy, approach or method of accounting for Taxes, or (iii) modify, amend or change any method of accounting related to Taxes; or

        (t)    authorize, commit or agree to do any of the foregoing.

        Section 7.2    Solicitation.

        (a)   Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EDT) on the fortieth (40th) day after the date hereof (the "Solicitation Period End-Date"), the Company and its Representatives shall have the right (acting under the direction of the Special Committee) to: (i) initiate and solicit Solicited Proposals, including by way of providing access to non-public information (subject to entering into an Acceptable Confidentiality Agreement with each recipient); provided, that the Company shall promptly (and in any event within twenty-four (24) hours) provide to Purchaser any non-public information concerning the Company or its Subsidiaries that is provided or made available to any Person given such access which was not previously provided or made available to Purchaser; and (ii) enter into and maintain discussions or negotiations with respect to Solicited Proposals or any other proposals that could reasonably be expected to lead to a Solicited Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such requests, proposals, discussions or negotiations.

        (b)   Subject to Section 7.2(c) and except (in the case of clause (i) of this sentence) with respect to any Person who made a bona fide written Solicited Proposal received by the Special Committee prior to the Solicitation Period End-Date with respect to which the requirements of each of Sections 7.2(c)(i), (ii), (iii) and (iv) have been satisfied as of the Solicitation Period End-Date and thereafter continuously through the date of determination (any such Person, an "Excluded Party"), the Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly: (i) except to the extent permitted by Section 7.2(a), initiate, solicit, encourage or facilitate (including by way of providing information) the submission of any requests, inquiries, proposals or offers that constitute or could reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such requests, proposals, offers, discussions or negotiations or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal, or except as expressly permitted by Section 7.2(e), effect a Change of Recommendation, or enter into any merger agreement, letter of intent, agreement in principle, purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement as set forth in, and if permitted pursuant to, the provisions of Section 7.2(c)) or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Transactions or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing. Immediately after the Solicitation Period End-Date, the Company shall cease and cause its Subsidiaries and Representatives to terminate any solicitation, encouragement, discussion or negotiation or cooperation with or assistance or participation in, or facilitation of any such inquiries, proposals, discussions or negotiations with any Persons conducted heretofore by the Company, its Subsidiaries or their respective Representatives with respect to any Acquisition Proposal and request and instruct to be returned or destroyed all non-public information provided by or on behalf of any of them to such Person. Notwithstanding anything contained in Section 7.2 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as discussions or negotiations with respect to a Solicited Proposal made by such Excluded Party are terminated or if any such Solicited Proposal at any time fails to satisfy the requirements of any of Sections 7.2(c)(i), (ii), (iii) and (iv).

        (c)   Notwithstanding anything to the contrary contained in Section 7.2(b), if at any time following the date of this Agreement and prior to the Acceptance Time (i) the Company has received a written Acquisition Proposal from a third party that the Special Committee believes in good faith to be bona fide, (ii) such Acquisition Proposal did not result from a breach of this Section 7.2, (iii) the Person making the Acquisition Proposal has entered into an Acceptable Confidentiality Agreement with the Company, (iv) the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, and (v) the Special Committee concludes in good faith, following consultation with outside counsel, that such action is necessary for the Special Committee to act in a manner consistent with its fiduciary duties imposed by applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company shall promptly (and in any event within twenty-four (24) hours) provide Purchaser with any non-public information concerning the Company or its Subsidiaries provided or made available to such other Person which was not previously made available to Purchaser. For the avoidance of doubt, prior to the Acceptance Time, the Company shall in any event be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party for so long as such party remains an Excluded Party; and from and after the Acceptance Time no person shall be an Excluded Party.

        (d)   The Company shall keep Purchaser fully informed (orally and in writing) on a current basis (and in any event no later than within twenty-four (24) hours) at all times after the date hereof of the occurrence of any material developments, discussions or negotiations or of any modifications or proposed modifications to any Acquisition Proposal, indication, inquiry or request (including the terms and conditions thereof and of any modifications thereto), and any material developments, discussions and negotiations, including furnishing Purchaser with copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, the Company shall promptly (within twenty-four (24) hours) notify Purchaser in writing (i) in the event that the Company, its Subsidiaries or Representatives receives, whether before, on, or after the Solicitation Period End-Date (A) any Acquisition Proposal or written or oral indication by any Person that it is considering making an Acquisition Proposal, (B) any request for information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business or unrelated to an Acquisition Proposal or (C) any receipt of an amendment or proposed amendment to any Acquisition Proposal, and in each such case which notice shall indicate the identity of such Person and be accompanied by a copy of such Acquisition Proposal, inquiry or request (or, where no such copy is available, a detailed written description of such Acquisition Proposal, inquiry or request), including any modifications thereto and (ii) if it determines to provide information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 7.2(c). In addition, within forty-eight (48) hours after the Solicitation Period End-Date, the Company shall notify Purchaser, in writing, of the identity of each Excluded Party, if any, and shall notify Purchaser within twenty-four (24) hours after any Excluded Party ceases to be an Excluded Party. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement except for an Acceptable Confidentiality Agreement as permitted or required pursuant to Section 7.2, and neither the Company nor any of its Subsidiaries shall be party to any agreement that prohibits the Company from providing to Purchaser any information provided or made available to any other Person pursuant to an Acceptable Confidentiality Agreement. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement. The Company has not entered into any agreement prior to the date hereof, and will not enter into any agreement following the date hereof, that would prevent the Company from providing any information to Purchaser.

        (e)   Notwithstanding anything in Section 7.2(b)(ii) to the contrary, if (i) an event, fact, circumstance, development or occurrence (an "Intervening Event") that affects the business assets or operations of the Company that is unknown to the Special Committee as of the date of this Agreement becomes known to the Special Committee prior to the Acceptance Time or (ii) the Company receives an Acquisition Proposal which the Special Committee concludes in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Purchaser, the Special Committee may at any time prior to the Acceptance Time, if it determines in good faith, after consultation with outside legal counsel, that not taking such action would be inconsistent with the fiduciary duties of the Special Committee under applicable Law (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Purchaser, the Recommendation (a "Change of Recommendation"), and (y) only in the case of the foregoing clause (ii), approve or recommend such Superior Proposal, and/or (z) only in the case of the foregoing clause (ii), terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) shall be void and of no force or effect, unless at or concurrently with such termination the Company pays the Breakup Fee in full and otherwise complies with the provisions of Article IX; and provided, further, that the Special Committee may not withdraw, modify or amend the Recommendation in a manner adverse to Purchaser pursuant to the foregoing clause (x), approve or recommend any Superior Proposal pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless (A), in the case of clauses (y) and (z), such Superior Proposal did not result from a breach by the Company of this Section 7.2 and (B) in the case of clauses (x), (y) and (z):

            (i)  the Company shall have provided prior written notice to Purchaser of its intention to take any action contemplated in Section 7.2(e) at least four (4) calendar days (or at least two (2) Business Days, whichever is longer) in advance of taking such action (the "Notice Period"), which notice shall specify, as applicable, the details of such Intervening Event or the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of all of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the then-current form of the definitive agreements with respect to such Superior Proposal (the "Alternative Acquisition Agreement"); and

           (ii)  prior to effecting such Change of Recommendation, or, in the case of a Superior Proposal, approving or recommending such Superior Proposal or terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Purchaser in good faith (to the extent Purchaser desires to negotiate) to make adjustments in the terms and conditions of this Agreement.

In the event of any material revisions to the Superior Proposal, including any change in the Alternative Acquisition Agreement, the Company shall be required to deliver a new written notice to Purchaser and to again comply with the requirements of this Section 7.2(e) with respect to such new written notice. The Company agrees that any violation of this Section 7.2 by any Subsidiary or Representative of the Company shall be deemed a breach of this Section 7.2 by the Company.

        (f)    Nothing contained in this Section 7.2 shall prohibit the Special Committee from taking and disclosing to the Company's shareholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (other than any disclosure of confidential information to third parties prohibited by Section 7.2(d)) (provided, however, that any disclosure other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of the Recommendation shall be deemed to be a Change of Recommendation (including for purposes of Section 9.1(d)(ii)).

        (g)   The Company shall not take any action to exempt any Person (other than Purchaser and, at the request of Purchaser, its Affiliates) from any Takeover Law of any jurisdiction that may purport to be applicable to this Agreement or the Transactions or otherwise cause any restrictions therein not to apply.

        (h)   For purposes of this Agreement, (i) "Acquisition Proposal" means any inquiry, offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 15% of the consolidated assets of, equity interest in, revenues, income or businesses of, the Company or its Subsidiaries pursuant to a merger, consolidation or other business combination, recapitalization, reorganization, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, joint venture or liquidation, including any single or multi-step transaction or series of related transactions, in each case other than the Transactions, (ii) "Solicited Proposal" means an Acquisition Proposal with the references to "15%" in the definition of Acquisition Proposal deemed to be references to "75%", and (iii) "Superior Proposal" means any bona fide written Acquisition Proposal that the Special Committee determines in good faith, after consultation with its outside legal counsel and financial advisors (w) provides the Company's shareholders with consideration having a value per share of Common Stock that exceeds the Offer Price and the Share Exchange Consideration, (x) would result in a transaction, if consummated, that would be more favorable to the holders of shares of Common Stock and Series A Preferred Stock (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror, but excluding any interest of any member of Purchaser Group in owning the Company) than the Transactions, (y) is reasonably likely to be consummated in a timely manner (taking into account all legal, financial, regulatory and other relevant considerations), and (z) is not subject to a financing contingency and is made by a Person or group of Persons who have provided the Company with reasonable evidence that such Person or group has, or has firm underwritten commitments to obtain, sufficient funds to complete such Acquisition Proposal (in each case taking into account any revisions to this Agreement made or proposed in writing by Purchaser prior to the time of determination); provided, that for purposes of the definition of "Superior Proposal," the references to "15%" in the definition of Acquisition Proposal shall be deemed to be references to "75%".

        (i)    The Purchaser and the Purchaser Group waive and release the right of first refusal that the Purchaser and the Purchaser Group hold under Article VI.C.5(g) of the Company's Articles of Incorporation, as amended and restated to date, with respect to an Alternative Acquisition Agreement for a Superior Proposal that the Company enters into in accordance with, and subject to the terms and conditions of, clause (z) of Section 7.2(e).

        Section 7.3    Shareholder Meeting; Proxy Material.

        (a)   The Company shall take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholder Meeting") for the purpose of obtaining the approval of the Share Exchange and this Agreement by the shareholders of the Company in accordance with applicable Law and as provided in this Agreement as promptly as reasonably practicable following the Acceptance Time (or, if later, following the termination of the subsequent offering period, if any). The Company agrees that its obligation to duly call, give notice of, convene and hold the Company

Shareholder Meeting shall not be affected by a Change of Recommendation or by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

        (b)   Without limiting Section 7.3(a), in connection with the Company Shareholder Meeting, (i) the Company will as promptly as reasonably practicable following the Expiration Date, and in any event within five business days thereafter, prepare and file with the SEC a proxy or information statement relating to the Share Exchange and the Transactions (the "Company Proxy Statement") and (ii) each of the Company and Purchaser will as promptly as reasonably practicable following the Expiration Date, and in any event within five (5) Business Days thereafter, prepare and file any applicable amendments to the Schedule 13E-3 filed by it with the SEC (all filings made with the SEC pursuant to this sentence, the "Company Meeting Filings"). Each of Purchaser and the Company agrees to use reasonable best efforts promptly to respond to any comments of the SEC or its staff with respect to any Company Meeting Filing made by it and promptly to correct any information provided by it for use in Company Meeting Filing if and to the extent that such information shall become false or misleading in any material respect or as otherwise required by applicable federal securities Laws. Each party shall take all steps necessary to amend or supplement any Company Meeting Filing made by it and to cause the applicable Company Meeting Filing filed by it, as so amended or supplemented, to be filed with the SEC, in each case as and to the extent required by applicable federal securities Laws. Each of Purchaser and the Company and its respective counsel shall be given reasonable opportunity under the circumstances to review and comment on each Company Meeting Filing) (including any amendments or supplements thereto) before it is filed with the SEC, and the party filing the applicable Company Meeting Filing shall give reasonable and good faith consideration to any comment received from any party hereto. Each of Purchaser and the Company shall provide the others and their respective counsel with (x) any written comments or other communications, and shall inform them of any oral comments or other communications, such Person or its counsel may receive from time to time from the SEC or its staff with respect to any Company Meeting Filing made by it and (y) a reasonable opportunity to review and comment on any written or oral responses to such comments (to which reasonable and good faith consideration shall be given).

        Seciton 7.4    Efforts.

        (a)   Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Offer, the Share Exchange and the other Transactions, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Offer, the Share Exchange and the other Transactions. In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other applicable Antitrust Law with respect to the Transactions as promptly as practicable but in no event more than five (5) Business Days after the date hereof, (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods with respect to the approval of the Offer, the Share Exchange under the applicable Antitrust Laws; provided, that nothing contained in this Agreement shall obligate Purchaser: (a) to dispose, transfer or hold separate, or cause any of its Affiliates to dispose, transfer or hold separate any material assets or operations, or to commit or to cause any of the Company or the Subsidiaries to dispose of any material assets; (b) to discontinue or cause any of its Affiliates to discontinue offering any product or service, or to commit to cause any of the Company or the Subsidiaries to discontinue offering any product or service; or (c) to make or cause any of its Affiliates to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of any of the Company or the Subsidiaries, and the Company shall not agree, commit or consent to any of such restrictions with respect to itself or any of its Subsidiaries without the prior written consent of Purchaser.

        (b)   Purchaser and the Company shall, in connection with the efforts referenced in Section 7.4(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the Antitrust Laws, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of the status of matters related to the Transactions, including furnishing the other with any written notices or other communications received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; and (iii) permit the other party to review and consult with each other in advance of any communication given by it to, or any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding under Antitrust Laws by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Laws.

        (c)   In furtherance and not in limitation of the covenants of the parties contained in Sections 7.4(a) and (b) and subject to the proviso to the last sentence of Section 7.4(a), each party hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the Transactions contemplated by this Agreement under any Antitrust Laws.

        (d)   In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Share Exchange or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Purchaser and the Company shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

        Section 7.5    Takeover Law.    If any Takeover Law shall become applicable to the Offer, the Share Exchange or the other Transactions after the date of this Agreement, the Company and Purchaser and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Offer, the Share Exchange and the other Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate if possible, and otherwise to minimize, the effects of such Takeover Law on the Offer, the Share Exchange and the other Transactions.

        Section 7.6    Public Announcements.    Except as otherwise may be required by applicable Law or by stock exchange rule, regulation or listing agreement, Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Offer, the Share Exchange or the Transactions. Without limiting the generality of the foregoing, neither Purchaser nor the Company shall, and shall not permit any of their respective Representatives to, make any disclosure regarding the Offer, the Share Exchange or any of the Transactions unless (a) Purchaser and the Company shall have approved such disclosure or (b) such party shall have determined in good faith, after taking into account the advice of its outside legal counsel, that such disclosure is required by applicable Law or by stock exchange rule, regulation or listing agreement.

        Section 7.7    Indemnification and Insurance.

        (a)   From and after the Effective Time, Purchaser shall cause the Company to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in the respective articles or certificates of incorporation, bylaws or other organization documents or any written indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Share Exchange and shall continue in full force and effect in accordance with their terms. Furthermore, Purchaser and the Company agree to jointly and severally indemnify, defend and hold the current or former directors or officers of the Company and its Subsidiaries harmless from and against any claims, loss, damages or liabilities arising out of any action taken or omitted by them in such capacities in connection with the Transactions.

        (b)   From and after the Effective Time, in the event that Purchaser or the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its stock, properties or assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Purchaser or the Company, as the case may be, shall succeed to the obligations set forth in this Section 7.7.

        (c)   For six (6) years after the Acceptance Time, the Company shall maintain in effect the Company's current directors' and officers' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company's directors' and officers' liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Purchaser), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that the Company may substitute therefor policies with reputable and financially sound carriers providing at least the same coverage and amount and containing terms and conditions that are no less favorable to the covered persons; provided, further, that in satisfying its obligation under this Section 7.7(c), the Company shall not be obligated to pay more than 300% of the annual premiums currently paid by the Company for such insurance; provided, further, however, that in lieu of the foregoing insurance coverage, the Company may purchase "tail" insurance coverage that provides coverage with respect to occurrences prior to the Effective Time no less favorable than the coverage described above.

        (d)   The provisions of this Section 7.7 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise. Purchaser and the Company agree to cause any successor to the Company's business or assignee of this Agreement to assume the Company's obligations under this Section 7.7.

        Section 7.8    Access; Confidentiality.

        (a)   The Company shall afford to Purchaser, and to Purchaser's Representatives, access during normal business hours and on reasonable notice during the Interim Period to all of its and its Subsidiaries' properties, Contracts, books and records and to those officers, employees and agents of the Company to whom Purchaser reasonably requests access, and, during such period, the Company shall furnish, as promptly as practicable, to Purchaser all information concerning its and its Subsidiaries' business, properties, Contracts, assets, liabilities, personnel and financial information and other aspects of the Company and its Subsidiaries as Purchaser may reasonably request.

        (b)   All information received from the Company or its Representatives under Section 7.8(a) shall be subject to the Confidentiality Agreement. If any of the information or material furnished pursuant to this Section 7.8 includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges and this Agreement.

        Section 7.9    Notification of Certain Matters.    Each party hereto shall give prompt notice to the other of (a) any actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Offer, the Share Exchange or the other Transactions, or (b) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause the Minimum Condition, any condition to the Offer set forth in Annex A, any condition to the obligations of any party to effect the Share Exchange set forth in Article VIII or any condition to any of the other Transactions not to be satisfied or cause a Company Material Adverse Effect.

        Section 7.10    Rule 16b-3.    Prior to the Acceptance Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 7.11    Shareholder Litigation.    The Company shall give Purchaser the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Purchaser's prior written consent.

        Section 7.12    Stock Exchange Delisting.    From and after the Acceptance Time, the Company shall cooperate with Purchaser and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of NASDAQ to enable the delisting by the Company of the Common Stock from NASDAQ ("Delisted") and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the earlier of (i) the Effective Time and (ii) such time as the Company qualifies for an issuer-initiated delisting under applicable Laws and the rules and policies of NASDAQ.

        Section 7.13    Rule 14d-10(d) Matters.    Prior to the Acceptance Time and to the extent permitted by Law, the Company (acting through the Board of Directors, compensation committee or its independent directors, to the extent required) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by Purchaser, the Company or their respective Affiliates on or after the date hereof with any of the officers, directors or employees of the Company pursuant to which compensation is paid to such officer, director or employee to be approved as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(2) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

        Section 7.14    FIRPTA Certificate.    On the Closing Date, the Company shall provide to Purchaser an affidavit, dated as of the Closing Date, signed under penalty of perjury, and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(f) and Section 897 of the Code, so that Purchaser is exempt from withholding any portion of the aggregate Share Exchange Consideration under Section 1445 of the Code.

        Section 7.15    Employees.    Purchaser currently intends to continue the employment after the Effective Time of the Company's employees on the same terms and conditions as are currently in effect, including with respect to salaries, severance benefits and other compensation and employee benefits, exclusive of equity awards.

        Section 7.16    Leverage Ratio.    Purchaser agrees that as of the Effective Time (after giving effect to the Transactions), the amount of the Company's Net Funded Indebtedness, calculated on a pro forma basis to give effect to the Transactions as of the last day of the most recently ended fiscal quarter preceding the Effective Time, will not exceed 3.5 multiplied by the EBITDA for the most recently ended four consecutive fiscal quarters. In addition, for a period of two (2) years after the Effective Time, the Surviving Corporation will not incur indebtedness to fund cash dividends or distributions with respect to equity interests to, or purchases of equity interests from, its equity holders if and to the extent that the amount of the Company's Net Funded Indebtedness from all sources, calculated on a pro forma basis to give effect to such transactions as of the last day of the most recently ended fiscal quarter preceding the closing of such transactions, would exceed 3.5 multiplied by the EBITDA for the most recently ended four consecutive fiscal quarters.

ARTICLE VIII

CONDITIONS TO THE SHARE EXCHANGE

        Section 8.1    Conditions to Each Party's Obligation to Effect the Share Exchange.    The respective obligations of each party to effect the Share Exchange shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

        (a)   Shareholder Approval shall have been obtained;

        (b)   no Governmental Entity of competent jurisdiction shall have enacted, issued or entered any Law, restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition (a "Restraint") which remains in effect that prohibits, makes illegal, enjoins or prevents the Share Exchange, and all material foreign or domestic governmental consents, orders and approvals required for the consummation of the Share Exchange and the Transactions shall have been obtained and shall be in effect at the Effective Time and specifically including those consents, orders and approvals listed on Schedule 8.1(b); and

        (c)   the Acceptance Time shall have occurred.

        Section 8.2    Frustration of Closing Conditions.    Neither the Company nor Purchaser may rely, either as a basis for not consummating the Share Exchange or terminating this Agreement and abandoning the Share Exchange, on the failure of any condition set forth in Section 8.1, as the case may be, to be satisfied if such failure was caused in any material respect by such party's breach of any provision of this Agreement.

ARTICLE IX

TERMINATION; AMENDMENT; WAIVER

        Section 9.1    Termination.    This Agreement may be terminated and the Offer and the Share Exchange may be abandoned at any time prior to the Effective Time whether before or after receipt of Shareholder Approval):

        (a)   by mutual written consent of the Company and Purchaser;

        (b)   by either Company or Purchaser:

            (i)  if the Acceptance Time shall not have occurred within four months after the date hereof (the "Outside Date") unless the failure of the Acceptance Time to occur by such date is principally the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in this Agreement;

           (ii)  if any Restraint prohibiting, making illegal, enjoining or preventing the consummation of the Offer or the Share Exchange shall be in effect and shall have become final and nonappealable; or

          (iii)  the Offer expires without the occurrence of the Acceptance Time as a result of the failure of the Minimum Condition and/or one or more of the other conditions to the Offer set forth in Annex A.

        (c)   by the Company, prior to the Acceptance Time:

            (i)  if a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement shall have occurred which would prevent Purchaser from consummating the Transactions, and such breach is incapable of being cured by the Outside Date; provided, that the Company is not then in material breach of this Agreement; and

           (ii)  in accordance with, and subject to the terms and conditions of, clause (z) of Section 7.2(e).

        (d)   by Purchaser, prior to the Acceptance Time:

            (i)  if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than Section 7.2), which breach or failure to perform (A) would result in any of the events set forth in clause (c) or (d) of Annex A to occur, and (B) is not cured, or incapable of being cured, by the Company within ten (10) calendar days following receipt of written notice of such breach or failure to perform from Purchaser (or, if the Outside Date is less than ten (10) calendar days from the notice by Purchaser, is not cured, or is incapable of being cured, by the Company by the Outside Date); and

           (ii)  if (A) a Change of Recommendation shall have occurred, (B) the Company or the Special Committee shall (I) approve, adopt or recommend any Acquisition Proposal or (II) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal, (C) within three (3) Business Days of a written request by Purchaser for the Company to reaffirm the Recommendation following the date any Acquisition Proposal or any material modification thereto is first published or sent or given to the Company's shareholders, or otherwise the Company fails to issue a press release that reaffirms the Recommendation; (D) the Company or the Special Committee (or any committee thereof) shall authorize or publicly propose any of the foregoing; or (E) if the Company shall have breached or failed to perform any of its obligations under Section 7.2 hereof.

        Section 9.2    Effect of Termination.    If this Agreement is terminated and the Share Exchange is abandoned pursuant to Section 9.1, except (i) for the applicable provisions of this Article IX and Article X and (ii) with respect to any liabilities for Damages incurred or suffered as a result of the willful and material breach by any other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, or stockholders (or holders of other equity interests).

        Section 9.3    Fees and Expenses.

        (a)   Except that the filings fees and expenses incurred in connection with filings under Antitrust Laws and the filing, printing and mailing expenses associated with the Offer Documents, the Schedule 13E-3, the Schedule 14D-9 and the Company Proxy Statement shall be shared equally by Purchaser and the Company, all fees and expenses incurred in connection with this Agreement, the Offer, the Share Exchange and the other Transactions, shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Share Exchange is consummated.

        (b)   If this Agreement is terminated by Purchaser or the Company pursuant to Section 9.1(b)(i) or 9.1(b)(iii) and, following the date of this Agreement and at or prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made and within 12 months of the date of termination of this Agreement, the Company enters into a letter of intent, memorandum of understanding or definitive agreement with respect to or consummates an Acquisition Proposal (whether or not the same as that originally announced and whether or not with the same Person as that originally announced), then the Company shall make a nonrefundable cash payment to Purchaser in an amount equal to $13,695,273 (the "Break-Up Fee"). For avoidance of doubt, no payment other than the Break-Up Fee shall be made with respect to the expenses of the Purchaser.

        (c)   If this Agreement is terminated by (A) Purchaser pursuant to Sections 9.1(d)(i) or 9.1(d)(ii) or (B) the Company pursuant to Section 9.1(c)(ii), then the Company shall make a nonrefundable cash payment to Purchaser in an amount equal to the Break-Up Fee (in addition to any amount payable to Purchaser pursuant to Section 9.3), except that the Break-Up Fee shall instead be an amount equal to $9,130,182 if the Company terminates this Agreement pursuant to Section 9.1(c)(ii) in order to enter into a definitive agreement with an Excluded Party with respect to a Superior Proposal.

        (d)   Any fee payable pursuant to this Section 9.3 pursuant to a termination of this Agreement by the Company shall be paid prior to the time of, and as a condition to the effectiveness of, such termination; provided, that any fee payable pursuant to Section 9.3(b) shall be made prior to and as a condition to the entry into of the letter of intent, memorandum of understanding or definitive agreement with respect to the applicable Acquisition Proposal, or if no such document is entered into, the consummation of the applicable Acquisition Proposal. Any fee payable pursuant to this Section 9.3 pursuant to a termination of this Agreement by Purchaser shall be paid within two (2) Business Days following the date on which notice of termination is given.

        (e)   The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the Transactions and that, without these agreements, Purchaser would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 9.3, and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against the Company for any fee set forth in this Section 9.3, the Company shall pay to Purchaser its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE X

MISCELLANEOUS

        Section 10.1    No Survival of Representations and Warranties; Effect of Knowledge.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the occurrence of the Share Exchange. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. No representation or warranty of the Company contained in this Agreement shall be deemed to be untrue solely by reason of facts or circumstances that constitute or give rise to the untruth of such representation or warranty that were actually known to Robert M. Le Blanc on the date hereof.

        Section 10.2    Counterparts; Effectiveness.

        (a)   This Agreement may be executed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered (by telecopy, email or otherwise) to the other parties.

        (b)   Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Law relating to or enabling the creation, execution, delivery or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.

        Section 10.3    Governing Law.    This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof or thereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, applicable to contracts negotiated, made and performed in such State, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause or permit the application of the Laws of any jurisdiction other than the State of Delaware, except matters relating to the fiduciary duties of the Board of Directors of the Company, and internal corporate affairs of the Company (specifically including the corporate procedures applicable to the Share Exchange) shall be governed by the Laws of the Commonwealth of Kentucky.

        Section 10.4    Amendment.    This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors (in the case of the Company, acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of the Independent Incumbent Directors) at any time prior to the Effective Time, whether before or after approval of this Agreement by the Company shareholders; provided, however, that from the Acceptance Time until Shareholder Approval has been obtained, this Agreement may not be amended in a manner that would adversely affect the right of the Company's shareholders to receive the Share Exchange Consideration; and, provided, further, that, after Shareholder Approval has been obtained, no amendment may be made which under the KBCA requires the further approval of the Company's shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        Section 10.5    Specific Performance; Jurisdiction; Enforcement.

        (a)   The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Chancery Court of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) irrevocably submits itself to the personal jurisdiction of the Chancery Court of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the Chancery Court of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware); provided, however, that if the Company is required to commence a proceeding for judicial appraisal of Dissenting Shares such proceeding will be brought in the appropriate Circuit Court of the Commonwealth of Kentucky in accordance with the KBCA. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 10.5, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

        (b)   Each of the parties hereby consents to service being made through the notice procedures set forth in Section 10.7 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 10.7 shall be effective service of process for any suit or proceeding in connection with this Agreement or the Transactions.

        Section 10.6    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS.

        Section 10.7    Notices.    All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service; or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties), provided, that any communication delivered or sent on a day that is not a business day or after 6:00 p.m., New York City time, on a Business Day shall be deemed to have been delivered or sent on the next following business day; provided further, that the immediately preceding proviso shall not apply to any notification provisions herein set forth in terms of hours, which notifications shall be deemed to have been delivered or sent when actually delivered or sent:

  To Purchaser:

    c/o Onex Investment Corp.
    712 Fifth Avenue
    New York, New York 10019
    Telecopy: 212-582-0909
    Email: bobby@onex.com
    Attention: Robert M. Le Blanc

  with copies to:

    Kaye Scholer LLP
    425 Park Avenue
    New York, New York 10022
    Telecopy: 212-836-8211
    Email: jigreenberg@kayescholer.com
    Attention: Joel I. Greenberg

  To the Company:

    Res-Care, Inc.
    9901 Linn Station Road
    Louisville, Kentucky 40223
    Telecopy: 502-394-2164
    Email: rgeary@rescare.com
    Attention: Ronald G. Geary

  with a copy to:

    Frost Brown Todd LLC
    400 West Market Street, 32nd Floor
    Louisville, Kentucky 40202
    Telecopy: 502-581-1087
    Email: amacdonald@fbtlaw.com
    Attention: Alan K. MacDonald

        Section 10.8    Assignment; Binding Effect.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to any direct or indirect subsidiary of Onex Corporation or as security to any lender or financial institution providing financing for the Transactions but no such assignment shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall be enforceable by and shall inure to the benefit of the parties hereto and their respective successors and assigns.

        Section 10.9    Severability.    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        Section 10.10    Further Assurances.    The parties agree to execute and deliver to each other such other documents and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

        Section 10.11    Entire Agreement; Benefit.    This Agreement (including the exhibits and schedules hereto), the Voting Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to grant and does not grant standing to any person other than the parties except, following the Acceptance Time, for the provisions of Section 7.7. The representations and warranties set forth in Articles V and VI have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (b) have been qualified by reference to the Company Disclosure Schedule and the Purchaser Disclosure Schedule, each of which contains certain disclosures that are not reflected in the text of this Agreement; and (c) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.

        Section 10.12    Waiver.

        (a)   At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (c) waive compliance by any party with any of the agreements or conditions contained herein (other than the Minimum Condition). Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        (b)   The failure of any party hereto to exercise any rights, powers or remedies provided under this Agreement, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        Section 10.13    Headings.    Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 10.14    Interpretation.    When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "or" shall be deemed to mean "and/or." All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

[Signature Pages Follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ONEX RESCARE ACQUISITION LLC
By:	/s/ Robert M. Le Blanc
	Name:	Robert M. Le Blanc
	Title:	Managing Director
RES-CARE, INC.
By:	/s/ Steven S. Reed
	Name:	Steven S. Reed
	Title:	Director

[Signature Page to Share Exchange Agreement]

ANNEX A
CONDITIONS OF THE OFFER

THE CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH
IN THE AGREEMENT AND PLAN OF SHARE EXCHANGE TO WHICH THIS ANNEX A IS
ATTACHED

        Notwithstanding any other provisions of the Offer (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act), Purchaser (I) shall not be required to accept for payment or pay for any tendered Public Shares, and (II) may delay the acceptance for payment of or the payment for any tendered Public Shares on the terms set forth in the Agreement if (i) any applicable waiting period under the HSR Act shall not have expired or been terminated, (ii) any of the consents and approvals listed on Schedule 5.4 or which the Purchaser shall have reasonably determined are required in connection with the consummation of the Offer shall not have been obtained and be in effect, (iii) the Minimum Condition shall not have been satisfied or (iv) at any time on or after the date hereof and prior to the acceptance for payment of Public Shares, any of the following conditions shall have occurred and continue to exist:

        (a)   any Restraint is in effect prohibiting, making illegal, enjoining or preventing the acceptance for payment of, or the payment for, the Public Shares or otherwise prohibiting consummation of the Offer or the payment for, the Public Shares;

        (b)   there shall be instituted or pending any action or proceeding by any Governmental Entity seeking to restrain, prohibit or restrict the consummation of the Offer, the Share Exchange or any of the Transactions;

        (c)   (A) the representations and warranties of the Company set forth in Section 5.1(a) (as to the Company), Section 5.2, Section 5.3, Section 5.4(a), Section 5.4(c)(iii), Section 5.20, Section 5.21, or Section 5.22, shall not be true and correct in all respects when made and at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all respects only as of such time) and (B) all of the remaining representations and warranties of the Company set forth in this Agreement shall not be true and correct when made and at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time) except, with respect to this clause (B), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

        (d)   the Company shall have breached or failed to perform in any material respect any of its covenants or obligations to be performed or complied with by it under the Agreement prior to the Expiration Date;

        (e)   the Company shall have failed to deliver to Purchaser a certificate signed by an executive officer of the Company dated as of the date on which the Offer expires certifying that the conditions specified in the foregoing clauses (c) and (d) do not exist;

        (f)    since the date of the Share Exchange Agreement, any fact(s), circumstance(s), event(s), change(s), effect(s) or occurrence(s) shall have occurred, which has or have had, individually or in the aggregate, a Company Material Adverse Effect; or

        (g)   the Agreement shall have been terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances (including any action or inaction by Purchaser, provided that nothing herein shall relieve any party hereto from any obligation or liability such party has under the Agreement) giving rise to such condition or may be waived by Purchaser, in its sole discretion, in whole or in part at any time and from time to time, except for the Minimum Condition.

Annex B

PERSONAL AND CONFIDENTIAL

September 6, 2010

Special Committee of the Board of Directors
Res-Care, Inc.
9901 Linn Station Road
Louisville, Kentucky 40223

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than Onex ResCare Acquisition LLC ("Purchaser"), its affiliates and the holders of Rollover Shares (as defined in the Agreement (as defined below))) of the outstanding shares of common stock, no par value (the "Shares"), of Res-Care, Inc. (the "Company") of the $13.25 per Share in cash proposed to be paid to such holders pursuant to the Agreement and Plan of Share Exchange, dated as of September 6, 2010 (the "Agreement"), by and between Purchaser and the Company.

        The Agreement provides for a tender offer for all of the Shares (the "Tender Offer") pursuant to which Purchaser will pay $13.25 per Share in cash for each Share accepted. The Agreement further provides that, following completion of the Tender Offer, Purchaser will acquire each outstanding Share (other than Shares already owned by Purchaser and its affiliates) through a statutory share exchange pursuant to which each outstanding Share (other than Shares already owned by Purchaser and its affiliates) will be converted into the right to be paid $13.25 in cash (the "Share Exchange").

        Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, any of its affiliates, any of the affiliates and portfolio companies of Onex Corporation, an affiliate of Purchaser ("Onex"), and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction") for their own account and for the accounts of their customers. We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the "Special Committee") in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to Onex and its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as administrative agent with respect to a covenant amendment and debt repurchase for Sitel Worldwide Corporation, a portfolio company of Onex,

Securities and Investment Services Provided by Goldman, Sachs & Co.

(aggregate principal amount $760,000,000) in December 2008; as administrative agent with respect to an amendment to an existing bank loan credit agreement of Hawker Beechcraft Acquisition Company, LLC, a portfolio company of Onex, (aggregate principal amount $1,300,000,000) in December 2008; as joint bookrunner with respect to a public offering of 9,200,000 shares of common stock of Emergency Medical Services ("EMS Shares"), a portfolio company of Onex, in August 2009; as joint bookrunner with respect to a public offering of 9,200,000 EMS Shares in November 2009; as joint lead arranger with respect to a term loan financing of Hawker Beechcraft Acquisition Company, LLC (aggregate principal amount $200,000,000) in November 2009; as joint bookrunner with respect to the issuance of senior notes of SITEL, LLC, a portfolio company of Onex, (aggregate principal amount $300,000,000) in March 2010; and as dealer-manager with respect to a tender offer for outstanding debt securities of Hawker Beechcraft Acquisition Company, LLC (aggregate principal amount $300,000,000) in May 2010. We may also in the future provide investment banking services to the Company, its affiliates and Onex and its affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. may have co-invested with Onex and its affiliates from time to time and may have invested in limited partnership units of affiliates of Onex from time to time and may do so in the future.

        In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2009; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its shareholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Special Committee (the "Forecasts"). We have also held discussions with members of the senior management of the Company and the Special Committee regarding their respective assessments of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the human services industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us; and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Special Committee. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        We note that you have informed us that Purchaser and its affiliates beneficially own approximately 24.9% of the voting power represented by the issued and outstanding Shares and preferred shares of the Company and have certain rights under the Amended and Restated Articles of Incorporation of the Company, including a right of first refusal that would apply if the Company were to propose to sell itself to a third party unaffiliated with Purchaser.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $13.25 per Share in cash to be paid to the holders (other than Purchaser, its affiliates and the holders of Rollover Shares) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $13.25 per Share in cash to be paid to the holders (other than Purchaser, its affiliates and the holders of Rollover Shares) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Purchaser or the ability of the Company or Purchaser to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Tender Offer or how any holder of Shares should vote with respect to the Share Exchange or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $13.25 per Share in cash to be paid to the holders (other than Purchaser, its affiliates and the holders of Rollover Shares) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,
/s/ Goldman, Sachs & Co. (GOLDMAN, SACHS & CO.)

Annex C

Subtitle 13 of the Kentucky Business Corporation Act

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

  271B.13-010. Definitions for subtitle.

        As used in this subtitle:

        (1)   "Corporation" means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, "corporation" shall mean the surviving corporation.

        (2)   "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

        (3)   "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

        (4)   "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        (5)   "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (6)   "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (7)   "Shareholder" means the record shareholder or the beneficial shareholder.

  271B.13-020. Right to dissent.

        (1)   A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (a)   Consummation of a plan of merger to which the corporation is a party:

            1.     If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

            2.     If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

          (b)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c)   Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          (d)   Consummation of a plan of conversion of the corporation as provided for in KRS 275.376;

          (e)   An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

            1.     Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

            2.     Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

            3.     Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

            4.     Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

          (f)    Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

          (g)   Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (2)   A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

  271B.13-030. Dissent by nominees and beneficial owners.

        (1)   A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

        (2)   A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (a)   He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b)   He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

  271B.13-200. Notice of dissenters' rights.

        (1)   If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

        (2)   If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.

  271B.13-210. Notice of intent to demand payment.

        (1)   If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (a)   Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (b)   Shall not vote his shares in favor of the proposed action.

        (2)   A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

  271B.13-220. Dissenters' notice.

        (1)   If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

        (2)   The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

          (a)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c)   Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (d)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

          (e)   Be accompanied by a copy of this subtitle.

  271B.13-230. Duty to demand payment.

        (1)   A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

        (2)   The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        (3)   A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.

  271B.13-240. Share restrictions.

        (1)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

        (2)   The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

  271B.13-250. Payment.

        (1)   Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

        (2)   The payment shall be accompanied by:

          (a)   The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b)   A statement of the corporation's estimate of the fair value of the shares;

          (c)   An explanation of how the interest was calculated; and

          (d)   A statement of the dissenter's right to demand payment under KRS 271B.13-280.

  271B.13-260. Failure to take action.

        (1)   If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (2)   If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure.

  271B.13-270. After-acquired shares.

        (1)   A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

        (2)   To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280.

  271B.13-280. Procedure if shareholder dissatisfied with payment or offer.

        (1)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

          (a)   The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (b)   The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

          (c)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

        (2)   A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

JUDICIAL APPRAISAL OF SHARES

  271B.13-300. Court action.

        (1)   If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (2)   The corporation shall commence the proceeding in the Circuit Court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (3)   The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (4)   The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

        (5)   Each dissenter made a party to the proceeding shall be entitled to judgment:

          (a)   For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

          (b)   For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

  271B.13-310. Court costs and counsel fees.

        (1)   The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

        (2)   The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a)   Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

          (b)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

        (3)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

[ResCare Logo]

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

December 17, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

RES-CARE, INC.

The undersigned, a shareholder of RES-CARE, INC., a Kentucky corporation (“ResCare”), hereby revokes all previous proxies and appoints DAVID W. MILES and DAVID S. WASKEY, and each of them, the true and lawful attorneys and proxy holders with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the common shares of ResCare which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held at ResCare, 9901 Linn Station Road, 7th Floor, Louisville, Kentucky on December 17, 2010 at 10:00 a.m. local time, and at any adjournment thereof.

The undersigned hereby acknowledges receipt of a copy of the Notice of Special Meeting and Proxy Statement and a copy of both ResCare’s Annual Report on Form 10-K for the year ended December 31, 2009 and ResCare’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2010.

This proxy, when properly executed, will be voted in accordance with the directions given and as provided in the accompanying proxy statement. If no direction is given, this proxy will be voted FOR Proposal 1.

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PRELIMINARY COPY — SUBJECT TO COMPLETION

The Board of Directors of ResCare recommends a vote FOR Proposal 1.

1.                                       PROPOSAL TO APPROVE AGREEMENT AND PLAN OF SHARE EXCHANGE, dated September 6, 2010, between ResCare and Onex Rescare Acquisition, LLC (“Purchaser”), pursuant to which each outstanding share of ResCare common stock (other than shares held by the Purchaser, affiliates of Purchaser, officers of ResCare who have agreed to exchange their shares for equity of Purchaser and any shareholders who properly exercised dissenters’ rights under Kentucky law), will be converted into the right to receive $13.25 in cash.

☐ FOR	☐ AGAINST	☐ ABSTAIN

This proxy, when properly executed, will be voted as directed.  If no direction is made, this proxy will be voted FOR Proposal 1.

DISCRETIONARY AUTHORITY:  To vote with discretionary authority with respect to all other matters that may properly come before the meeting or any adjournments of the meeting.

AUTHORIZED SIGNATURES — This section must be completed for your vote to be counted — Date and Sign Below.

Please sign exactly as shares are registered. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature	Date

Signature, if held jointly.